   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1996.

                                                      REGISTRATION NO. 333-12735
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2


                               AMENDMENT NO. 2 TO


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              SIGNATURE INNS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                    Indiana
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)
                                      7011
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER
                                   35-1426996
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

          250 East 96th Street, Suite 450, Indianapolis, Indiana 46240
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)

John D. Bontreger, 250 East 96th Street, Suite 450, Indianapolis, Indiana 46240
                                 (317) 581-1111
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: JANUARY 15, 1997


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF            OFFERING PRICE PER        AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED               UNIT(1)         OFFERING PRICE(1)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
$  Cumulative Convertible Preferred Stock,
    Series A...............................        $20.00            $46,000,000         $15,703.45(1)
----------------------------------------------------------------------------------------------------------
Common Stock(2)............................
----------------------------------------------------------------------------------------------------------
Non-Cumulative Preferred Stock, Series One
  Purchase Rights(2).......................
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of computing the registration fee. The registration fee was calculated and paid at the time of the original filing of this Registration Statement based on an assumed offering of 3,795,000 shares of Common Stock at a maximum offering price of $13.00 per share.



(2) Such indeterminate number of shares as are issuable on conversion of the Preferred Stock, including such additional shares as may be issuable as a result of adjustments to the conversion price. Additionally, certain Non-Cumulative Preferred Stock, Series One Purchase Rights (the "Rights") will be evidenced by the certificates for the shares of Common Stock and trade automatically with the Common Stock. Any value attributable to the Rights will be reflected in the market price of the Common Stock.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 9(A), MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1996


PROSPECTUS


                                2,000,000 SHARES


                              SIGNATURE INNS, INC.


            $       CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A



    Dividends on the $    Cumulative Convertible Preferred Stock, Series A,
without par value (the "Series A Preferred Stock"), are cumulative from the date of original issuance and are payable on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1997. The Series A Preferred Stock has a liquidation preference of $20.00 per share. See "Description of Capital Stock -- Series A Preferred Stock."



    The Series A Preferred Stock is convertible at the option of the holder at any time, unless previously redeemed, into shares of Common Stock, without par value (the "Common Stock"), of Signature Inns, Inc. (the "Company") at an
initial conversion price of $     per share of Common Stock (equivalent to
shares of Common Stock for each share of Series A Preferred Stock converted), subject to adjustment upon certain events as described herein.



    Prior to this offering (the "Offering"), no Series A Preferred Stock has been outstanding, and there has been only a limited public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors considered in determining the initial conversion price.



    The Series A Preferred Stock is not redeemable prior to February 1, 2000, but will be redeemable on that date or thereafter for cash at the election of the Company, in whole or in part, at the prices set forth under "Description of Capital Stock -- Series A Preferred Stock."



    Application has been made for quotation of the Series A Preferred Stock on the NASDAQ National Market System under the symbol "SGNSP."


                      ------------------------------------


    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SHARES OF THE SERIES A PREFERRED STOCK OFFERED HEREBY.


                      ------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
            CRIMINAL OFFENSE.


---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                   PRICE TO          UNDERWRITING        PROCEEDS TO
                                                    PUBLIC           DISCOUNT(1)          COMPANY(2)
---------------------------------------------------------------------------------------------------------
Per Share....................................
---------------------------------------------------------------------------------------------------------
Total(3).....................................
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------




(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."



(2) Before deducting expenses payable by the Company estimated at $         .



(3) The Company has granted to the Underwriters options, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 300,000 additional shares of Series A Preferred Stock at the price to public less underwriting discount for the purpose of covering over-allotments, if any. If the Underwriters exercise those options in full, the total price to public, underwriting discount and total net proceeds to the Company will be
    $         $         and $         , respectively.


                      ------------------------------------


    The shares of Series A Preferred Stock are offered by the Underwriters subject to receipt and acceptance of the shares by them. The Underwriters reserve the right to reject any order in whole or in part. It is expected that delivery of the shares of Series A Preferred Stock will be made against payment therefor at the offices of McDonald & Company Securities, Inc. on or about
           , 1997.


MCDONALD & COMPANY
        SECURITIES, INC.
                             J.C. BRADFORD & CO.

                                                    THE OHIO COMPANY


            The date of this Prospectus is                   , 1997.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SERIES A PREFERRED STOCK OR THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Therefore, a prospective investor should read this Prospectus in its entirety.


     The information contained herein assumes (i) no currently outstanding options to purchase Common Stock of the Company will be exercised prior to the Offering, and (ii) no exercise of the Underwriters' over-allotment option. In addition, except where otherwise indicated, information in this Prospectus has been adjusted to reflect a 1-for-3.7 share reverse stock split to be effected by the Company prior to the Offering. Unless the context otherwise requires, the words "Company," "Signature Inns" or "Signature" refer to Signature Inns, Inc., together with its wholly-owned subsidiaries. The mark "Signature" is a registered trademark of Signature Inns, Inc.


     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in the "Risk Factors" section of this Prospectus.


     Market data relating to hotel operations used throughout this Prospectus were obtained from Smith Travel Research, other industry publications and internal guest surveys. Smith Travel Research has not provided any form of consultation, advice or counsel regarding any aspects of, and is in no way whatsoever associated with, the Offering. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The Company and the Underwriters have not independently verified this market data, and they make no representation as to the accuracy of such data. Similarly, the Company's internal guest surveys, while believed to be reliable, have not been independently verified.


                                  THE COMPANY

     The Company is a leader in the mid-price, limited service segment of the lodging industry, having developed its "Signature" concept to meet the specific needs of the business traveler. The Company became a pioneer in the mid-price, limited service segment with the opening of its first Signature Inn hotel in March 1981. During the last five years, Signature Inn hotels consistently have been ranked as one of the premier mid-price, limited service chains of hotels in terms of overall guest satisfaction, considering price, value, service and facilities. Signature Inn hotels ranked higher in overall customer satisfaction than every other mid-price hotel chain in the "moderately priced" group surveyed by Consumer Reports for its July 1994 issue, ahead of nationally recognized chains such as Hampton Inn, Comfort Inn and Courtyard by Marriott.

     The Company has operated primarily as a management company and has derived a substantial portion of its revenues from management and other fees paid by a group of 21 entities (the "Affiliated Entities") which own a total of 23 Signature Inn hotels (the "Initial Hotels") having a total of 2,747 guest rooms. The Initial Hotels are located in the states of Illinois (2), Indiana (13), Iowa
(1), Kentucky (2), Ohio (4) and Tennessee (1). The Company is a substantial equity owner in, and the general partner of, the Affiliated Entities, and it manages and franchises the Initial Hotels under agreements with the Affiliated Entities.

     The Company will become the sole owner of the Initial Hotels by purchasing interests in the Initial Hotels and in the Affiliated Entities in connection with the Offering. See "The Purchase Transactions." The Company believes that the consummation of the purchase transactions will provide several benefits. First, the purchase transactions will enhance the Company's ability to fund growth through internal cash flow generated by the consolidated properties. Second, the purchase transactions will simplify the Company's operating structure and systems, thereby providing the Company with administrative cost savings. Third, the Purchase Transactions will improve the Company's access to capital markets and its ability to gain additional financing by consolidating its operations and properties into a single financial entity.

     Signature Inn hotels are designed to attract business and leisure travelers who seek exceptional room quality and comfort at moderate room rates. Signature Inn hotels provide spacious, well appointed guest rooms, swimming pools, exercise facilities and a complimentary Breakfast Express(R) for their guests, as well as other amenities offered by full service hotels. However, unlike full-service hotels, Signature Inn hotels do not provide management-intensive facilities and services, such as restaurants or cocktail lounges. Because approximately 65% of Signature Inn guests are business travelers, the Company emphasizes services designed for the business traveler, such as large, in-room desks, voice mail and business centers.

COMPETITIVE STRENGTHS

     The Company believes that its primary competitive strengths include the following:

          Strong Regional Brand Identity. Since its inception in 1981, Signature has gained a strong regional brand awareness, as evidenced by its 15,000 Signature Club members and continuous RevPAR growth.

          Consistency and Quality of Services and Facilities. Signature Inn hotels provide their guests with "Legendary Service," Signature style facilities and specialized amenities that ensure uniform quality throughout the Signature chain.

          Experienced and Effective Hotel Management. Senior management of the Company has an average of 15 years of experience in the lodging industry, covering the entire spectrum of hotel development and operations including financing, site selection, construction and management.

          Special Marketing and Personal Sales Emphasis. The Company's success is, in part, due to the development of personal, "one-on-one" relationships with individuals responsible for travel arrangements of businesses and organizations and relationships with over 250 regional and national corporations.

GROWTH STRATEGY


     The Company intends to expand the Signature chain by constructing new hotels and by acquiring and converting other hotels. The Company intends to add hotels in markets outside the perimeter of its current six-state geographic base of operations as well as filling in markets within that base. The Company's management believes there are ample opportunities for growth and initially has identified 23 cities in 17 states as potential markets for expansion. The Company believes that capital from the Offering proceeds, internal cash flow and external financing will provide adequate funding over the next several years for the construction or conversion of two or more Signature Inn hotels annually.



     The Company currently has under construction an 81 room Signature Inn hotel in Carmel, Indiana which is expected to open in January 1997. The Company is also converting to a Signature Inn a 124 room hotel in Springfield, Illinois, and it expects to complete that conversion by May of 1997. In addition, the Company expects to begin development of a 75 room Signature Inn hotel on a site that it owns in Nashville, Tennessee, following the completion of the Offering. The Company has contracted to acquire a 120 room hotel in Louisville, Kentucky, and expects to acquire and convert it to a Signature Inn hotel by June of 1997. The Company believes that adding Signature Inn hotels in its current markets and in contiguous areas will lead to increases in occupancy in the Initial Hotels.


PERFORMANCE

     Signature's financial results reflect both the successful implementation of its business strategy and improvements in the lodging industry. During the period from 1991 through 1995, the Initial Hotels' aggregate revenue increased from $31.7 million to $38.6 million, a compound annual growth rate of 5.0%. Operating results for Signature Inn hotels in the first nine months of 1996 versus the same period of 1995 continued on a positive trend, with RevPAR and hotel revenues each increasing 1.8%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The following graphs depict the Signature Inn hotels' Occupancy, ADR and RevPAR performance versus its Comparable Group (the group of hotels identified by Signature's management as primary competitors of the Initial Hotels in their respective markets), which includes in most markets one or more nationally recognized chains such as Hampton Inns, Courtyard by Marriott, Comfort Inns, Holiday Inns and Fairfield Inns.

      Measurement Period          Comparable       Signature
    (Fiscal Year Covered)            Group           Inns
1991                             63.1              62.6
1992                             64.0              63.9
1993                             63.8              66.2
1994                             65.9              67.8
1995                             65.6              67.2

      Measurement Period          Comparable       Signature
    (Fiscal Year Covered)            Group           Inns
1991                             48.15             48.48
1992                             48.56             48.95
1993                             49.51             50.48
1994                             51.58             53.45
1995                             54.45             55.81

      Measurement Period          Comparable       Signature
    (Fiscal Year Covered)            Group           Inns
1991                             30.38             30.35
1992                             31.08             31.28
1993                             31.59             33.42
1994                             33.99             36.24
1995                             35.72             37.50

     From 1991 through 1995, the Initial Hotels achieved a compound annual growth rate of 3.6% in ADR and 5.4% in RevPAR while the Comparable Group achieved a compound annual growth rate of 3.1% in ADR and 4.1% in RevPAR.

     The principal executive offices of the Company are located at 250 East 96th Street, Suite 450, Indianapolis, Indiana 46240, telephone (317) 581-1111.

                                  THE OFFERING


Preferred Stock Offered....  2,000,000 shares of $          Cumulative
                             Convertible Preferred Stock, Series A, without par value (the "Series A Preferred Stock"). In addition, the Company has granted the Underwriters an option to purchase up to 300,000 additional shares to cover over-allotments, if any. See
                             "Description of Capital Stock -- Series A Preferred
                             Stock" and "Underwriting."



Dividends..................  $          annually per share, cumulative from the
                             date of issuance and payable quarterly, on January
                             15, April 15, July 15 and October 15 of each year, commencing April 15, 1997. See "Description of
                             Capital Stock -- Series A Preferred
                             Stock -- Dividends."



Liquidation Preference.....  $20.00 per share, plus all accrued and unpaid dividends. See "Description of Capital
                             Stock -- Series A Preferred Stock -- Liquidation."



Conversion.................  Convertible at the option of the holder at any time, unless previously
                             redeemed, into shares of Common Stock, without par value (the "Common Stock"), of the Company at an
                             initial conversion price of $          per share of
                             Common Stock (equivalent to           shares of
                             Common Stock for each share of Series A Preferred Stock converted), subject to adjustment upon certain events. See "Description of Capital
                             Stock -- Series A Preferred
                             Stock -- Convertibility."



Optional Redemption........  Redeemable on and after February 1, 2000, in whole or in part, at the election of the Company, at the redemption prices set forth herein, plus all accrued and unpaid dividends. See "Description of Capital Stock -- Series A Preferred
                             Stock -- Redemption."



Voting Rights..............  The Series A Preferred Stock will be nonvoting except that holders of the Series A Preferred Stock will have the right, together with the holders (if any) of other series of the Company's preferred stock, to elect two of the nine members of the Board of Directors of the Company if dividends on any series of the Company's preferred stock remain unpaid for six quarters. See "Description of Capital Stock -- Series A Preferred Stock -- Voting Rights."



Ranking....................  The Series A Preferred Stock will rank on a parity with other series of cumulative preferred stock that may be issued. No class of preferred stock senior to the Series A Preferred Stock may be authorized without the consent of the holders of two-thirds of the Series A Preferred Stock and of any other series of preferred stock of the Company ranking on a parity with the Series A Preferred Stock then outstanding. See "Description of Capital Stock -- Series A Preferred Stock -- Ranking."



Use of Proceeds............  The Company intends to use the net proceeds of this
                             Offering to (i) pay the $27.0 million cash portion of the purchase prices of the asset and limited partnership interest acquisitions described under "The Purchase Transactions" below; (1) (ii) pay $3.6 million of second mortgage indebtedness on certain of the Initial Hotels; (iii) pay the remaining balance of the Company's line of credit; and (iv) provide funds for the acquisition, development and renovation of, and working capital for, additional Signature Inn hotels in accordance with the Company's growth plan.


Proposed NASDAQ National
  Market System Symbol.....  SGNSP

---------------


(1) The balance of the purchase prices will be paid through the assumption or replacement of approximately $53.2 million of first mortgage indebtedness of the Initial Hotels.

                             SUMMARY FINANCIAL DATA

     The following table sets forth certain financial information of the Company, its wholly-owned subsidiaries and its consolidated partnerships and joint ventures and is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, the notes thereto and other financial, pro forma and statistical information included in this Prospectus.


                                            YEAR ENDED DECEMBER 31,            NINE MONTHS ENDED SEPTEMBER 30,
                                   -----------------------------------------   -------------------------------
                                                                     PRO                               PRO
                                                                  FORMA(1)                          FORMA(1)
                                    1993      1994      1995        1995        1995      1996        1996
                                   -------   -------   -------   -----------   -------   -------   -----------
                                   (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF INCOME DATA:
  Hotel revenues(2)..............  $ 9,227   $ 3,842   $ 3,470     $38,591     $ 2,688   $ 4,089    $  30,593
  Management and franchise
    fees.........................    2,569     3,022     3,127          --       2,405     2,380           --
                                   -------   -------   -------     -------     -------   -------      -------
    Total revenues...............   11,796     6,864     6,597      38,591       5,093     6,469       30,593
  Total operating expenses.......    9,484     4,686     4,414      26,384       3,309     4,365       20,908
                                   -------   -------   -------     -------     -------   -------      -------
    Operating income.............    2,312     2,178     2,183      12,207       1,784     2,104        9,685
  Interest expense...............    3,456     1,275       981       6,345         752       770        4,287
  Other income (expense).........      595       708       415         (62)        227       487          188
  Income taxes(3)................       --        --        --       1,900          --       150        1,900
  Extraordinary gains(4).........   21,314       495        --          --          --        --           --
                                   -------   -------   -------     -------     -------   -------      -------
    Net income...................   20,765     2,106     1,617       3,900       1,259     1,671        3,686
  Less preferred stock
    dividend.....................       --        --        --       3,400          --        --        2,550
                                   -------   -------   -------     -------     -------   -------      -------
  Net income applicable to common
    stock........................  $20,765   $ 2,106   $ 1,617     $   500     $ 1,259   $ 1,671    $   1,136
                                   =======   =======   =======     =======     =======   =======      =======
  Earnings per common share(5)...  $ (0.59)  $  0.92   $  0.77     $  0.24     $  0.60   $  0.79    $    0.54
                                   =======   =======   =======     =======     =======   =======      =======
  Weighted average number of
    common shares outstanding....      926     1,747     2,104       2,104       2,104     2,104        2,104
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Cash and cash equivalents......                                                        $ 1,944    $   4,237
  Total assets...................                                                         20,139      108,740
  Total debt.....................                                                         11,939       62,342
  Total shareholders' equity.....                                                          6,673       42,173
OTHER FINANCIAL DATA:
  EBITDA(6)......................  $ 4,363   $ 3,089   $ 3,093     $15,965     $ 2,481   $ 2,637    $  12,250
  Capital expenditures...........      484       126       130       1,786         104     2,042        3,478
  Cash provided (used) by:
    Operating activities.........    2,541     1,996     2,661                   2,387     2,580
    Investing activities.........     (694)    3,989      (462)                   (313)   (2,304)
    Financing activities.........   (2,501)   (5,169)   (1,619)                 (1,661)     (291)
  Ratio of earnings to fixed
    charges(7)...................     0.91      2.05      2.52        1.07        2.65      3.54         1.21
INITIAL HOTELS OPERATING DATA:
  Total hotel revenues...........  $34,508   $37,536   $38,591     $38,591     $29,927   $30,488    $  30,488
  Occupancy(8)...................    66.2%     67.8%     67.2%       67.2%       69.4%     68.2%        68.2%
  ADR(9).........................  $ 50.48   $ 53.45   $ 55.81     $ 55.81     $ 55.98   $ 57.97    $   57.97
  RevPAR(10).....................    33.42     36.24     37.50       37.50       38.85     39.54        39.54
  GOP%(11).......................    47.5%     48.5%     47.9%       47.9%       49.3%     48.2%        48.2%


---------------

 (1) The pro forma information was calculated assuming the completion of the Offering and the Purchase Transactions.

 (2) Hotel revenues during 1993, 1994, and 1995 include revenues from consolidated partnerships which own two hotels. For the nine-month period ended September 30, 1996, a third consolidated partnership which owns one hotel is included. Additionally, 1993 and 1994 hotel revenues include revenues from six Company-owned hotels which were sold during these periods; five were sold during 1993 and the sixth was sold in 1994.


 (3) As a result of available tax net operating loss carryforwards, the Company did not pay any federal income tax during the periods presented. At December 31, 1995, the remaining tax net operating loss carryforwards were $5.5 million. After the completion of the Offering, the Company will be limited to the annual use of approximately $900,000 of tax net operating loss carryforwards. Accordingly, income tax expense has been provided for in the pro forma financial statements to the extent income before income tax expense exceeds the limitation. See Note 5 to the Company's Consolidated Financial Statements included in this Prospectus.

 (4) The extraordinary gain from debt extinguishment in 1993 and 1994 resulted from the relinquishment of ownership of six hotels. See Note 4 to the Company's Consolidated Financial Statements included in this Prospectus.


 (5) Earnings per common share are computed using net income applicable to Common Stock before extraordinary gains on the basis of the weighted average number of common shares outstanding after giving effect to the 1-for-3.7 share reverse stock split. The effects of the assumed conversion of the Series A Preferred Stock are anti-dilutive and, accordingly, are not considered in the calculation of per common share earnings.


 (6) EBITDA is operating income plus the sum of interest income, other income, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles, and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by generally accepted accounting principles. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt.


 (7) The ratio of earnings to fixed charges is computed by dividing the sum of income before income taxes and extraordinary gains (adjusted for undistributed earnings of affiliated partnerships) and interest, by fixed charges. Fixed charges represent interest expense and preferred stock dividends increased to an amount representing the pre-tax earnings which would be required to cover the dividends. Prior to this Offering, the Company had not issued any preferred stock; accordingly, the historical ratios include no amounts with respect to preferred stock dividends.



 (8) Occupancy represents the average occupancy percentage calculated as total rooms sold divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.



 (9) ADR represents total room revenues (after discounts) divided by the total number of rooms sold.



(10) RevPAR represents the average occupancy percentage multiplied by the average daily room rate for the reported period.



(11) GOP% represents gross operating profit calculated as a percentage of hotel revenues. Gross operating profit is the sum of hotel revenues less hotel operating expenses, exclusive of insurance expenses, real estate taxes, management fees, interest, depreciation and taxes.

                                  RISK FACTORS

     Any person contemplating the purchase of the shares being offered hereby should fully and carefully consider the risk factors described below:

RISKS OF THE LODGING INDUSTRY

     The Company's business is subject to all of the risks inherent in the lodging industry. These risks include, among other factors, varying levels of demand for rooms and related services, adverse effects of general and local economic and market conditions (particularly in areas where the Company has a high concentration of Signature Inn hotels), changes in travel patterns, changes in governmental regulations that influence wages, prices or construction costs, changes in interest rates, the availability of credit and changes in real estate taxes and other operating expenses and the recurring need for renovations, refurbishment and improvements of hotel properties. Also, values of hotel properties are sensitive to changes in local market and economic conditions and to fluctuations in the economy as a whole. In addition, because of the high level of fixed costs required to operate hotels, certain significant expenditures cannot generally be reduced when circumstances cause a reduction of revenue. In addition to general risks that are associated with real property ownership and development, investments in limited purpose facilities, such as a hotel, typically involve greater risk than do investments in multi-purpose properties, some of which risks are as follows:

     Over-building. Over-construction of lodging facilities previously has resulted in an excess supply of available rooms. A period of over-building occurred in the 1980s, and the resulting over-supply of rooms adversely affected occupancy levels and room rates in the lodging industry. Although much of the over-supply of rooms has been absorbed largely as a result of the growth in demand during the past several years, there can be no assurance that an over-supply of rooms will not exist again in the future.

     Competition for Market Share. The operation of hotels is a highly competitive business. Each Signature Inn hotel is in competition with several hotels in its market area. These competitive hotels are of varying quality and size, may be part of national or regional chains and may have available to them greater financial resources than those available to the Company. However, there is no single competitor or small number of competitors which dominate the hotel industry. Demographic, economic or other changes in one or more markets could adversely affect the competitive status of the Company's hotels in those markets, which, in turn, would affect the overall operations of the Company. In addition, there can be no assurance that the opening of new competing hotels or the reduction of room rates in any particular market will not lead to greater competition for any or all of the Signature Inn hotels than presently exists.


     Requirements for Capital and Labor. Hotels are capital intensive. In order to remain competitive, hotel facilities must be continually maintained, modernized and refurbished. This increases the need for capital funds (whether from reserves, current cash flow or external financing) and thereby increases the sensitivity of the investment to the cost and availability of such funds. In addition, hotels are management and labor intensive and are especially susceptible to the impact of economic and other conditions outside the control of the hotel owner.


     Competition for Expansion Opportunities. The Company will compete for the acquisition of sites and hotels with entities which have greater financial resources than the Company. The recent recovery in the lodging industry and the resulting increase in funds available for hotel acquisition may cause an increase in hotel acquisition costs and greater competition for quality sites and existing hotels. The Company's inability to acquire desirable sites or facilities could impede the continued implementation of the Company's growth plans.

     Inflation. Inflationary pressures can increase operating expenses, including labor and energy costs, for the Company and its Signature Inn hotels above expected levels and beyond the Company's ability to pass such costs on to customers through increased room charges. Inflation can have secondary effects on occupancy rates by increasing the expense or decreasing the popularity of travel. Although the inflation rate has been low recently, it could increase significantly during the useful lives of the Company's hotels.

     Energy and Environmental Factors. Present and future regulations issued to meet federal or local anti-pollution standards, limitations on or rationing of gasoline usage, gasoline shortages or other effects of any future energy crisis or shortage of natural resources may adversely affect utilization of Signature Inn hotels by travelers or increase the cost of constructing and operating the Company's hotels, and thus affect adversely the Company's operations and its ability to meet its obligations. Further, environmental studies required to be performed by the Company in connection with the acquisition of properties in order to avoid potential liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Super Fund Amendments and Reauthorization Act of 1986, add to the costs and risks of acquisition of real estate sites generally.

     Uninsured or Underinsured Liability Risks. The Company may be exposed to potential liability arising from such matters as employment and property laws, labor difficulties and personal injuries. Many businesses, including those in the lodging industry, periodically have experienced increases in insurance costs while availability of coverage has decreased. Any such occurrence could render certain types of desired coverage unavailable at commercially reasonable rates, with the consequence that any related claims might then exceed coverage.

EXPANSION RISKS

     The Company's ability to expand depends upon a number of factors, including the selection and availability of suitable locations at acceptable prices, the hiring and training of sufficiently skilled management and other personnel and the availability of financing. There can be no assurance that desirable locations for acquisition or new development or financing will be available at all or on terms acceptable to the Company. Although the Company believes that it has adequate personnel and systems to accommodate its expansion plans, the Company's corporate management expenses will increase as the number of Signature Inn hotels grows, which could adversely affect the Company's financial performance. There can be no assurance that the Company's expansion plans will be executed successfully or that the nature of such expansion will not be modified to reflect future economic conditions. It can be expected that newly acquired or renovated Signature Inn hotels may differ from the Company's existing hotels in construction, number of rooms, room size, building configuration, signage and decor, and there can be no assurance that any such differences will achieve guest acceptance. The Company's inability to implement its expansion plans would limit the Company's ability to increase its revenues.

HOTEL CONSTRUCTION, CONVERSION AND RENOVATION RISK

     The Company intends either to acquire undeveloped land and construct new Signature Inn hotels or to purchase existing hotels and redevelop or renovate those hotels as Signature Inn hotels. The construction, conversion and renovation of hotels involves risks, including the possibility of construction cost over-runs and delays due to various factors (including regulatory approvals, inclement weather, labor or material shortages, and the availability of construction and permanent financing), market or site deterioration after acquisition or renovation, uncertainties as to market potential and the emergence of competition from unanticipated sources. See "Business -- Legal Proceedings" for a discussion of the Company's previous financial difficulties resulting, in part, from the unavailability of acceptable financing. Also, newly opened hotels (whether newly developed or renovated) begin with lower occupancy and room rates than established hotels. In addition, the Company will be entering new geographic markets and will be required to integrate those hotels and markets into the regional and national marketing programs developed by the Company. Although the Company will endeavor to manage its construction, acquisition and conversion activities so as to minimize these risks, there can be no assurance that new or renovated Signature Inn hotels will perform in accordance with the Company's expectations. Moreover, any unanticipated delays, expenses or disturbances of hotels being constructed or redeveloped could have an adverse effect on the results of operations and financial condition of the Company. Finally, as the number of the Company's hotels grows, the number of the Company's employees will increase substantially, requiring expansion of the Company's management resources. With the expansion of the scope and geographic areas of the Company's operations, there can be no assurance that the Company will be able to maintain the same high operating standards and efficiencies which it has achieved historically.

NUMBER AND GEOGRAPHIC CONCENTRATION OF THE COMPANY'S HOTELS

     Because of the limited number of operating Signature Inn hotels and its limited area of operations, the Signature Inn chain is not recognized nationally. Further, 13 of the Company's Initial Hotels, representing 57.1% of the Company's pro forma revenues for the nine months ended September 30, 1996, are located in Indiana, and five of those, representing 21.4% of the Company's pro forma revenues for that period, are located in the Indianapolis, Indiana metropolitan area. Therefore, the Company's results of operations and financial condition are substantially affected by economic conditions in Indiana (particularly Indianapolis).

RELIANCE UPON KEY PERSONNEL

     The Company will place substantial reliance on the knowledge and experience and continued services of John D. Bontreger, founder, President and Chief Executive Officer of the Company. The Company's future success and its ability to manage growth will depend in large part upon the efforts of Mr. Bontreger and on the Company's ability to attract and retain other highly qualified personnel. The loss of the services of Mr. Bontreger or the Company's inability to attract and retain other highly qualified personnel could adversely affect the results of operation and financial condition of the Company.

LEVERAGE AND AVAILABILITY OF FINANCING


     The Company's total long-term indebtedness (including current maturities) and shareholders' equity, as of September 30, 1996, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom and the Purchase Transactions, were $62.3 million and $42.2 million, respectively. See "Capitalization." Of such indebtedness, $20.4 million bears interest which is subject to interest rate adjustment during the next 12 months, and the Company's long-term indebtedness matures at various times between 1997 and 2016. The Company will incur additional indebtedness in connection with its expansion plans. While the Company will need to refinance certain of its long-term indebtedness from time to time, the Company expects that its operating cash flow and available financing will be sufficient to cover its obligations, including fixed charges, and the dividends payable on the Series A Preferred Stock. See "Risk Factors -- Expansion Risks." There can be no assurance, however, that additional financing will be available on terms acceptable to the Company or that refinancings will be completed successfully. The Company's bank credit facility and certain mortgage indebtedness agreements may, in certain circumstances, limit the Company's ability to incur indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Capital Resources and Liquidity." The Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control.



LIMITED PUBLIC TRADING MARKET FOR THE SHARES



     Immediately before the Offering, there was no public trading market for the Series A Preferred Stock, and the Company's Common Stock has not been actively traded in any established public trading market. Accordingly, the market values of the Series A Preferred Stock and of the Company's Common Stock are not readily ascertainable. As of the date of this Prospectus, there were approximately 4,800 holders of the Company's Common Stock. See "Price Range of Capital Stock."


VOLATILITY OF MARKET PRICE


     After completion of the Offering, the market price of the Series A Preferred Stock could be subject to fluctuations because of variations in quarterly operating results and other factors, such as changes in the market price of the Company's Common Stock, changes in general conditions in the economy, the financial markets or the lodging industry, natural disasters or other developments affecting the Company or its competitors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance, and these broad fluctuations may materially adversely affect the market price of the Series A Preferred Stock.

DETERMINATION OF OFFERING PRICE AND CONVERSION RATIO



     The public offering price and initial conversion ratio for the shares offered by this Prospectus have been determined by negotiations between the Company and the representatives of the Underwriters. The public offering price for the Series A Preferred Stock may not be indicative of any trading price of the Series A Preferred Stock after the Offering. See "Underwriting." There can be no assurance that an active trading market for the Series A Preferred Stock ultimately will develop and continue upon consummation of the Offering or that the price of the Series A Preferred Stock will not decline below the initial public offering price.



LIMITATIONS ON DIVIDENDS



     The Company's bank credit facility prohibits the Company from making a dividend payment on the Series A Preferred Stock if there exists a default (either matured or unmatured) thereunder, including a default upon one of a number of financial covenants such as the requirement that the Company maintain, for each calendar quarter, a ratio of earnings before interest, taxes, depreciation and amortization to debt service obligations and other fixed charges plus dividend payments on the Series A Preferred Stock of at least 1:1. The Company expects that any future credit arrangement will impose similar restrictions. The issuance by the Company of any additional preferred stock that ranks on a parity with the Series A Preferred Stock with respect to dividends would effectively reduce the amount of funds otherwise available for the payment of dividends on the Series A Preferred Stock. The Company does not currently anticipate issuing any such additional preferred stock.


SHARES AVAILABLE FOR FUTURE SALE


     No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price of the Series A Preferred Stock prevailing from time to time. Sales of substantial amounts of Series A Preferred Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Series A Preferred Stock. See "Shares Available for Future Sale" and "Underwriting."


CONFLICTS OF INTEREST BETWEEN THE COMPANY AND ITS AFFILIATED ENTITIES


     Transactional Conflicts. The Company will use a substantial portion of the net proceeds of the Offering to acquire ownership of all of the Initial Hotels. Each of those hotels currently is owned by an Affiliated Entity in which the Company acts as general partner and whose affairs the Company effectively controls through management and franchise agreements. By virtue of its dual position as the general partner of the selling Affiliated Entities and as the purchaser in the Purchase Transactions, the Company has conflicts of interest that could give rise to claims that the Company has breached its fiduciary duties to the Affiliated Entities and their respective limited partners in connection with the Purchase Transactions. The Company has endeavored to address these conflicts by engaging on behalf of the Syndicated Affiliated Entities (as defined under "The Purchase Transactions") a qualified, independent appraiser to appraise the fair market value of the hotel properties to be acquired in order to assist in the determination of the purchase prices to be paid by the Company. Further, the Company has endeavored to structure commercially reasonable sales pursuant to purchase agreements containing terms which are fair and reasonable both to the Company and to the Affiliated Entities, and has engaged independent counsel on behalf of the Affiliated Entities to negotiate the terms of the definitive hotel purchase agreements. Several investors in the Syndicated Affiliated Entities have questioned the fairness of the Purchase Transactions. One investor has demanded consideration for his limited partnership unit that exceeds the amount that he would receive in connection with the Purchase Transactions, and he has threatened to take legal action unless his demand is satisfied. The Company is unable to predict whether any legal action will be taken by this or any other investor.


     Continuing Relationship Conflicts. On completion of the Offering and the closing of the Purchase Transactions, one of the Signature Inn hotels will be owned by a partnership in which a third party owns an interest. A subsidiary of the Company, as the general partner of this partnership, will owe fiduciary duties to the third party, and may encounter conflicts between the interests of the Company and the third party. In such cases, the subsidiary and its management may not be free to act solely in the best interests of the Company and its shareholders.


CONTROL BY MANAGEMENT GROUP



     Management owns beneficially 860,682 shares of the Company's Common Stock, representing approximately 40.9% of the outstanding shares of Common Stock. See "Principal Stockholders." As a result of such ownership, the Company's management, although not owning a majority of the shares of Common Stock, owns a sufficient percentage of those shares to afford it substantial control over the operations and affairs of the Company.


COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that all Signature hotels are in compliance in all material respects with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the facilities, including changes to building codes and fire and life-safety codes, may occur. If the Company were required to make substantial modifications at its facilities to comply with the ADA or other changes in governmental rules and regulations, the Company's financial condition and ability to develop new facilities could be materially adversely affected.


                           THE PURCHASE TRANSACTIONS


     Each Signature Inn hotel is currently owned by a partnership in which the Company owns a substantial equity interest and acts as the general partner (the "Affiliated Entities"). Each hotel is operated by the Company under management and franchise agreements. Seventeen hotels are owned by Affiliated Entities each of which has 20 or more limited partners (the "Syndicated Affiliated Entities"), and six of the hotels are owned by Affiliated Entities each of which has one limited partner (the "Joint Ventures"). The Company will purchase all of the hotel properties owned by the Syndicated Affiliated Entities and will acquire all of the limited partnership interests in the Joint Ventures, except for the Joint Venture that owns the Carmel, Indiana hotel. The purchases of the hotel properties and partnership interests are referred to collectively as the "Purchase Transactions." The Company's obligation to consummate the Purchase Transactions is subject to a number of conditions, including a financing condition which contemplates the satisfactory completion of the Offering.

     The aggregate purchase price to be paid by the Company in the Purchase Transactions is $83.8 million. Of that amount, $27.0 million will be paid in cash at the time of closing from the net proceeds of the Offering, and $3.6 million will be used to pay off outstanding second mortgage indebtedness on three of the Initial Hotels. The $53.2 million balance of the purchase price will be paid through the assumption or replacement by the Company of outstanding first mortgage debt on the Initial Hotels.

REAL ESTATE PURCHASE TRANSACTIONS WITH SYNDICATED AFFILIATED ENTITIES

     The purchase prices to be paid to the Syndicated Affiliated Entities are supported by written appraisals of the related hotel properties. The appraisals have been issued by a nationally recognized, qualified and independent appraisal firm. The Company has entered into a binding Asset Purchase Agreement with each Syndicated Affiliated Entity, under the terms of which the Company will acquire an undivided fractional interest in the real estate, improvements, fixtures, furnishings, furniture, equipment and all other tangible and intangible personal property comprising the hotel properties. The fractional interest to be acquired by the Company in the assets of each Syndicated Affiliated Entity will be proportionate to the aggregate percentage of all limited partnership interests in such entity. Immediately following the Purchase Transaction with each Syndicated Affiliated Entity, the entity will be dissolved, and the remaining fractional interest in the entity's assets will be distributed, in-kind, to the Company. The effect of the Purchase Transactions and the subsequent dissolution of the Syndicated Affiliated Entities, with the associated distributions of all remaining partnership assets, will be to convey to the Company ownership of 100% of the hotel properties previously owned by the Syndicated Affiliated Entities.

     Under the terms of the Company's limited partnership agreement with each Syndicated Affiliated Entity, the Company is required to obtain consents from the holders of a majority of the limited partnership interests in order to consummate the Purchase Transactions. The Company solicited such consents by means of the distribution to each limited partner of a Solicitation and Information Statement and a form of Irrevocable Consent. The solicitation was successful, and holders of a majority of the limited partnership interests in each of the Syndicated Affiliated Entities have consented to the Purchase Transactions.

PURCHASES OF LIMITED PARTNERSHIP INTERESTS OF THE JOINT VENTURES


     The purchase price for each Joint Venture interest was determined through direct, arm's-length negotiations between the Company and its Joint Venture partner. The Company and its Joint Venture partners have entered into binding agreements under the terms of which the Company will purchase 100% of the partnership interests of each partner. Three of the Joint Ventures will be dissolved immediately after the Purchase Transactions. The existence of the other two Joint Ventures will be continued in order to avoid the necessity of refinancing the mortgage indebtedness on their respective hotel properties. The effect of the Purchase Transactions will be to convey to the Company ownership or control of 100% of the hotel properties previously owned by the Joint Ventures.


BENEFITS OF THE PURCHASE TRANSACTIONS

     The Company believes that the consummation of the Purchase Transactions will serve to streamline its operations and enhance its revenues. By replacing the current system of 21 legally distinct and separate operating entities with a simplified, unified Company-owned hotel structure, the Company expects to:

          - Retain earnings from hotel operations to fund future growth, rather than paying all cash available for distribution to partners under the current partnership agreements;

          - Enhance its ability to access the capital markets for the purpose of obtaining financing for new hotels and for refinancings of existing hotels;

          - Achieve combined revenues which will afford greater income stability and predictability than is derived from the current system of essentially separate hotel operating entities;

          - Increase value for its shareholders by reducing the legal risks, liabilities and obligations which attend the general partner's exercise of its duties under the existing partnership, management and franchise system; and

          - Pool the furniture, fixture and equipment reserves associated with the hotel properties so as to provide additional flexibility in utilizing the Company's financial resources to maintain and improve its hotels.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering are estimated to be approximately $35.5 million ($41.1 million if the over-allotment option is exercised in full), assuming an initial offering price of $20.00 per share and after reduction for estimated underwriting discounts and offering expenses payable by the Company.


     The Company intends to use the net proceeds of the Offering to (i) pay the $27.0 million cash portion of the purchase prices of the asset and limited partnership interest acquisitions described in "The Purchase Transactions" above (with the assumption or replacement of approximately $53.2 million of first mortgage indebtedness on hotel properties constituting the balance of the purchase prices); (ii) pay $3.6 million of second mortgage indebtedness on certain of the Initial Hotels; (iii) pay the remaining balance of the

Company's line of credit; and (iv) provide funds for the acquisition, development and renovation of, and working capital for, additional Signature Inn hotels in accordance with the Company's growth plan.

                                DIVIDEND POLICY


     Dividends on the Series A Preferred Stock will accrue at an annual rate of
$     per share, will be cumulative from the date of issue and will be payable quarterly, if declared, on the fifteenth day of January, April, July and October to shareholders of record on the applicable record date, which will be the first day of the calendar month in which the applicable dividend payment date falls or another date designated by the board of directors of the Company that is not more than 30 nor less than 10 days prior to such dividend payment date. The first dividend on the Series A Preferred Stock will be payable on April 15, 1997, when and as declared by the board of directors of the Company, at the rate
of $     per share per annum from the date of issue through March 31, 1997. The
Company has not paid any cash dividends on the Common Stock and does not anticipate that it will do so in the foreseeable future.



     The Company's bank credit facility prohibits the Company from making a dividend payment on the Series A Preferred Stock if there exists a default (either matured or unmatured) thereunder, including a default upon one of a number of financial covenants such as the requirement that the Company maintain, for each calendar quarter, a ratio of earnings before interest, taxes, depreciation and amortization to debt service obligations and other fixed charges plus dividend payments on the Series A Preferred Stock of at least 1:1. The credit facility also prohibits the payment of cash dividends on the Common Stock without the lender's consent. The Company anticipates that any future credit facility will contain similar restrictions.



     The issuance by the Company of any additional preferred stock that ranks on a parity with the Series A Preferred Stock with respect to dividends would effectively reduce the amount of funds otherwise available for the payment of dividends on the Series A Preferred Stock and the Common Stock. The Company does not currently anticipate issuing any such additional preferred stock.

                                 CAPITALIZATION

     The following table sets forth cash and cash equivalents, short term borrowings and current installments of long term debt and the capitalization of the Company as of September 30, 1996, actual and pro forma to reflect the Offering and the Purchase Transactions. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, the notes thereto, and the other financial, pro forma and statistical information included in this Prospectus.


                                                                     SEPTEMBER 30, 1996
                                                                    --------------------
                                                                    ACTUAL     PRO FORMA
                                                                    -------    ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
     Cash and cash equivalents....................................  $ 1,944    $  4,237
                                                                    =======     =======
     Short-term borrowings and current portion of long term
       debt.......................................................      228       1,504
                                                                    -------     -------
     Long-term debt, excluding current portion:
       Mortgage loans, maturing 1999 through 2016.................    8,961      60,838
       Bank secured line of credit, maturing May 1997.............    2,750          --
                                                                    -------     -------
     Total long-term debt.........................................   11,711      60,838
                                                                    -------     -------
     Shareholders' Equity:
       Preferred Stock, no par value per share, 5,000,000 shares
          authorized; no shares issued and outstanding: 2,000,000
          shares issued and outstanding, pro forma................       --      35,500
       Common Stock, no par value per share, 13,513,514 shares
          authorized; 2,104,413 shares issued and outstanding.....   10,016      10,016
       Accumulated deficit........................................   (3,343)     (3,343)
                                                                    -------     -------
     Total shareholders' equity...................................    6,673      42,173
                                                                    -------     -------
       Total capitalization.......................................  $18,384    $103,011
                                                                    =======     =======

                       SELECTED HISTORICAL FINANCIAL DATA


     The following table sets forth certain financial information of the Company, its wholly-owned subsidiaries and its consolidated partnerships and joint ventures and is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, the notes thereto and other financial and statistical information included in this Prospectus.



                                                                                NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                               -----------------------------    ------------------
                                                1993       1994       1995       1995       1996
                                               -------    -------    -------    -------    -------
                                                          (DOLLAR AMOUNTS IN THOUSANDS,
                                               EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF INCOME DATA:
  Hotel revenues(1)..........................  $ 9,227    $ 3,842    $ 3,470    $ 2,688    $ 4,089
  Management and franchise fees..............    2,569      3,022      3,127      2,405      2,380
                                               -------    -------    -------    -------    -------
     Total revenues..........................   11,796      6,864      6,597      5,093      6,469
                                               -------    -------    -------    -------    -------
  Hotel expenses.............................    5,473      2,033      1,758      1,323      2,146
  General and administrative.................    2,382      2,142      2,237      1,669      1,837
  Depreciation and amortization..............    1,474        511        420        317        382
  Valuation allowances.......................      155         --         --         --         --
                                               -------    -------    -------    -------    -------
     Total operating expenses................    9,484      4,686      4,414      3,309      4,365
  Operating income...........................    2,312      2,178      2,183      1,784      2,104
  Interest expense...........................    3,456      1,275        981        752        770
  Other income (expense).....................      595        708        415        227        487
  Income taxes(2)............................       --         --         --         --        150
                                               -------    -------    -------    -------    -------
     Income before extraordinary gain........     (549)     1,611      1,617      1,259      1,671
  Extraordinary gain from debt
     extinguishment(3).......................   21,314        495         --         --         --
                                               -------    -------    -------    -------    -------
     Net income..............................  $20,765    $ 2,106    $ 1,617    $ 1,259    $ 1,671
                                               =======    =======    =======    =======    =======
  Earnings per share(4)......................  $ (0.59)   $  0.92    $  0.77    $  0.60    $  0.79
                                               =======    =======    =======    =======    =======
  Weighted average number of shares
     outstanding.............................      926      1,747      2,104      2,104      2,104
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents..................  $ 1,220    $ 2,036    $ 2,615    $ 2,449    $ 1,944
  Total assets...............................   17,415     14,094     18,014     14,690     20,139
  Total debt.................................   16,189     10,314     12,360      9,318     11,939
  Total shareholders' equity.................      497      3,104      4,791      4,433      6,673
OTHER FINANCIAL DATA:
  EBITDA(5)..................................  $ 4,363    $ 3,089    $ 3,093    $ 2,481    $ 2,637
  Capital expenditures.......................      484        126        130        104      2,042
  Cash provided (used) by:
     Operating activities....................    2,541      1,996      2,661      2,388      2,580
     Investing activities....................     (694)     3,989       (462)      (313)    (2,304)
     Financing activities....................   (2,501)    (5,169)    (1,619)    (1,661)      (291)
INITIAL HOTELS OPERATING DATA:
  Total hotel revenues.......................  $34,508    $37,536    $38,591    $29,927    $30,488
  Occupancy(6)...............................    66.2%      67.8%      67.2%      69.4%      68.2%
  ADR(7).....................................  $ 50.48    $ 53.45    $ 55.81    $ 55.98    $ 57.97
  RevPAR(8)..................................    33.42      36.24      37.50      38.85      39.54
  GOP%(9)....................................    47.5%      48.5%      47.9%      49.3%      48.2%


---------------

(1) Hotel revenues during 1993, 1994, and 1995 include revenues from consolidated partnerships which own two hotels. For the nine-month period ended September 30, 1996, a third consolidated partnership which owns one hotel is included. Additionally, 1993 and 1994 hotel revenues include revenues from six Company-owned hotels which were sold during these periods; five were sold during 1993 and the sixth was sold in 1994.


(2) As a result of available tax net operating loss carryforwards, the Company did not pay any federal income tax during the periods presented. At December 31, 1995, the remaining tax net operating loss carryforwards were $5.5 million. After the completion of the Offering, the Company will be limited to the annual use of approximately $900,000 of tax net operating loss carryforwards. Accordingly, income tax expense has been provided for in the pro forma financial statements to the extent income before income tax expense exceeds the limitation. See Note 5 to the Company's Consolidated Financial Statements included in this Prospectus.


(3) The extraordinary gain from debt extinguishment in 1993 and 1994 resulted from the relinquishment of ownership of six hotels. See Note 4 to the Company's Consolidated Financial Statements included in this Prospectus.


(4) Earnings per common share are computed using income before extraordinary gains on the basis of the weighted average number of common shares outstanding after giving effect to the 1-for-3.7 share reverse stock split.


(5) EBITDA is operating income plus the sum of interest income, other income, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles, and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by generally accepted accounting principles. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt.

(6) Occupancy represents the average occupancy percentage calculated as total rooms sold divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(7) ADR represents total room revenues (after discounts) divided by the total number of rooms sold.

(8) RevPAR represents the average occupancy percentage multiplied by the average daily room rate for the reported period.

(9) GOP% represents gross operating profit calculated as a percentage of hotel revenues. Gross operating profit is the sum of hotel revenues less hotel operating expenses, exclusive of insurance expenses, real estate taxes, management fees, interest, depreciation and taxes.

                       SELECTED PRO FORMA FINANCIAL DATA

     The unaudited selected pro forma condensed statement of operations and balance sheet data presented below reflect the statement of operations and balance sheet data as reported for the year ended December 31, 1995, and for the nine months ended September 30, 1996, adjusted to reflect the Offering and the Purchase Transactions as if the transactions had occurred on January 1, 1995 or at the balance sheet date, respectively. The following table is qualified in its entirety by, and should be read in conjunction with, the pro forma financial statements and the combined financial statements of certain affiliated partnerships and the consolidated financial statements of the Company, the notes thereto and other financial, pro forma and statistical information included in this Prospectus.


                                                                                   NINE MONTHS ENDED
                                                                   YEAR ENDED        SEPTEMBER 30,
                                                                DECEMBER 31, 1995        1996
                                                                -----------------  -----------------
                                                                   (DOLLAR AMOUNTS IN THOUSANDS,
                                                                EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Total revenues(1)............................................     $  38,591          $  30,593
  Operating costs and expenses:
     Direct and corporate......................................        23,175             18,531
     Depreciation and amortization.............................         3,209              2,377
                                                                     --------           --------
          Total operating costs................................        26,384             20,908
                                                                     --------           --------
          Operating income.....................................        12,207              9,685
  Other (income) expenses:
     Net interest expense......................................         6,525              4,055
     Other.....................................................          (118)                44
                                                                     --------           --------
     Earnings before income taxes..............................         5,800              5,586
  Income taxes(2)..............................................         1,900              1,900
                                                                     --------           --------
     Net income................................................         3,900              3,686
     Less preferred stock dividends............................         3,400              2,550
                                                                     --------           --------
     Net income applicable to common stock.....................     $     500          $   1,136
                                                                     ========           ========
  Earnings per common share(3).................................     $    0.24          $    0.54
                                                                     ========           ========
  Weighted average number of common shares outstanding(3)......         2,104              2,104
                                                                     ========           ========
OTHER FINANCIAL DATA:
  EBITDA(4)....................................................     $  15,965          $  12,250
  Capital expenditures.........................................         1,786              3,478
  Ratio of earnings to fixed charges(5)........................          1.07               1.21



                                                                                     PRO FORMA AT
                                                                                     SEPTEMBER 30,
                                                                                         1996
                                                                                   -----------------
BALANCE SHEET DATA:
  Total assets.................................................                        $ 108,740
  Short-term borrowings and current portion of long-term
     debt......................................................                            1,504
  Long-term debt, excluding current portion....................                           60,838
  Shareholders' equity.........................................                           42,173


---------------

(1) Hotel revenues during 1995 include revenues from consolidated partnerships which own two hotels. For the nine-month period ended September 30, 1996, a third consolidated partnership which owns one hotel is included.


(2) As a result of available tax net operating loss carryforwards, the Company did not pay any federal income tax during the periods presented. At December 31, 1995, the remaining tax net operating loss carryforwards were $5.5 million. After the completion of the Offering, the Company will be limited to the annual use of approximately $900,000 of tax net operating loss carryforwards. Accordingly, income tax expense has been provided for in the pro forma financial statements to the extent income before income tax expense exceeds the limitation. See Note 5 to the Company's Consolidated Financial Statements included in this Prospectus.



(3) Earnings per common share are computed using net income applicable to Common Stock on the basis of the weighted average number of common shares outstanding after giving effect to the 1-for-3.7 share reverse stock split. The effects of the assumed conversion of the Series A Preferred Stock are anti-dilutive and, accordingly, are not considered in the calculation of per common share earnings.



 (4) EBITDA is operating income plus the sum of interest income, other income, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles, and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by generally accepted accounting principles. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt.



 (5) The ratio of earnings to fixed charges is computed by dividing the sum of income before income taxes and extraordinary gains (adjusted for undistributed earnings of affiliated partnerships) and interest, by fixed charges. Fixed charges represent interest expense and preferred stock dividends increased to an amount representing the pre-tax earnings which would be required to cover the dividends. Prior to this Offering, the Company had not issued any preferred stock; accordingly, the historical ratios include no amounts with respect to preferred stock dividends.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


     The Company is engaged in the development, ownership and operation of Signature Inn hotels. As of September 30, 1996, the Company managed a chain of 23 Signature Inn hotels located in six states. Three hotels are owned by consolidated affiliates and 20 hotels are owned by limited partnerships in which the Company is the general partner.


     The historical consolidated financial statements include the operation of the Company and three 50% owned consolidated hotel affiliates (Signature Inn Indianapolis South, Elkhart and, effective December 29, 1995, Indianapolis
East). The equity method is used for investments in other hotel limited partnerships.

RESULTS OF OPERATIONS

     The following is a discussion of the results of the Company's continuing operations for the nine months ended September 30, 1996 and for the three fiscal years ended December 31, 1995.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH SEPTEMBER 30, 1995

     Hotel Operations. Hotel revenues of $4,089,000 for the nine months ended September 30, 1996 represented a 52.2% increase compared to the same period of 1995. Hotel revenues from Indianapolis South and Elkhart increased $30,000 for the period, with the remainder of the increase attributable to the consolidation of Indianapolis East and the results of operation of the Springfield hotel acquired in August 1996. The increased revenues of Indianapolis South and Elkhart resulted from an increase in average daily rates.

     Hotel costs and expenses for the nine months ended September 30, 1996 represented an $823,000 increase compared to 1995. Hotel costs and expenses from Indianapolis South and Elkhart increased $95,000 for the period, with the remainder of the increase attributable to the consolidation of Indianapolis East and the Springfield hotel acquired in August 1996.

     Hotel depreciation and amortization expense increased $113,000 for the nine months ended September 30, 1996 compared to 1995 due primarily to the consolidation of Indianapolis East.

     Corporate Operations. Management and franchise fees decreased $26,000 for the nine months ended September 30, 1996 compared to the same period of 1995. The decrease in fee income is due to $101,000 of fee income recognized from Indianapolis East during the first nine months of 1995 prior to its consolidation. This decrease is offset partially by a $75,000 increase in fees during the first nine months of 1996 compared to 1995 from the unconsolidated partnership owned hotels. During the first nine months of 1996, revenues from these twenty hotels increased $441,000, or 1.7%, due to average daily rate increases offset by a slight decrease in occupancy.

     General and administrative expenses for the nine months ended September 30, 1996 increased $168,000 due primarily to the establishment of additional hotel regional director positions late in 1995.

     Other Income (Expense). Equity in income of hotel limited partnerships represents the Company's share of the unconsolidated partnerships' income or loss. For the nine months ended September 30, 1996 compared to 1995, the equity in income of hotel limited partnerships is flat due to a slight increase of income before extraordinary gains of the partnership owned hotels in 1996 and an increased ownership percentage in one partnership.

     Interest income for the nine months ended September 30, 1996 decreased compared to 1995 as a result of lower interest income from invested cash balances. Interest expense -- hotels increased for the nine months ended September 30, 1996 compared to 1995 due to the consolidation of Indianapolis East. The consolidated affiliate loan classified as current at December 31, 1995 was restructured in June 1996 after reaching an agreement with the current lender. Interest expense -- corporate for the nine months ended September 30,

1996 decreased compared to 1995 due to decreased average outstanding indebtedness, and a decrease in the interest rates on the Company's borrowing arrangements. In May 1996, the bank term note with an outstanding balance of $1,422,000 was paid in full. Simultaneously with this paydown, the Company's available line of credit was increased to $3,100,000 with interest at prime plus one-half percent.

     The Company paid a Capital Appreciation Fee on September 1, 1995. During the nine months ended September 30, 1995, related expense of $610,990 was recorded.


     Based on the results of a routine examination by the Indiana Department of Revenue, the Company accrued $150,000 of state income tax expense during the quarter ended September 30, 1996.


YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Hotel Operations. Hotel operations of two hotels owned by consolidated affiliates (Indianapolis South and Elkhart) are included in the statement of operations for all of 1995 and 1994. Effective December 29, 1995, the operating results of a third consolidated affiliate (Indianapolis East) are included in the 1995 statement of operations. The operating results of the Company-owned Knoxville hotel are reflected through May 1994, when the hotel was sold to an Affiliated Entity.

     Hotel revenues of $3,470,000 for the year ended December 31, 1995 represented a $372,000 decrease compared to 1994. Hotel revenues from Indianapolis South and Elkhart increased $245,000 for the year, offsetting the decrease from the sale of the Company-owned Knoxville hotel in May 1994. The increased revenues of Indianapolis South and Elkhart resulted from a 2.7% increase in occupancy and a 4.1% increase in average room rates for the year.

     Hotel costs and expenses of $1,758,000 for the year ended December 31, 1995 represented a $276,000 decrease compared to 1994. Hotel costs and expenses from Indianapolis South and Elkhart increased $76,000 for the year, due primarily to the increase in the number of rooms sold, offsetting the decrease from the sale of the Company-owned Knoxville hotel in May 1994.

     Hotel depreciation and amortization expense decreased $117,000 for the year ended December 31, 1995 compared to 1994 due primarily to the hotel sale in May 1994. Hotel depreciation and amortization includes $272,000 and $289,000 for 1995 and 1994, respectively, relating to Indianapolis South and Elkhart.

     Corporate Operations. Management and franchise fees earned from all sources increased $105,000 for the year ended December 31, 1995 compared to 1994. Fees earned from affiliated limited partnerships increased $169,000 for the year ended December 31, 1995 compared to 1994. Management and franchise fees from the three hotels sold to affiliated limited partnerships in 1994 and 1993 amounted to $419,000 and $318,000 in 1995 and 1994, respectively, an increase of $102,000. During 1995, the Company began recognizing management and franchise fee income from a partnership upon the reduction of a fee subordination limitation and the restructuring of the debt of the partnership; these recognized fees totaled $49,000 in 1995. The remaining increase in fee income is due to increased revenues at the other partnership hotels. Through late 1994, the Company earned fees from managing Signature Inn hotels owned by non-affiliates, primarily lenders that had taken possession of a Signature Inn hotel as part of the Company or Affiliated Entities' financial restructuring during 1993 and 1992. Fees earned from nonaffiliates under short-term agreements amounted to $64,000 in 1994.

     General and administrative expenses for the year ended December 31, 1995 were $2,237,000, which represented a $95,000 increase compared to 1994. The increase is attributable to increased employee compensation and professional fees incurred during the ordinary course of business.

     Other Income (Expense). Equity in income of hotel limited partnerships represents the Company's share of the partnerships' income or loss. The increase of $34,000 for the year ended December 31, 1995 is attributable to increased profitability of the partnership owned hotels in 1995 and an increased ownership percentage in one hotel. In addition, one time gains totaling $92,000 and $118,000 were recognized by the Company in 1995 and 1994, respectively (based upon its ownership share) upon debt restructuring of partnerships.

     Interest income for the year ended December 31, 1995 increased $86,000 compared to 1994. The increase was a result of higher investable cash balances earning a higher yield and interest income earned for a full year in 1995 from the Company's loan participation agreements. Interest income recognized from the notes due from the operating management of the Company was $14,000 and $12,000 for 1995 and 1994, respectively.

     Interest expense for the year ended December 31, 1995 represents a $294,000 decrease compared to 1994 due to decreased average outstanding indebtedness and the retirement of a higher rate variable note with a term note on September 1, 1995, offset slightly by the increased cost of borrowings due to the increase in the prime lending rate on the line of credit throughout the year compared to 1994 and a variable rate subordinate note through August 1995.

     The Company paid the Capital Appreciation Fee by a cash payment of $900,000 on September 1, 1995. During 1994, $289,000 of related expense was accrued representing the present value of the estimated amount due the lender based on a current estimate of the Company's value and payment date.

     Based on the preliminary results of a routine examination by the Indiana Department of Revenue the Company accrued $150,000 of state income tax expense during the quarter ended September 30, 1996.

     Gain on Disposition of Hotels and Land, and Extinguishment of Debt. In May 1994, the Company sold the Knoxville hotel to an affiliated limited partnership resulting in the extinguishment of approximately $4,900,000 of hotel debt and other obligations. The difference of $223,000 between the debt extinguished and the selling price of the hotel is reflected as extraordinary gain on extinguishment of debt in 1994. The excess of the net book value of the hotel and the sales price of $13,000 is reflected as gain on disposition of hotel in 1994. In November 1994, proceeds of $333,000 were received and a gain of $132,000 was recognized upon the sale of a tract of land.

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

     Hotel Operations. Hotel operations of two hotels owned by consolidated affiliates (Indianapolis South and Elkhart) are included in the statement of operations for all of 1994 and 1993. The operating results of the Company-owned Knoxville hotel and two other Company-owned hotels (Peoria and Normal) are reflected through May 1994 and December 1993, respectively, when these hotels were sold to Affiliated Entities. The operating results of three additional Company-owned hotels are reflected through the second quarter of 1993, when ownership of these hotels was transferred to lenders.

     Hotel revenues of $3,842,000 for the year ended December 31, 1994 represented a $5,385,000 decrease compared to 1993. Hotel revenues from Indianapolis South and Elkhart increased $340,000 for the year offsetting the decrease from the disposition of the Company-owned Knoxville hotel in May 1994 and the five Company-owned hotels in 1993. The increased revenues of Indianapolis South and Elkhart resulted from a 5.5% increase in occupancy and a 5.2% increase in average room rates for the year.

     Hotel costs and expenses of $2,033,000 for the year ended December 31, 1994 represented a $3,439,000 decrease compared to 1993. Hotel costs and expenses from Indianapolis South and Elkhart increased $119,000 for the year, due primarily to the increase in the number of rooms sold, offsetting the decrease from the disposition of the Company-owned Knoxville hotel in May 1994 and the five Company-owned hotels in 1993.

     Hotel depreciation and amortization expense decreased $960,000 for the year ended December 31, 1994 compared to 1993 due primarily to the hotel dispositions in 1993 and in May 1994. Hotel depreciation and amortization includes $289,000 and $321,000 for 1994 and 1993, respectively, relating to Indianapolis South and Elkhart.

     Corporate Operations. Management and franchise fees increased $453,000 for the year ended December 31, 1994 compared to 1993. The Company began recognizing management and franchise fees under agreements with two hotels sold to an Affiliated Entity in December 1993 and with another hotel sold to an Affiliated Entity in May 1994. The remaining increase in fee income is due to increased revenues at the other hotels. Chain-wide occupancy and average daily rate for 1994 increased 1.7 percentage points and $2.97, respectively.

     Through late 1994, the Company earned fees from managing Signature Inn hotels owned by non-affiliates, primarily lenders that had taken possession of a Signature Inn hotel as part of the Company or Affiliated Entities' financial restructuring during 1993 and 1992. Fees earned from non-affiliates under short-term agreements amounted to $64,000 and $197,000 in 1994 and 1993, respectively.

     General and administrative expenses for the year ended December 31, 1994 were $2,142,000 which represented a $240,000 decrease compared to 1993. The decrease is attributable to reduced labor and legal costs.

     Other Income (Expense). Equity in income of hotel limited partnerships represents the Company's share of the partnerships' income or loss. The increase of $519,000 for the year ended December 31, 1994 is attributable to increased profitability of the partnership owned hotels in 1994 from increased occupancy and room rates, increased ownership percentages in two hotels and the recognition of nonrecurring gains of $118,000.

     Interest income for the year ended December 31, 1994 increased $96,000 compared to 1993. The increase was a result of higher investable cash balances earning a higher yield, interest income recognized from the notes due from the Operating Management of the Company executed in April 1994, and interest income earned from the Company's loan participation agreements in connection with the three hotels sold to affiliated limited partnerships in December 1993 and May 1994.

     Interest expense for the year ended December 31, 1994 represents a $2,181,000 decrease compared to 1993. Interest ceased to accrue on hotel loans upon the transfer of ownership of three hotels to lenders during May and June of 1993, the sale of two hotels in December 1993 and the sale of the Knoxville hotel in May 1994. Additionally, the refinancing of corporate debt obligations in December 1993 resulted in a substantial reduction of the outstanding interest-bearing indebtedness of the Company.

     Gain on Disposition of Hotels and Land, and Extinguishment of Debt. In May 1994, the Company sold the Knoxville hotel to an affiliated limited partnership resulting in the extinguishment of approximately $4,900,000 of hotel debt and other obligations. The difference of $223,000 between the debt extinguished and the selling price of the hotel is reflected as extraordinary gain on extinguishment of debt in 1994. The excess of $13,000 of the net book value of the hotel over the sales price is reflected as gain on disposition of hotel in 1994. In November 1994, proceeds of $333,000 were received and a gain of $132,000 recognized upon the sale of a tract of land.

     During 1993, the Company relinquished ownership of five Company-owned hotels, resulting in the extinguishment of approximately $28,100,000 of hotel debt obligations and related other obligations. The difference between the total debt extinguished and the estimated value of the five hotels at the date of conveyance is reflected as an extraordinary gain on extinguishment of debt. The excess of the estimated value (based upon appraisals and on firm purchase contracts) of the five hotels and the net book value of $273,000 is reflected as gain on disposition of hotels. The discount of the primary lender's debt obligations in excess of the $6,000,000 payoff achieved in December 1993 is recorded as gain from debt extinguishment.

CAPITAL RESOURCES AND LIQUIDITY

     Historically, the Company has funded its operations principally through cash flow from operations and borrowings under certain credit facilities.

     During 1995, the Company generated net cash flow from operations of $2,661,000 compared to $1,995,000 in 1994, an increase of $665,000. Although
1995 income before extraordinary gains was relatively flat compared to 1994, additional accrued expenses of $322,000 were incurred in 1995 in connection with the payment of the capital appreciation fee arrangement. During 1994, cash flow from operations of $1,995,000 represented a $545,000 decrease compared to 1993, due primarily to a lower income before extraordinary gain in 1993.

     During 1995, the Company used a net of $462,000 in investing activities compared to a net of $3,989,000 provided in 1994. The primary element of the change from 1994 is the proceeds of $4,643,000 from the sale of a hotel to an affiliated limited partnership in 1994. During 1994, cash provided from investing activities of $3,989,000 represented a $4,683,000 increase compared to 1993 due to the sale of the hotel.

     During 1995, the Company used a net of $1,619,000 in financing activities compared to a net of $5,169,000 during 1994. The decrease is due primarily to additional borrowings in 1995 of $1,700,000 under the term note and lower repayments of long-term debt during 1995 compared to 1994. During 1994, cash used in financing activities of $5,169,000 represented a $2,668,000 increase over 1993 due mainly to additional proceeds of long-term debt received in 1993.

     The Company believes that the cash generated from operations, along with additional borrowing capabilities and cash balances, will provide adequate liquidity to meet its operating needs and debt service requirements over the next twelve months.


     In August 1996, the Company purchased an operating hotel with funds from cash balances and a borrowing under the existing line of credit arrangement. Approximately $1,900,000 will be spent to convert the hotel to a Signature Inn. The Company has secured $1,900,000 of long-term mortgage financing for this hotel.



     The Company has obtained a bank commitment for an $6,000,000 Credit Facility to be established upon consummation of this Offering and the Purchase Transactions. Under the Credit Facility, borrowings will be advanced for new hotel construction projects and hotel acquisitions and conversions. Borrowings will bear interest at the prime rate plus 1/2 percent. The Credit Facility has a two year term, and funds will be advanced under separate mortgage notes, each with a 60 month term and secured by the related hotel project. The facility is structured to provide only construction and start-up financing for new projects, and the Company will be required to replace the Credit Facility financings with long-term permanent financing.



     With anticipated new hotel development cost funded at the rate of 60% from permanent financing and 40% from internally generated cash flow or Offering proceeds, the Company believes it will have the financial capacity to fund over the next several years the construction or conversion of two or more Signature Inn hotels annually. It is expected that the cost to develop a new hotel will vary significantly by geographic location and size. The Company anticipates developing or acquiring hotels ranging in size from 75 rooms to 125 rooms.


     The Company may seek to increase the amount of its Credit Facility, obtain additional credit facilities or issue corporate debt or equity securities in order to raise additional capital. Any debt incurred or issued by the Company may be secured or unsecured, bear interest at a fixed or variable rate, and be subject to such other terms as the Board of Directors of the Company considers appropriate.

IMPACT OF ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation Plans" was issued in October 1995. The Statement is effective for fiscal years beginning after December 15, 1995. As allowed by the new Statement, the Company plans to continue to use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock options. Certain pro forma and other information will be disclosed as if the Company had measured compensation costs in a manner consistent with the new Statement.

SEASONALITY

     Demand for hotel accommodations varies seasonally in the Signature Inns hotels' market areas. Typically, demand for hotel accommodations and correspondingly, occupancy rates for the hotels, will be higher during the period from March through October and lower during the period from November through February.

INFLATION

     The rate of inflation as measured by changes in the average consumer price index has not had a material effect on the Company's financial condition or results of operations for the periods presented.

                           LODGING INDUSTRY OVERVIEW

U.S. LODGING INDUSTRY

     The U.S. lodging industry, as a whole, has shown significant improvement since the beginning of 1992. The Company believes that the key elements underlying the improvements in the industry's operating performance and profitability are favorable economic conditions and a rate of room demand growth which exceeded the growth rate of room supply. The rate of room demand growth exceeded the rate of room supply growth by 2.6%, 2.8% and 1.3% in 1993, 1994 and 1995, respectively. Occupancy and ADR have increased consistently throughout the lodging industry from 1993 through 1995. In 1993, 1994 and 1995, Occupancy grew 1.6%, 2.5% and 1.2%, respectively, while ADR increased 2.8%, 4.8% and 4.8%, respectively.


     According to Coopers & Lybrand's "Hospitality Directions," both industry-wide room demand and supply are projected to increase 2.4% annually from 1996 to 1999. This supply/demand position is projected to lead to growth of 5.0% to 6.0% in industry-wide ADR annually through 1999 (a rate that is projected to exceed inflation), coupled with industry-wide Occupancy remaining above 65.5% through 1999. Industry-wide RevPAR is expected to increase 5.8% annually from 1996 to 1999.


MID-PRICE SEGMENT OF LODGING INDUSTRY

     Smith Travel Research divides the lodging industry into five segments based on the pricing of individual hotels in urban markets. These segments are: luxury (top 15% room rates); upscale (next 15% room rates); mid-price (next 30% room rates); economy (next 20% room rates); and budget (lowest 20% room rates). Signature Inn hotels are in the mid-price, limited service segment of the hotel industry, as are such other hotel chains as Hampton Inn, Courtyard by Marriott, Holiday Inn Express, LaQuinta Inn, Drury Inn and Ramada Limited.

     The mid-price, limited service segment of the lodging industry emerged in the mid-1980s. In contrast to full service hotels, the midprice, limited service segment eliminated or substantially reduced food and beverage services, and featured minimal meeting space and fewer amenities, all at a reduced price. Strong consumer acceptance of this type of hotel product led to significant growth in the number of midprice, limited service hotels throughout the U.S. Although traditionally associated with "budget" accommodations, the limited service hotel concept has evolved into different classes of product type, which now encompass upscale, mid-price, economy and budget properties.

     According to data compiled by Smith Travel Research, the mid-price, limited service segment in which Signature operates has experienced more favorable operating results during the 1992 through 1995 period than were experienced by the lodging industry generally. During the period from 1993 through 1995, demand growth exceeded supply growth in this segment by a wider margin than in any other lodging industry segment except luxury hotels. In addition, RevPAR grew by 6.9% in the mid-price segment in 1994 versus 1993 and by 6.5% in 1995 versus 1994. Only the luxury segment experienced higher RevPAR growth in 1994 and 1995. The mid-price, limited service segment continued to have strong RevPAR growth in the first eight months of 1996, with RevPAR increasing 4.4% over the comparable eight-month period in 1995.

     According to Coopers & Lybrand's "Hospitality Directions," demand in the mid-price segment is projected to increase 3.0% annually from 1996 to 1998 compared to only 2.6% annual growth in supply. This favorable trend is projected to lead to growth of 4.1% in ADR annually through 1998. In addition, Occupancy is projected to increase from 66.9% in 1996 to 67.6% in 1998.

OCCUPANCY, ADR AND REVPAR COMPARISONS

     The Initial Hotels consist of the 23 hotels currently comprising the Signature chain, all of which have been operational since 1991 or before. The "Comparable Group" represents the group of hotels identified by Signature's management as primary competitors of the Signature Inn hotels in their respective markets. Management utilizes Comparable Group information for competitive analysis, employee performance evaluations and incentive compensation purposes.

     Smith Travel Research groups U.S. hotels by nine geographic regions. All but four of Signature's Initial Hotels are located in the region which Smith Travel Research defines as the states of Illinois, Indiana, Michigan, Ohio and Wisconsin (the "Region"). The Region is used as the basis for the comparisons below because over 95% of the Company's hotels are located within or immediately adjacent to the Region and because the Company believes that regional comparisons are more relevant than comparisons based upon the entire U.S. hotel industry.


     The following tables compare the Occupancy, ADR and RevPAR of the Initial Hotels, the Comparable Group, mid-price hotels in the Region and all hotels in the Region for the period from 1991 through 1995 and for the nine-month comparative periods ended September 30, 1995 and 1996:


                                  OCCUPANCY(1)


                             SIGNATURE INN
                                INITIAL        COMPARABLE         REGION:           REGION:
                                HOTELS           GROUP        MID-PRICE HOTELS     ALL HOTELS
                             -------------     ----------     ----------------     ----------
YEAR
  1991...................        62.6%            63.1%             58.1%             57.6%
  1992...................        63.9%            64.0%             59.4%             58.6%
  1993...................        66.2%            63.8%             61.3%             59.5%
  1994...................        67.8%            65.9%             64.2%             62.2%
  1995...................        67.2%            65.6%             65.1%             62.7%
NINE MONTHS
  1995...................        69.4%            67.8%             67.1%             64.6%
  1996...................        68.2%            66.8%             65.9%             63.7%


---------------

(1) Occupancy represents total rooms sold (i.e., occupied by a paying guest) divided by total available rooms. Total available rooms represents the number of saleable rooms multiplied by the number of days in the reported period.
                                     ADR(2)


                             SIGNATURE INN
                                INITIAL        COMPARABLE         REGION:           REGION:
                                HOTELS           GROUP        MID-PRICE HOTELS     ALL HOTELS
                             -------------     ----------     ----------------     ----------
YEAR
  1991...................       $ 48.48          $48.15            $51.96            $54.08
  1992...................       $ 48.95          $48.56            $52.13            $54.89
  1993...................       $ 50.48          $49.51            $53.46            $56.42
  1994...................       $ 53.45          $51.58            $55.95            $58.62
  1995...................       $ 55.81          $54.45            $58.85            $61.56
NINE MONTHS
  1995...................       $ 55.98          $54.75            $58.82            $61.16
  1996...................       $ 57.97          $57.24            $62.30            $65.15


---------------

(2) ADR represents total room revenues divided by the total number of rooms sold.

                                   REVPAR(3)


                             SIGNATURE INN
                                INITIAL        COMPARABLE         REGION:           REGION:
                                HOTELS           GROUP        MID-PRICE HOTELS     ALL HOTELS
                             -------------     ----------     ----------------     ----------
YEAR
  1991...................       $ 30.35          $30.38            $30.19            $31.15
  1992...................       $ 31.28          $31.08            $30.97            $32.17
  1993...................       $ 33.42          $31.59            $32.77            $33.57
  1994...................       $ 36.24          $33.99            $35.92            $36.46
  1995...................       $ 37.50          $35.72            $38.31            $38.60
NINE MONTHS
  1995...................       $ 38.85          $37.10            $39.49            $39.54
  1996...................       $ 39.54          $38.24            $41.07            $41.53


---------------

     (3) RevPAR represents Occupancy multiplied by ADR for the reported period.

     The Initial Hotels have performed favorably as compared to the Comparable Group since the beginning of 1991. The Initial Hotels' Occupancy has exceeded the Comparable Group's Occupancy for each of the last three calendar years and for the nine-month period ended September 30, 1996. The Initial Hotels' ADR has exceeded the Comparable Group's ADR for each of the last five calendar years and for the nine-month period ended September 30, 1996. The Initial Hotels' RevPAR has exceeded the Comparable Group's RevPAR for each of the last four calendar years and for the nine-month period ended September 30, 1996. Since 1991, the Initial Hotels have consistently operated at higher Occupancies than all hotels and mid-price hotels in the Region. The Initial Hotels' ADR growth has exceeded the annual rate of inflation since the beginning of 1993, increasing by over 4.0% annually during this period.

                                    BUSINESS

THE COMPANY

     The Company is a leader in the mid-price, limited service segment of the hotel industry, having developed its "Signature" concept to meet the specific needs of the business traveler. The Company became a pioneer in the mid-price, limited service segment with the opening of its first Signature Inn hotel in March 1981. During the last five years, Signature Inn hotels consistently have been ranked as one of the premier mid-price, limited service chains of hotels in terms of overall guest satisfaction, considering price, value, service and facilities. Signature Inn hotels ranked higher in overall customer satisfaction than every other mid-price hotel chain in the "moderately priced" group surveyed by Consumer Reports for its July 1994 issue, ahead of nationally recognized chains such as Hampton Inn, Comfort Inn and Courtyard by Marriott.

     The Company has operated primarily as a management company and has derived a substantial portion of its revenues from management and other fees paid by the Affiliated Entities that own the Initial Hotels, which have a total of 2,747 guest rooms. The Initial Hotels are located in the states of Illinois (2), Indiana (13), Iowa (1), Kentucky (2), Ohio (4) and Tennessee (1). The Company is a substantial equity owner in, and the general partner of, the Affiliated Entities, and it manages and franchises the Initial Hotels under agreements with the Affiliated Entities.

     The Company will become the sole owner of the Initial Hotels by purchasing interests in the Initial Hotels and in the Affiliated Entities in connection with the Offering. The Company believes that the consummation of the purchase transactions will provide several benefits. First, the purchase transactions will enhance the Company's ability to fund growth through internal cash flow generated by the consolidated properties. Second, the purchase transactions will simplify the Company's operating structure and systems, thereby providing the Company with administrative cost savings. Third, the Purchase Transactions will improve the Company's access to capital markets and its ability to gain additional financing by consolidating its operations and properties into a single financial entity.


     The Company currently has under construction an 81 room Signature Inn hotel in Carmel, Indiana which is expected to open in January 1997. The Company is also converting to a Signature Inn a 124 room hotel in Springfield, Illinois, and it expects to complete that conversion by May of 1997. In addition, the Company expects to begin development of a 75 room Signature Inn hotel on a site that it owns in Nashville, Tennessee, following the completion of the Offering. The Company has contracted to acquire a 120 room hotel in Louisville, Kentucky, and expects to acquire and convert it to a Signature Inn hotel by June of 1997. The Company believes that adding Signature Inn hotels in its current markets and in contiguous areas will lead to increases in occupancy in the Initial Hotels.


SIGNATURE INN CONCEPT, FACILITIES AND SERVICES

     Signature Inn hotels are designed to attract business and leisure travelers who seek exceptional room quality and comfort at moderate room rates. Signature Inn hotels provide spacious, well appointed guest rooms, swimming pools, exercise facilities and a complimentary Breakfast Express(R) for their guests, as well as other amenities offered by full service hotels. However, unlike full-service hotels, Signature Inn hotels do not provide management-intensive facilities and services, such as restaurants or cocktail lounges. Because approximately 65% of Signature Inn guests are business travelers, the Company emphasizes services designed for the business traveler, such as large, in-room desks, voice mail and business centers.

     The hallmarks of the Signature chain are the friendliness of Signature Inn hotel staffs and the cleanliness of Signature Inn hotel rooms and related facilities. The Company's Legendary Service Program is designed to ensure the selection, training and continuous supervision of a capable, well-groomed and highly motivated staff of hotel employees who, at all levels, exemplify the "whatever it takes" attitude toward serving the needs of Signature Inn hotel guests. The Company's ongoing refurbishing efforts, guest comment card evaluations and "mystery guest inspection" programs all combine to ensure a high level of consistency and quality. The attractive architectural design and landscaping of Signature Inn hotels combine to enhance the experience of the Company's hotel guests. Signature Inn hotels qualify for the "Three Diamond" American Automobile

Association ("AAA") rating which is based upon the quality of a hotel's facilities, services and amenities. This is the highest AAA rating afforded to limited service hotels.

     Complimentary services and amenities offered by all Signature Inn hotels include:

     *  Business center with PC and printer      *  Cable TV and a movie channel
     *  Breakfast Express(R)                     *  USA Today delivered to the room
     *  Individual storage facilities for
       guests                                    *  Large, well-lighted desks
     *  Guest room voice mail                    *  FAX and copy services
     *  Modem ports on telephones                *  Interview centers
     *  Express check-out service                *  The Wall Street Journal
     *  Swimming pool                            *  Local telephone calls

     Additional features include fitness centers at nine hotels, airport shuttle service at seven hotels, and VCRs and new release movies at all hotels. Signature Inn hotels without fitness centers negotiate arrangements with nearby health clubs and fitness centers for the use of their facilities by hotel guests. In addition, hotel management typically makes arrangements with nearby restaurants for the hotel's guests to qualify for discounts by showing their guest room key card.

     Designed with the convenience and comfort of its guests in mind, a typical Signature Inn hotel incorporates a large two-story atrium, and a bright, well-appointed and richly decorated lobby and registration area. Most Signature Inn hotels contain approximately 120 spacious, quiet and comfortably furnished guest rooms, averaging 312 square feet in size. Signature Inn hotels are located near interstate highways, restaurants and business and leisure travelers' destination points, such as business parks, office buildings and local attractions.

     Approximately 50% of the rooms in a typical Signature Inn are "Signature Rooms," which are designed specifically for the business traveler. These rooms feature a queen or king sized bed, a well-lighted 12-foot work center and a recliner. All other rooms feature two double beds or two queen sized beds and appeal primarily to families and other leisure travelers. Over 70% of the rooms in a typical Signature Inn hotel are designated as "non-smoking."

     Each Signature Inn hotel devotes an average of 2,000 square feet to meeting rooms, which management believes substantially exceeds the meeting room space offered by most of the Company's competitors. Consistent with Signature's value-oriented approach, a TV monitor, VCR, projection screen, flip chart and meeting room "survival kit" containing essential supplies such as pencils, name tags and extension cords, are provided free of charge.

     The Company has long recognized the importance of guest safety and security in the design of Signature Inn hotels and in the special services offered by Signature's hotel staff. All Signature Inn hotels have interior corridors, electronic key locks, a deadbolt lock system in all guest rooms and security cameras which continuously monitor activities at the front desk and hotel entrances. Twenty-four hour front desk service is also standard in all Signature Inn hotels. Each hotel is equipped with a centralized smoke, heat and fire detector system which is hard-wired to each hotel guest room.

     The Company believes that not providing full service management-intensive facilities and services, such as restaurants or cocktail lounges, banquet centers and room service, enables it to deliver a product that addresses its guests' needs while meeting their price expectations. Signature Inn hotels are conveniently located adjacent to or near popular restaurants such as Bob Evans, Cracker Barrel, Frisch's, Shoney's, Olive Garden, Red Lobster and Outback Steakhouse. Because Signature Inn hotels do not have restaurant facilities, Signature Inn hotels, like other limited service hotels, generally have significantly lower break-even thresholds and are not as labor and management intensive as full service hotels.

COMPETITIVE STRENGTHS

     The Company believes that its primary competitive strengths include the following:


     Strong Regional Brand Identity. The Company has achieved a strong brand name awareness in the Midwest. The Company believes that its name recognition in the Midwest will enhance the performance of both existing and newly acquired hotel properties in the Midwest, and will provide a strong base for expansion of the Signature chain. In addition, the Company's frequent stay program, the Signature Club, has 15,000 members and accounted for approximately 8% of 1996 chain-wide room nights.


     Consistency and Quality of Services and Facilities. Since 1981, the Company has pursued a strategy of offering its guests a high level of consistency and quality in Signature services, facilities and amenities. Each Signature Inn hotel provides its guests with "Legendary Service," Signature-style facilities and specialized amenities that ensure uniform quality throughout the Signature chain. The Company has achieved this consistency through its ties of equity ownership and franchise and management relationships with the Affiliated Entities. The Company endeavors to achieve consistency and quality in the construction of its facilities in order to attract customers, minimize maintenance costs and extend the useful life of Signature Inn hotels.


     Management believes the Company has a wide and substantial base of loyal, satisfied and value conscious guests/customers who view the Company's hotels as being conveniently located and as providing clean, comfortable rooms and attractive facilities. Approximately 90% of all 1996 respondents to the Company's guest comment card program indicated overall favorable responses.


     Experienced and Effective Hotel Management. Signature's senior management has substantial experience in the lodging industry, covering the entire spectrum of hotel development and operations including financing, site selection, construction and management. Several of Signature's key officers have been employed by the Company since the inception of hotel operations in 1981. Senior management of the Company has an average of 15 years of experience in the industry. During this period, the Company's management has guided the Company through a number of cycles in the lodging industry.

     Special Marketing and Personal Sales Emphasis. The Company places special emphasis on direct personal selling through its corporate sales staff and each hotel's management. This effort is at the heart of the Company's comprehensive marketing and advertising program. The Company believes that one of the keys to its success has been the development of personal "one-on-one" relationships with individual representatives of businesses and organizations in each of the Signature Inn hotel markets and communities, and on a regional and national basis. The Company's sales staff has developed relationships with over 250 regional and national corporations and most of the major travel agency consortiums. The Company's incentive compensation for hotel management is based, in part, on the successful implementation of the personal sales program.

GROWTH STRATEGY

     The Company plans to grow by developing additional Signature Inn hotels. The Company also anticipates achieving continued growth in the operating performance of the Initial Hotels and its newly acquired hotels and hotels currently under development.

     Expansion Plans. Following the completion of the Offering and the closings of the Purchase Transactions, the Company will wholly own and operate all of the Initial Hotels.

     The Company anticipates developing or acquiring hotels ranging in size from 75 rooms to 125 rooms. Management believes that the current development cost of a new Signature Inn hotel will be approximately $45,000 to $55,000 per room, depending on the location of the hotel, size of the hotel (number of rooms), cost of land, local zoning and permitting cost, construction period and local building costs which are affected by the cost of building materials and construction labor. The cost to acquire and convert an existing hotel to a Signature Inn hotel may vary significantly from new development. Management will consider acquisitions in situations when a hotel is available for sale in a desirable market, and when the cost to acquire and convert is more beneficial than the cost of new development.


     A portion of each new hotel project will be funded by cash flow generated from operations. With anticipated new development costs funded at the rate of 60% from permanent financing and 40% from internally generated cash flow or Offering proceeds, the Company believes it will have the financial capacity to fund over the next several years the construction or conversion of two or more Signature Inn hotels annually. The Company has secured a commitment for a $6.0 million line of credit to provide funds for interim construction financing and working capital needs. See "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Capital Resources and Liquidity."


     The Company believes that there are ample opportunities to add Signature Inn hotels on the perimeter of, and within, its current markets. The Company intends to add Signature Inn hotels by constructing new hotels, and will continue to evaluate opportunities to acquire and convert other hotels. The Company's management currently has identified 23 cities in 17 states as potential markets for expansion. In identifying cities for possible expansion, the Company typically targets markets with populations of 50,000 or more and with high levels of business development and multiple sources of room demand. Within these markets the Company seeks locations near travelers' destination points, which have good highway visibility and accessibility and are near popular restaurants. The Company currently has four hotel development projects underway.

          Carmel, Indiana. An 81 room Signature Inn hotel located in Carmel, Indiana, is currently under construction and is expected to open in January 1997. The Carmel hotel is owned by an Affiliated Entity in which the Company acts as the sole general partner. The hotel will be operated by the Company under long-term management and franchise agreements. The estimated development cost, including land, is $3.9 million.

          Springfield, Illinois. In August 1996, the Company purchased a 124 room hotel located in Springfield, Illinois. The Company expects to convert this hotel to a Signature Inn hotel by May of 1997. The estimated acquisition and development cost, excluding land, is $3.5 million. The hotel is located on a six acre site which is leased under a long-term ground lease.


          Nashville, Tennessee. The Company also plans to undertake development of a 75 room Signature Inn hotel in Nashville, Tennessee following the completion of the Offering. The hotel will be situated on approximately three acres of this site. The remaining acreage is intended to be sold to a restaurant operator or other commercial user.



          Louisville, Kentucky. The Company has contracted to acquire a 120 room hotel located in Louisville, Kentucky. The Company expects to acquire and convert the hotel to a Signature Inn by June of 1997. There can be no assurance that this transaction will be consummated.


     The Company has developed prototype plans and specifications for Signature Inn hotels which include both two-story and three-story building designs, each with interior corridors, which will allow for the inclusion of a select number of rooms as suites. Future Signature Inn hotels are expected to contain between 75 and 125 guest rooms, an indoor or outdoor swimming pool, a fitness room and at least two meeting rooms.

     The construction phase of a hotel development generally requires seven to twelve months after the site and all approvals and permits have been obtained. The Company's experience in selection and acquisition of sites has varied and generally averages three to six months. The approval and permitting phase can occur simultaneously with site acquisition and generally requires from two to six months. The entire development process generally ranges from twelve to twenty-four months.

     The Company uses independent contractors for the construction of its hotels, each of whom is selected on the basis of a competitive bidding process. The Company's management oversees the progress of construction on a regular basis. The Company has effective working relationships with several architectural and engineering firms as well as independent contractors. The Company believes that these relationships and experiences will facilitate the effective development of additional hotels.

     The Company believes that the experience of its management has been and will continue to be an important factor in enabling it to execute its growth strategy. John D. Bontreger, the Company's founder, President, Chief Executive Officer and Chairman of the Board, was the innovator of the "Signature" idea, which was one of the industry's first limited service hotel concepts. He has guided the Company in the development of all Signature Inn hotels. Additionally, the Company's Vice President of Hotel Operations and Executive Director of Marketing both have been employed by the Company since the opening of the first Signature Inn in 1981. The Company's management has substantial experience in all phases of hotel development, including the selection and acquisition of hotel sites, the design and supervision of hotel construction and the operation of hotel properties.

     Internal Growth. Management believes that the operating performance of the Initial Hotels will be enhanced by building new Signature Inn hotels and acquiring hotels in new "feeder" markets beyond the perimeter of the Company's existing markets, which will increase Signature name recognition and the number of reservations generated through the reservation system. The Company believes that increases in RevPAR will be achieved through the implementation of various strategies, including periodic increases in ADR consistent with industry and local economic conditions, maximizing the number of rooms sold during low occupancy periods by effective management of room rate discounts, and increases in Occupancy as a result of continual refinement of advertising and promotional strategies with emphasis on database target marketing.

     Portfolio Opportunities, Franchising and Management Contracts. The Company has pursued and will continue to pursue opportunities to acquire a portfolio of hotel properties to operate as Signature Inn hotels in its targeted markets. The Company does not currently intend to actively market franchise and management services to independent hotel developers or operators, but the Company will consider franchising to third parties when it can maintain management control and ensure consistency of services, facilities and amenities. These select situations most likely would involve contractual franchise and management arrangements with a "passive" investor or owner. The Company believes its management system and consistency of services are competitive advantages which could be jeopardized if management control of hotel operations is relinquished through truly independent franchising. The Company is not currently engaged in any discussions regarding the acquisition of a portfolio of hotel properties or franchising to independent hotel developers or operators.

HOTEL OPERATIONS

     Each Signature Inn hotel is operated by a staff of approximately 25 employees, including a General Manager who is responsible for day-to-day operations. The General Manager is also responsible for developing operating budgets and implementing hotel policies and procedures. All hotel expenditures, including payroll, accounts payable and travel agent commissions, are centralized for approval and payment in the corporate office headquarters. Standardized property management system software facilitates the capture of information chain-wide in an efficient and consistent manner. Policies and procedures for hotel operations are contained in the Signature Inn Confidential Operations Manual.

     Legendary Service Program. The Company believes that its Legendary Service Program, a unique Company-wide commitment to friendly and helpful guest services, is a key competitive strength for Signature Inns. To underscore the importance of the Legendary Service Program, the Company requires each new employee to sign a written commitment to deliver Legendary Service to the Company's guests. In addition, each employee receives extensive training in employee/guest interaction and carries a Legendary Service Card as a reminder of the four steps of the Legendary Service Program: (1) Big smile and hello; (2) "How do you feel about your stay?"; (3) Go the extra mile; and (4) Listen, apologize and correct the problem immediately. The Company has produced a Legendary Service video and a Signature Inn corporate and hotel information video which describe Signature Inns' hotel concept and services, corporate culture and philosophies. Each employee participates in both classroom and on-the-job training, and must pass various tests before being permitted to serve guests. Depending on the employee's position, the initial training period can extend from two to six weeks. Follow-up training, including the introduction of new policies and procedures, is carried out through a series of weekly and monthly meetings which assure consistent service is being delivered throughout the chain.

     The Company reinforces its commitment to Legendary Service with a money back guarantee to its guests. The General Manager, Assistant General Manager and Guest Service Coordinator of each Signature Inn hotel are authorized to return a guest's money when the circumstance warrants in order to insure the guest's confidence in the Company's commitment to guest satisfaction.

     During new employee orientation, weekly departmental awards meetings and monthly hotel awards meetings, the Legendary Service Program is reviewed and employees are recognized for delivering Legendary Service to the Company's guests. General Managers maintain a monthly Legendary Service log which records guest feedback through comment cards, guest letters, notes and phone calls which serve to identify the Legendary Service award winners. In addition, each hotel recognizes a monthly white glove winner for the top housekeeper, and a guest of the month which is selected by hotel employees. Also, the Company sponsors an annual chain-wide awards convention to recognize employees for performance and achievement.

     Management believes that the cleanliness and quality of the Company's hotel facilities, combined with the Legendary Service provided by its hotel staff, have enabled the Company to provide its guests with value higher than its competition, as demonstrated by the high levels of chain-wide Occupancy, ADR and RevPAR achieved by Signature Inn hotels.

HOTEL MANAGEMENT

     Hotel operations are under the direction of the Vice President of Hotel Operations and three Regional Directors, each of whom supervises the operations of approximately eight hotels. The Vice President of Hotel Operations has 25 years of hotel experience. The Regional Directors each have at least nine years of hotel experience, all having started their careers as a General Manager of a Signature Inn hotel. The General Managers of the Signature Inn hotels have an average of four years of hotel experience.

     The Company has implemented a comprehensive cash bonus program to create incentives for Regional Directors, General Managers and other key hotel staff members. The bonus amounts are based on specific criteria for each position, with emphasis on hotel operating performance. Regional Directors and hotel General Managers are also eligible to participate in the Company's stock option program. In addition, monthly cash incentives are provided to front desk personnel for effectiveness in booking reservations to achieve their hotel's monthly revenue goal.

     Budgeting/Information Systems. Each General Manager prepares an annual business plan including a budget for his or her respective hotel. This process includes the manager's assessment of the local market and the hotel's competitive advantages and disadvantages. Each business plan includes sales and marketing initiatives and other action steps to achieve revenue and expense goals for the year. Annual business plans for all Signature Inn hotels are coordinated and approved by corporate management.

     Each Signature Inn hotel is equipped with an automated property management system and related software programs, including a payroll and sales tracking system, to manage the day-to-day operations of the hotel. Financial and operating data is electronically transmitted daily to corporate headquarters. Daily, weekly, monthly, quarterly and year-to-date reports are produced and reviewed by management to monitor and maintain close control over the Company's hotel operations.

     Quality Control Programs. To ensure compliance with Company policies and governmental regulations, the Director of Human Resources visits each hotel on an annual basis. Each applicant for a key hotel staff position is required to visit the Company's headquarters and take a variety of psychological career assessment tests to ensure his or her personality is conducive to the hospitality business. All employees in the chain (including Company headquarters employees) must pass a drug screening test to become employed and are subject to random testing thereafter. Additionally, all prospective employees must pass credit, criminal and automobile driving record background checks.

     The Company develops qualifications and a job description for each position, including General Managers and other hotel employees. The typical General Manager of a Signature Inn hotel is a college graduate, between 25 and 35 years of age, who possesses a positive mental attitude and strong work ethic.

General Managers are required to attend a Dale Carnegie course to enhance their human relations skills and to be actively involved in at least one local civic organization.

     The Company conducts a preventive maintenance program to maintain the condition of, and to maximize the useful life of, furnishings and equipment. To ensure sufficient funds are available to refurbish and upgrade facilities when the need arises, the Company deposits 4.0% of revenue into a separate furniture, fixture and equipment cash account. The Company believes these expenditures are necessary to build and maintain goodwill with its guests and to enhance the value and profitability of Signature Inns. The Company has secured competitive contract pricing for its purchases of supplies and services and for purchases associated with its refurbishing program.

     Each Signature Inn hotel undergoes a two-day, on-site inspection by its Regional Director at least twice each quarter, and is also formally inspected by a member of corporate management at least twice each year. The Company also regularly receives detailed written evaluations of hotel operations from a guest's perspective through quarterly visits by independent, unannounced inspectors.


     A guest comment card, with pre-paid postage to corporate headquarters, is placed in each Signature Inn guest room. Responses are quantified for each hotel and for the chain as a whole for management review. During 1996, the Company received approximately 4,000 comment cards with over 90% rating Signature Inn hotels and services favorably overall. Each guest who submits a comment card receives a personal letter of appreciation for taking the time to evaluate the Company's performance. The Company adds and refines hotel amenities and services as a direct result of input by guests from the Company's comment card program.


SALES, MARKETING AND RESERVATIONS


     Guest Profile. During 1996, approximately 65% of Signature Inn guests were business travelers and approximately 35% were leisure and other nonbusiness travelers. Business travelers constitute the primary source of weekday room sales throughout the year while leisure travel is generally the major source of room sales on weekends. However, during the summer vacation months, leisure travel demand is also strong throughout the week.



     The Company offers a frequent stay program, the Signature Club, to business travelers who may otherwise not qualify for a volume discount offered to corporations and travel agency consortiums. The membership is extended free of charge to travelers who have stayed at least 10 nights at a Signature Inn hotel. Club benefits include 10% off standard rates, free stay for the guest's spouse, express hotel reservations, express check-in and special check cashing privileges. The Company currently has over 15,000 Signature Club members. Approximately 8% of the Company's chain-wide room nights for 1996 were derived from Signature Club members.


     Sales and Marketing. Since the opening of its first hotel, Signature Inns has placed a strong emphasis on developing new business relationships through an aggressive personal sales calling program. Hotel management of each Signature Inn hotel is responsible for sales in the local market. The Company, through the development of annual and quarterly corporate and hotel business and sales plans, establishes a targeted number of sales calls, open-houses and direct mailings. Incentive compensation for corporate sales and hotel management personnel is awarded based upon achievement of the goals established in these plans. The corporate sales staff is responsible for regional and national sales and the development of relationships with the travel planners of large companies and large travel agency consortiums. The Company currently has negotiated rate arrangements with over 250 companies and with most major travel agency consortiums. Because the Company has management control over all hotels, it can offer negotiated chain-wide room rate pricing based upon volume for all hotels in the Signature Inns chain.

     To complement these sales efforts, the Company is active with various national organizations such as the American Society of Association Executives, the National Business Travel Association, the American Society for Travel Agents, the National Tour Association, the American Bus Association and the Ontario Motor Coach Association.

     To attract the individual senior traveler and capitalize on the growing senior citizen market, the Company offers a 10% discount to all American Association of Retired Persons members. Additionally, the Company offers special motorcoach rates to attract overnight business from the growing senior group tour market. The Company promotes this business through its development of prepackaged tours marketed to senior group tour planners and operators. These competitively priced tour packages available in each Signature Inn market include popular attractions, theaters, museums, specialty restaurants and discounted overnight accommodations at a Signature Inn hotel.


     To appeal to the 35 million membership of the AAA, which consists primarily of leisure travelers, Signature Inn hotels offer "special value" rates (10% discount) and each hotel subscribes to the Official Appointment Designation in all of the applicable AAA Tour Books. Approximately 6% of 1996 chain-wide room nights came from AAA members.


     All Signature Inn hotels feature an outdoor swimming pool (or indoor pool at South Bend, Indiana and Kokomo, Indiana), free stays for children age 17 and under, complimentary all-you-can-eat Breakfast Express(R) and clean, comfortable accommodations to appeal to value conscious leisure travelers and families. These travelers include leisure groups such as overnight guests for weddings, anniversaries, reunions, athletic teams and group motorcoach tours for senior citizens.

     Signature Inns has utilized the services of a full-service advertising agency to assist in developing advertising and marketing programs on a local, regional and national basis. National exposure has been generated by placing advertisements in targeted business travel publications such as Business Travel News and Travel Weekly. Regional and local advertising primarily focuses on radio, business publications, direct mail to travel agencies and corporate travel planners, the Yellow Pages, billboards and local program advertising.

     The Company enlists the services of a full service public relations agency to assist the Company in generating public awareness of Signature Inns within its markets. During 1996, the Signature Inn chain was the official hotel of the Indiana State Fair and the Hoosier State Games. Signature Inns sponsors an annual golf classic for the benefit of Habitat for Humanity, a non-profit organization which builds homes for the working poor. Funds raised from this effort, along with funds raised by local hotel fundraisers and other efforts, have assisted in the building of eight Habitat homes in Indianapolis, Indiana. As a community service, during the holiday season, each Signature Inn hotel provides two complimentary rooms per night to families visiting a hospitalized family member.

     Reservations. Signature Inns utilizes TeleServices Resources, Inc., a subsidiary of AMR Corporation and a sister company of American Airlines, to provide central reservation services. The chain's toll free number, 1-800-822-5252, can be accessed across the continental U.S., Canada and the Virgin Islands. The Company believes its system is comparable to systems used by large national hotel chains. The system is interfaced with the airlines' Global Distribution System including electronic reservation systems such as Sabre, Apollo, Worldspan, System One and Amadeus, which are used by travel agencies. This sophisticated electronic system connects Signature Inns to over 35,000 travel agencies and over 250,000 travel agents in the U.S. and Canada and is also accessible to travel agents in Central and South America and Europe.


     Over 20% of Signature Inns' 1996 chain-wide revenue was generated through the central reservation system. The Company believes that the availability of its reservation system, in combination with the increased awareness of its hotels that is expected to result from its geographic expansion, will contribute to occupancy growth in its Initial Hotels and new hotels.


SIGNATURE INN HOTEL PROPERTIES

     On the completion of the Offering and the closing of the Purchase Transactions, the Company will own 24 of the 25 Signature Inn hotels listed in the table below. Signature Inn-Carmel will continue to be owned by an Indiana limited partnership in which the Company is the general partner and owns a 40% equity interest. The hotels will have a total of 2,952 guest rooms located in six states.

                                                                                                 YEAR      NO. OF
              PROPERTY                                        LOCATION                          OPENED     ROOMS
-------------------------------------   ----------------------------------------------------    ------     ------
Signature Inn -- Indianapolis (North)   I-465 & Michigan Road, Indianapolis, Indiana             1981        141
Signature Inn -- Fort Wayne             I-69 & State Road 3, Fort Wayne, Indiana                 1982        102
Signature Inn -- Castleton              I-465 & Allisonville Road, Indianapolis, Indiana         1983        125
Signature Inn -- Lafayette              I-65 & State Road 26, Lafayette, Indiana                 1983        121
Signature Inn -- Muncie                 McGaillard Road & Chadam Lane, Muncie, Indiana           1984        101
Signature Inn -- Cincinnati (North)     I-75 & Sharonville Road, Sharonville, Ohio               1985        130
Signature Inn -- Cincinnati
  (Northeast)                           I-71 & Mason-Montgomery Road, Cincinnati, Ohio           1985         99
Signature Inn -- Southport              I-65 & Southport Road, Indianapolis, Indiana             1985        101
                                        I-465 & East Washington Street, Indianapolis,
Signature Inn -- Indianapolis (East)    Indiana                                                  1985        101
Signature Inn -- Indianapolis (West)    I-465 & West 38th Street, Indianapolis, Indiana          1985        101
Signature Inn -- Columbus               I-270 & Cleveland Road, Columbus, Ohio                   1986        125
Signature Inn -- Kokomo                 U.S. 31 & Alto Road, Kokomo, Indiana                     1986        101
Signature Inn -- Evansville             Green River Road & Vogel Road, Evansville, Indiana       1986        125
Signature Inn -- Terre Haute            I-70 & U.S. 41, Terre Haute, Indiana                     1987        157
Signature Inn -- Elkhart                Indiana Toll Road & State Road 19, Elkhart, Indiana      1987        125
Signature Inn -- Florence               Turfway Road & I-71/75, Florence, Kentucky               1987        125
Signature Inn -- Dayton                 I-75 & State Road 725, Miamisburg, Ohio                  1987        125
Signature Inn -- South Bend             Indiana Toll Road & U.S. 31, South Bend, Indiana         1987        123
Signature Inn -- Louisville             I-65 & Fern Valley Road, Louisville, Kentucky            1988        123
Signature Inn -- Normal                 101 South Veterans Parkway, Normal, Illinois             1988        124
Signature Inn -- Peoria                 4112 North Brandywine, Peoria, Illinois                  1988        124
Signature Inn -- Bettendorf             I-74 & Spruce Hill Drive, Bettendorf, Iowa               1989        124
Signature Inn -- Knoxville              I-75 & Cedar Bluff Road, Knoxville, Tennessee            1989        124
Signature Inn -- Springfield*           I-55 & Stevenson Drive, Springfield, Illinois            1996**      124
Signature Inn -- Carmel***              I-465 & U.S. 31, Carmel, Indiana                         1997         81

---------------

*   Upon completion of conversion to a Signature Inn.

**  Year acquired.

*** Expected to open January 1997.

TRADEMARKS

     The trademarks "Signature Inn," "We Help You Get Down to Business," "Sincerely Yours," "Breakfast Express(R)," "There's Something Personal about a Signature" and related marks and logos are actively used by the Company, are material to the Company's business and are registered with U.S. Patent and Trademark Office.

EMPLOYEES

     On the completion of the Offering and the closing of the Purchase Transactions, the Company will have approximately 600 employees, including 30 in the Company's corporate office. The Company's employees are not represented by a labor union. The Company considers its relationship with its employees to be good.

COMPETITION

     The lodging industry is an extremely competitive business. The Company and its Signature Inn hotels are each in competition with numerous management companies and hotel chains of varying quality and size, including national and regional chains and hotels which have available to them greater name recognition and financial resources than the Company. Chains such as Hampton Inn, Courtyard by Marriott, Holiday Inn Express, LaQuinta Inn, Drury Inn and Ramada Limited are direct competitors of the Company. There is no single competitor or group of competitors of the Company that is dominant in the lodging industry. Competitive factors in the industry include reasonableness of room rates, quality of accommodations, degree of service and convenience of locations. The lodging industry in general, including the Company, may be adversely affected by national and regional economic conditions and government regulations. The demand for accommodations at a particular hotel may be adversely affected by many factors including changes in travel patterns, local and regional economic conditions and the degree of competition with other lodging establishments in the area. The Company believes its management possesses adequate experience and that the Signature Inn concept is sufficiently recognized to enable the Company to compete successfully against its competitors.

ENERGY AND ENVIRONMENTAL FACTORS

     Present and future regulations issued to meet federal or local antipollution standards, limitations on or rationing of gasoline usage, gasoline shortages or other effects of any future energy crisis or shortage of natural resources may adversely affect utilization of one or more of the Signature Inn hotel properties by travelers or increase the cost of operating such properties and thus adversely affect the Company's operations. Further, environmental studies required to be performed by the Company and its Affiliated Entities in connection with the acquisition of properties in order to avoid potential liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Super Fund Amendments and Reauthorization Act of 1986, add to the costs of acquisition of real estate generally.

     Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment of hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The cost of the remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the operation of the hotel properties, the Company may be potentially liable for such costs.

     The Company has obtained Phase I environmental site assessments ("Phase I Surveys") on existing Signature Inn properties, and intends to obtain Phase I Surveys prior to the purchase of any properties after the Purchase Transactions. The Phase I Surveys are intended to identify potential environmental contamination and regulatory compliance concerns. Phase I Surveys generally include historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties and the preparation and issuance of written reports. Phase I Surveys generally do not include invasive procedures, such as soil sampling or ground water analysis.

     The Company is not aware of any environmental liability or compliance concern that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity. Nevertheless, it is possible that Phase I Surveys will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which the Company will not be aware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability, or (ii) the current environmental condition of the Company's or Affiliated Entities' existing and future properties will not be affected by the condition of neighboring properties or by unaffiliated third parties.

AMERICANS WITH DISABILITIES ACT AND OTHER GOVERNMENTAL REGULATIONS

     The Company believes that all hotels within the Signature Inn chain currently are in compliance in all material respects with the Americans With Disabilities Act and does not anticipate that future compliance with this regulation will require substantial cash resources.

     A number of states regulate the licensing of hotels by requiring registration, disclosure statements and compliance with specific standards of conduct. The Company believes that each Signature Inn hotel has the necessary permits and approvals to operate its respective business and the Company intends to continue to obtain such permits and approvals for its new facilities. In addition, the Company and its Affiliated Entities are subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Further increases in the minimum wage rate, employee benefit costs or the costs associated with employees could adversely affect the Company.

LEGAL PROCEEDINGS

     The Company is involved in various lawsuits arising in the normal course of business. The Company believes that the ultimate outcome of these lawsuits will not have a material adverse effect on the Company's business, assets, financial condition or results of operations.

     In October 1989, the Company's primary development lender and lead bank on its line of credit refused to renew on normal terms the Company's line of credit, which had previously been routinely renewed on an annual basis. In March 1990, the bank refused to further renew the line of credit at all. The bank's refusal to renew the line of credit, together with other factors, caused the Company to terminate two ongoing public offerings of affiliated limited partnership interests and prevented the Company from structuring and syndicating any such offerings after 1989. As a result, nine hotels in their "start-up" phase were not adequately financed, and their operation caused the Company to exhaust substantially all of its cash resources and historically adequate working capital reserves. In early 1990, the Company was forced to suspend interest payments to its lenders and, after unsuccessfully attempting to negotiate an out-of-court debt restructuring with its lenders, filed for protection under Chapter 11 of the Bankruptcy Code on April 23, 1990. Although a reorganization plan ultimately was confirmed on March 28, 1991, the confirmed plan proved unfeasible, requiring the Company again to suspend debt service payments to its lenders as of January 1, 1992.

     During 1992 and 1993, the Company conveyed to its lenders a total of six Company-owned hotels in lieu of foreclosure and in full release and discharge of the substantial deficiency obligations (representing the negative difference between the estimated fair market value of the properties and the indebtedness owing thereon) owing to those lenders. In addition, on December 23, 1992, the Company negotiated a substantial restructuring of its indebtedness to its former primary lender. On December 16, 1993, the Company completed a total extinguishment at a discount of the Company's indebtedness and warrant obligations then owing to its former primary lender, pursuant to a comprehensive refinancing package. In 1995, the Company paid most of the indebtedness incurred in connection with the 1993 refinancing, including a $900,000 Capital Appreciation Fee. As of September 30, 1996, other than non-recourse hotel mortgage loans to its consolidated Affiliated Entities, the Company had $2.75 million outstanding on its line of credit facility.


     Several investors in the Syndicated Affiliated Entities have questioned the fairness of the Purchase Transactions. One investor has demanded consideration for his limited partnership unit that exceeds the amount that he would receive in connection with the Purchase Transactions, and he has threatened to take legal action unless his demand is satisfied. The Company is unable to predict whether any legal action will be taken by this or any other investor. The Company believes that the purchase prices to be paid in, and the terms of, the Purchase Transactions are fair and reasonable.


INSURANCE

     The Company has commercial general liability insurance with an occurrence limit of $1.0 million, including bodily injury and property damage, personal and advertising injury, and products and completed operations coverage, with an aggregate limit of $2.0 million per hotel, for these coverages and additional excess umbrella liability insurance with a coverage limit of $25.0 million over and above the underlying occurrence limit. The Company believes these coverages and limits are appropriate for its business. While management believes that its insurance coverage is adequate, if the Company were held liable for amounts and claims exceeding the limits of its insurance coverage or outside the scope of its insurance coverage, the Company's business, results of operations and financial condition could be materially and adversely affected.

HEADQUARTERS

     The Company's corporate headquarters in Indianapolis, Indiana, is occupied pursuant to a lease that expires in November 1997. Management believes that such offices are sufficient to meet its present needs and does not anticipate any difficulty in securing additional space, as needed, on terms acceptable to the Company.

                                   MANAGEMENT

     The following chart lists the names, ages and current positions with the Company of each of the Company's current directors and executive officers. Each director named below has served as a director of the Company for five or more years, except for Messrs. Carney and Hagood, who became directors in November 1993, Mr. Huse, who became a director in August 1994, and Mr. Watson, who became a director in October 1996.


          NAME           AGE                      POSITION WITH THE COMPANY
----------------------------     -----------------------------------------------------------
                                 President, Chief Executive Officer and Chairman of the
John D. Bontreger        47      Board
                                 Vice President Finance, Chief Financial Officer and
Mark D. Carney           39      Director
Bo L. Hagood             47      Vice President Hotel Operations and Director
                                 Secretary, Executive Director Sales and Marketing and
David R. Miller          55      Director
Martin D. Brew           36      Treasurer and Controller
Stephen M. Huse          54      Director
George A. Morton         59      Director
Richard L. Russell       61      Director
Richard E. Shank         63      Director
William S. Watson        52      Director
Orus E. Weaver           72      Director Emeritus


     A brief description of the business experience and educational background of each of the current directors and executive officers is as follows:

     John D. Bontreger is the founder of the Company and has served as its President, Chief Executive Officer, and Chairman of the Board since the Company's inception in March 1978. He is responsible for the overall management of the business affairs of the corporation. Prior to founding the Company, Mr. Bontreger served from 1975 to 1978 as a vice president for an Indiana-based hotel company. Mr. Bontreger holds a Bachelor of Science Degree from Goshen College, Goshen, Indiana where he was graduated in 1972.

     Mark D. Carney joined the Company in 1992 as the Vice President of Finance/Chief Financial Officer and is responsible for the financial operations and finance functions of the Company and affiliated entities. Prior to joining the Company, Mr. Carney was employed by KPMG Peat Marwick, in Indianapolis, Indiana. He was responsible for services to public and privately owned real estate developers and operators, hospitality companies and financial institutions. Mr. Carney is a 1979 graduate of Indiana University, with a Bachelor of Science Degree from the School of Business and is a member of the American Institute of Certified Public Accountants.

     Bo L. Hagood has been employed by the Company since December 1980 starting as a hotel General Manager. In January 1984, he was promoted to Director of Hotel Operations and then to Vice President Hotel Operations in 1987. Mr. Hagood has been employed in the hospitality industry for 25 years, having managed several hotels for national chains prior to joining Signature Inns. Mr. Hagood was graduated from Appalachian State University in 1971 with a Bachelor of Science Degree in Business Administration.

     David R. Miller has been employed by the Company since August 1978 and has served as the Secretary (and Treasurer until May 1986) of the Company since September 1978. Since 1990, Mr. Miller has been the Executive Director Sales and Marketing responsible for assisting in the development and implementation of the Company's advertising, marketing and public relation programs. He has served as liaison with the Company's advertising and public relations agencies and has directed the local, regional and national hotel room sales program and the central reservation system. Mr. Miller is a 1965 graduate of Ashland University, Ashland, Ohio, with a B.S. in Business Administration.

     Martin D. Brew has been employed by the Company since April 1986. In December 1987, Mr. Brew assumed the position of Controller and, in April 1992, he began serving as Treasurer. Mr. Brew is responsible for the Accounting and Information Systems Department and the functions of:
Financial Reporting, Investor Reporting, Cash Management, Property and Casualty Insurance, Legal Compliance, Automation concepts of the chain, Tax Planning and Audit Coordination. Prior to his employment with Signature Inns, Mr. Brew was employed by KPMG Peat Marwick. Mr. Brew is a 1982 graduate of Indiana University, with a Bachelor of Science Degree from the School of Business and is a member of the American Institute of Certified Public Accountants.

     Stephen M. Huse is Chairman and Chief Executive Officer, Huse Food Group, Inc., Bloomington, Indiana. In addition, Mr. Huse is President of St. Elmo, Incorporated, which operates the St. Elmo Steak House in downtown Indianapolis, and Chief Executive Officer of Beef Corporation of America, franchisee of 12 Arby's Roast Beef Restaurants in Central and Southern Indiana. Previously, Mr. Huse was President and Chief Executive Officer of Consolidated Products, Inc., operator of Steak 'n' Shake restaurants. He is also the founder of Noble Romans Incorporated, a publicly traded franchisor of pizza parlors in the Midwest. Mr. Huse is also a director of Marsh Supermarkets, Inc., and a member of the Advisory Board of KeyBank of Central Indiana, Indianapolis, Indiana. Mr. Huse is a 1965 graduate of Indiana University.

     George A. Morton has been manager, operator and part owner of Morton Farms, Inc. since 1962, and serves as Vice President and Secretary of that company. From April 1987 to January 1989, Mr. Morton served as Deputy Commissioner of Agriculture for the State of Indiana. He served as the Indiana Director of Farmers Home Administration from 1989 to 1993. Mr. Morton is a 1958 graduate of Purdue University.

     Richard L Russell has been the Executive Director, Direct Regions of the National Retail Hardware Association, and has been involved in the hardware industry for nearly thirty years. He has also served as president or director of several community and civic organizations. Mr. Russell is a 1958 graduate of Purdue University.

     Richard E. Shank has been self-employed in the real estate business since 1961. Mr. Shank was an elected representative in the Indiana General Assembly for 21 years, and was a State Senator from 1976 to 1987. He served as Executive Director of the Indiana Professional Licensing Agency during 1988. Mr. Shank attended Hesston College in Hesston, Kansas.

     William S. Watson currently provides hotel industry consulting services through WSRW Enterprise, which is affiliated with Stratus Management Group, Inc. Mr. Watson previously served as Vice-Chairman of Pegasus Systems, Inc., and Chairman of THISCO (The Hotel Industry Switch Company). Mr. Watson previously held positions with Best Western International as Senior Vice President Worldwide Marketing and Executive Vice President. Mr. Watson was also employed as a Vice President of ITT Sheraton Corporation, and held executive positions with Bicoastal Air Service, Inc., Altair Airlines, Inc., and Pan American World Airways. Mr. Watson holds a Mechanical Engineering degree from Croydon Polytechnic in England.

     Orus E. Weaver, who served as a Director of the Company from its inception through October 1996, was designated a Director Emeritus by the Board of Directors on October 22, 1996. As a Director Emeritus Mr. Weaver is invited to attend meetings of the Board of Directors and receives the same compensation as a Director, but has no vote with respect to any matter coming before the Board. Mr. Weaver's invitation to attend Board meetings and his compensation therefor terminate in May 1998. He has been an independent life insurance broker since 1981 and previously assisted in the sale of limited partnership interests in limited partnerships formed to develop Signature Inn hotels. Mr. Weaver has been a member of the Indiana and National Association of Life Underwriters for almost 20 years.

EXECUTIVE COMPENSATION


     The following Summary Compensation Table lists the cash compensation paid to each of the four highest compensated executive officers of the Company during the four year period from January 1, 1993 through December 31, 1996:


                           SUMMARY COMPENSATION TABLE


                                                                           ANNUAL
                                           YEAR ENDED                   COMPENSATION
      NAME AND PRINCIPAL POSITION         DECEMBER 31,      SALARY       BONUS (1)
----------------------------------------  ------------     --------     ------------
John D. Bontreger                             1996         $153,317       $ 89,066
  President & CEO                             1995          147,833         61,685
                                              1994          141,901         77,768
                                              1993          136,250             --
Mark D. Carney                                1996           92,663         56,679
  V.P. Finance & CFO                          1995           89,350         38,217
                                              1994           85,782         47,003
                                              1993           80,337          3,000
Bo L. Hagood                                  1996           92,663         56,679
  V.P. Hotel Operations                       1995           89,350         38,217
                                              1994           85,792         47,003
                                              1993           82,212          7,787
David R. Miller                               1996           78,624         32,388
  Secretary, Executive Director of            1995           75,911         24,124
  Sales and Marketing                         1994           72,795         28,487
                                              1993           69,808          3,330


---------------


(1) Represents amounts earned during the year preceding the year shown and determined by the board of directors of the Company and paid in the year shown. The Company anticipates that bonus amounts earned during 1996 will be determined and paid in the first quarter of 1997.


OPTION AND RESTRICTED STOCK GRANTS


     As of the date of this Prospectus, there are unexercised options to purchase 2,297 shares of Common Stock under the 1986 Signature Inns, Inc. Incentive Stock Option Plan (the "1986 Plan"). All of those unexercised options expire in July 1997. Except for Mr. Brew, who holds options on a total of 540 shares, no other director or executive officer of the Company holds any options under the 1986 Plan.



     The following table sets forth the grants of options to be made to the four highest compensated executive officers during fiscal 1997 under the Signature Inns, Inc. 1996 Equity Incentive Plan, which is described more fully below.


                  OPTION GRANTS IN CURRENT FISCAL YEAR (1)(2)


                           NUMBER OF
                           SECURITIES        % OF TOTAL          EXERCISE
                           UNDERLYING    OPTIONS GRANTED TO       OR BASE
                            OPTIONS         EMPLOYEES IN           PRICE         EXPIRATION
          NAME              GRANTED         FISCAL YEAR          ($/SH)(3)          DATE
-------------------------  ---------     ------------------     -----------     ------------
John D. Bontreger........    25,000             27.5%                           January 2007
Mark D. Carney...........    12,500             13.7%                           January 2007
Bo L. Hagood.............    12,500             13.7%                           January 2007
David R. Miller..........     7,500              8.2%                           January 2007

---------------

(1) The Company's Compensation Committee and Board of Directors have approved the grant of the stock options listed in the foregoing table conditioned upon the successful completion of the Offering. However, no stock option agreements have yet been signed and no options have yet been granted.


(2) No options were granted during 1996.



(3) Based on the fair market value (as defined in the Signature Inns, Inc., 1996 Equity Incentive Plan) of the Common Stock.



COMMITTEES OF THE BOARD



     Audit Committee. The Audit Committee meets as necessary to (i) recommend to the Board of Directors the retention, from time to time, of the independent auditing firm to be engaged by the Company, (ii) coordinate the annual audit of the Company between management and the auditing firm, (iii) meet with the auditors at least two times during the year, including one meeting before the audit is commenced and one meeting following the completion of the audit, and to meet at such other times as the Board of Directors, in its discretion, directs or as the Committee determines. Committee members serve one-year terms, from one annual shareholders' meeting to the next. The current members of the Audit Committee are Richard E. Shank, Chairman, and Richard L. Russell. The Audit Committee met twice during 1996.



     Compensation Committee. The members of the Compensation Committee serve from year to year from one annual meeting of shareholders to the next. The purposes and functions of the Compensation Committee are to (i) develop and recommend to the Board of Directors for approval a compensation plan for the president and chief executive officer and all other individuals within the Company who are designated as "senior management," (ii) review benefit, bonus and incentive plans and other corporate perquisites on an annual basis, (iii) review and recommend to the Board suggested changes in compensation to be paid to outside members of the Board, and (iv) review expense reimbursement policies of the Company as they pertain to directors and management. The Compensation Committee meets as determined necessary by the Board or by the Committee. The current members of the Compensation Committee are George A. Morton, Chairman and Stephen M. Huse. The Compensation Committee met twice during 1996.


EMPLOYMENT CONTRACTS


     The Company has employment contracts with John D. Bontreger, Bo L. Hagood, Mark D. Carney, David R. Miller and Martin D. Brew. The terms of the employment contracts began in December 1993, and the contracts provide for base salaries of the officers/employees, plus bonuses, as determined annually by the Company's Board of Directors. In addition, the employment contracts provide for the payment of other customary benefits, including medical, life and disability insurance premiums. Mr. Bontreger's contract expires in June 1998. Messrs. Hagood's and Carney's contracts expire in December 1997. Messrs. Miller's and Brew's contracts expire in June 1997. The contracts are renewable for subsequent terms: Mr. Bontreger's for one and one-half years; Messrs. Hagood's and Carney's for one year; and Messrs. Miller's and Brew's for six months. The contracts are not terminable by the Company except upon "just cause" as defined in the contracts.


     In the event the Company terminates an officer/employee's employment without "just cause," or in the event an officer/employee resigns "with just cause" (i.e., where the Company materially breaches the agreement), the officer/employee is entitled to receive from the Company lump sum severance payments equal to a multiple of yearly "regular compensation," as defined in the contracts. In such events, Mr. Bontreger would receive severance benefits equal to one and one-half times his "regular compensation," Messrs. Hagood and Carney would receive severance benefits equal to one time such compensation, and Messrs. Miller and Brew would each receive severance benefits equal to one-half times such compensation.

     In the event of the termination of an employment contract by the Company "for just cause" or a resignation by an officer/employee "without just cause," the severance benefits would not be payable. In addition, in the event the Company terminates an employment contract for "just cause" or the officer/employee resigns "without just cause," the officer/employee must abide by certain restrictive, non-compete provisions for the same period as the then current term of the contract.

COMPENSATION OF DIRECTORS

     Each of the Company's five non-employee directors (each, an "Outside Director") is paid a retainer of $5,400 per year, payable quarterly. In addition, each Outside Director receives a fee of $650 per Board meeting attended (other than telephonic Board meetings which are covered by the retainer, and receives a fee of $650 for each Committee meeting, unless such Committee meeting is held "in conjunction with" a Board meeting, in which event, the fee is $325. Under the terms of the 1996 Equity Incentive Plan, awards of Restricted Stock to Outside Directors are automatically granted upon such directors' election or re-election. Initially, each Outside Director was granted 167 shares, 333 shares or 500 shares of Restricted Stock depending on the number of years then remaining in such director's term. Upon re-election, each Outside Director is granted awards of 500 shares of Restricted Stock. Outside Directors are also reimbursed for reasonable costs and expenses, including travel expenses, incurred by them in connection with their attendance at any board or committee meeting.

THE 1996 EQUITY INCENTIVE PLAN

     Believing that the Company's earnings performance and growth depend on the best possible management available, the Board of Directors of the Company adopted a 10-year incentive plan entitled the "Signature Inns, Inc. 1996 Equity Incentive Plan" (the "Plan") for directors, officers and employees of the Company and its subsidiaries. The Board believes that the Plan will encourage equity ownership in the Company by key employees, provide those individuals with incentive and motivation to perform in the best interests of the Company and its shareholders and aid in attracting and retaining high quality employees.

     The Plan became effective when it was approved by the Company's shareholders at their 1996 annual meeting. Awards granted under the Plan may be in the form of Incentive Stock Options, Non-qualified stock options (collectively referred to herein as "Stock Options"), Restricted Stock Grants or any combination thereof within the limitations set forth in the Plan. For purposes of awarding Stock Options and Restricted Stock Grants, the Plan will remain in effect for a term of 10 years from the date of adoption of the Plan by the Board of Directors on February 20, 1996 (the "Plan Term Commencement Date"). The Plan will continue in effect thereafter (i.e., beyond the 10 year term for making awards) until all matters relating to the payment of awards and the administration of the Plan have been fully settled. The principal features of the Plan are summarized below.


     The Plan is intended to supersede and replace the 1986 Signature Inns, Inc. Incentive Stock Option Plan (the "1986 Plan"), which expired on March 26, 1996, and will govern any outstanding unexercised stock options granted under the 1986 Plan. As of the date of this Prospectus, there are unexercised options to purchase 2,297 shares of Common Stock under the 1986 Plan, at an exercise price of $4.163, which expire in July 1997.


     Administration. The Plan is administered by the Compensation Committee, one of two standing committees appointed by the Board of Directors. The Compensation Committee consists of two Directors of the Company, neither of whom is an employee of the Company or its subsidiaries. The Compensation Committee and the Plan are required always to possess characteristics required to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Compensation Committee has sole authority to administer and interpret the Plan and to make recommendations for awards thereunder to the Board of Directors. No awards may be granted other than those recommended by the Compensation Committee.

     Shares Available. The Plan provides that no more than 750,000 shares of the Company's Common Stock may be awarded as either Stock Options or Restricted Stock Grants, subject to adjustment in certain circumstances (the "Available Shares"). Available Shares cannot exceed 10% of the total outstanding shares of Common Stock of the Company at any time during the term of the Plan, and no more than 5% of the Available Shares may be awarded in the form of Restricted Stock Grants.

     Eligibility. Only full-time officers and employees of the Company and its subsidiaries are eligible for awards of Stock Options and Restricted Stock Grants. Outside Directors are eligible only for awards of

Restricted Stock Grants. Awards of Restricted Stock Grants to Outside Directors will be on an automatic, non-discretionary basis, upon the election or re-election of each Outside Director.

     Stock Options. Stock Options granted under the Plan may be Incentive Stock Options or Non-qualified Stock Options. Subject to the terms and provisions of the Plan, options may be granted to officers or employees at any time and from time to time as shall be recommended by the Compensation Committee and approved by the Board of Directors. The Compensation Committee shall have discretion in recommending to the Board the number of shares subject to options granted to each Participant.

     The option price at which the Participant can exercise each Stock Option (the "Exercise Price") shall be recommended by the Compensation Committee and approved by the Board of Directors, provided that the Exercise Price shall not be less than the Fair Market Value (as such term is defined in the Plan) per share of the Company's Common Stock at the time of the grant. No Stock Option may be granted after ten years following the Plan Term Commencement Date. All Stock Options granted under the Plan shall expire no later than ten years from the date of the grant, subject to the limitations set forth in the Plan.


     Stock Options awarded to Employees under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each award or for each Employee. However, each Non-qualified Stock Option shall become exercisable in respect of 33 1/3 percent of the shares subject to the option on the first, second and third anniversary of grant. Notwithstanding any other provision of the Plan, in no event may any Stock Option awarded under the Plan to an Employee who is subject to the restrictions of Section 16 of the Exchange Act become exercisable prior to six months following the date of its award. In addition, the Plan places limitations on the exercise of options following termination of employment or in the event of death, disability or retirement or termination associated with a Change in Control (as defined in the Plan) of the Company.


     Restricted Stock. The Plan provides for the award of shares of Common Stock of the Company which are subject to certain restrictions provided in the Plan or otherwise determined by the Compensation Committee ("Restricted Stock"). Restricted Stock issued pursuant to the Plan will be represented by Common Stock certificates registered in the names of the Participants who receive such awards. Upon the award of Restricted Stock, the Participant is entitled to vote the Restricted Stock and to exercise other rights as a shareholder of the Company, including the right to receive all dividends and other distributions paid or made with respect to the Restricted Stock. However, the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the restriction period designated by the Compensation Committee except by will or as may be determined by the Compensation Committee. When the conditions of the Restricted Stock award established by the Compensation Committee are satisfied, the Company will deliver at the end of the restriction period stock certificates representing the shares of Common Stock which are no longer subject to any restrictions, except those restrictions required by applicable securities laws.

     Federal Income Tax Treatment. The following is a brief summary of the Federal income tax rules currently applicable to participation in the Plan. The summary is not exhaustive and does not cover any state or local tax consequences of participation in the Plan. The Company advises Participants to consult their own tax advisors with respect to the consequences of their participation in the Plan.

     Income is not recognized by a Participant on receipt of an option. Upon the exercise of a Non-qualified Stock Option, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of the exercise over the Exercise Price paid by the Participant. The Participant's tax basis in those shares will be the Exercise Price paid plus the amount of recognized ordinary income, and the Participant's holding period will commence on the date the shares are transferred. Special rules apply in the event all or a portion of the Exercise Price is paid in the form of shares of Common Stock of the Company. Other special rules may also apply to a Participant who is subject to Section 16 of the Securities Exchange Act of 1934.

     The exercise of an Incentive Stock Option by payment of cash will generally have no immediate tax consequences to the Participant (except to the extent it is an adjustment in computing alternative minimum taxable income). A Participant who disposes of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option after a certain holding period will generally realize long-term capital gain or loss equal to the difference between the amount realized upon the sale and the purchase price of the shares (i.e., the exercise price paid by the Participant). However, a Participant who disposes of shares acquired pursuant to exercise of an Incentive Stock Option prior to the expiration of such holding period will recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock on the date of exercise (or the proceeds of the disposition, if less) over the Exercise Price. Special rules apply in the event all or a portion of the Exercise Price is paid in the form of shares of Common Stock of the Company.

     With respect to Restricted Stock, the Participant will have ordinary income equal to the fair market value of the Restricted Stock on the date those shares are no longer subject to forfeiture, unless the Participant elects within 30 days of initial receipt of the Restricted Stock to include as ordinary income the fair market value of the shares on the date of issuance.

     Generally, to the extent a Participant recognizes ordinary income as described above, the Company (or the subsidiary of the Company for which the Participant performs services) will be entitled to a corresponding deduction, provided that, among other things (i) the amount deductible (I) is an ordinary, necessary and reasonable business expense; (II) is not an excess parachute payment within the meaning of Section 280G of the Code; and (III) is not disallowed by the $1.0 million limitation on certain highly compensated executive compensation pursuant to Section 162(m) of the Code; and (ii) any applicable reporting obligations are satisfied.


     Amendment and Termination. The Compensation Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made more than every six months. In addition, no such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed or quoted.

                             PRINCIPAL STOCKHOLDERS


     Set forth in the following table are the beneficial holdings as of December 13, 1996 and as of the time of completion of the Offering, of the Company's Common Stock (as adjusted for the 1-for-3.7 share reverse stock split) and the Series A Preferred Stock of each of the current directors of the Company, which include each person known to the Company who may be deemed to own more than 5% of the Company's Common Stock, and all directors and officers as a group:



                               COMMON STOCK                COMMON STOCK           SERIES A PREFERRED
                               BENEFICIALLY                BENEFICIALLY           STOCK BENEFICIALLY
                                  OWNED                       OWNED                  OWNED AFTER
                           PRIOR TO OFFERING(2)         AFTER OFFERING(2)            OFFERING(2)
                          ----------------------     ------------------------   ----------------------
        NAME AND           NUMBER                     NUMBER                     NUMBER
       ADDRESS(1)         OF SHARES   PERCENTAGE     OF SHARES   PERCENTAGE(3)  OF SHARES   PERCENTAGE
------------------------  ---------   ----------     ---------   ------------   ---------   ----------
John D. Bontreger.......   409,568       19.46%       409,568         6.44%
Mark D. Carney..........   119,730        5.69%       119,730         1.88%
Bo L. Hagood............   115,112        5.47%       115,112         1.81%
David R. Miller.........    80,946        3.85%        80,946         1.27%
Orus E. Weaver..........    29,741(4)     1.41%        29,741(4)         *
George A. Morton........    27,703(5)     1.32%        27,703(5)         *
Richard E. Shank........    27,071(6)     1.29%        27,071(6)         *
Richard L. Russell......    16,351(7)        *         16,351(7)         *
Stephen M. Huse.........        45           *             45            *
William S. Watson.......        90           *             90            *
All directors, executive
  officers as a group
  (Includes 11
  persons)..............   860,682       40.90%       860,682        13.53%


---------------

* Represents less than 1% of the outstanding Common Stock

(1) The address of each beneficial owner is in care of Signature Inns, Inc., 250 East 96th Street, Suite 450, Indianapolis, Indiana, 46240.

(2) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise indicated.


(3) Percentages are calculated as if all of the Series A Preferred Stock had been converted into Common Stock at the conversion price set forth on the cover page of this Prospectus.



(4) Mr. Weaver holds 29,412 shares of Common Stock in his name of record and has sole voting and investment power over such shares, and he owns 329 shares of Common Stock jointly with his wife with whom he shares voting and investment power over such shares.



(5) Mr. Morton holds 16,893 shares of Common Stock in his name of record and has sole voting and investment power over such shares, and 10,810 shares of Common Stock are held by trusts for which his wife acts as trustee with investment power over such shares.



(6) Mr. Shank holds all shares of Common Stock as a joint tenant with his wife with whom he shares voting and investment power over all such shares.



(7) Mr. Russell holds 6,892 shares of Common Stock in his name of record and has sole voting and investment power over such shares and 9,459 shares of Common Stock jointly with his wife with whom he shares voting and investment power over such shares.

                 MARKET FOR THE REGISTRANT'S CAPITAL STOCK AND

                          RELATED STOCKHOLDER MATTERS


     No Series A Preferred Stock was outstanding prior to this Offering. The Company's Common Stock is not listed on any securities exchange, and first became subject to quotation on the "NASDAQ" National Market system on January
  , 1997.



     The range of high and low bids for Company's Common Stock for each quarter within the last two fiscal years (as adjusted for the 1-for-3.7 share reverse stock split) is set forth below:



QUARTER         HIGH           LOW
 ENDED         BID(1)        BID(1)
--------     ----------     ---------
 9/30/96      $ 14.800       $ 1.850
 6/30/96         3.700         1.850
 3/31/96         4.163         1.850
12/31/95         2.775         1.850
 9/30/95         2.775         1.850
 6/30/95         1.850         1.850
 3/31/95         1.850          .463
12/31/94          .925          .463
 9/30/94          .925          .463
 6/30/94          .463          .463
 3/31/94          .925          .463


---------------

(1) Quotations may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company is an Indiana corporation originally organized in 1978. The authorized capital stock of the Company consists of 13,513,514 shares of common stock, no par value per share (the "Common Stock"), and 5,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). Upon completion of the Offering, 2,104,413 shares of Common Stock will be issued and outstanding and 2,000,000 shares (2,300,000 shares if the Underwriters' over-allotment option is exercised) of the Preferred Stock will be issued and outstanding. The following description is a summary and is qualified in its entirety by reference to the provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles"), and its By-Laws, as amended (the "By-Laws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.



PREFERRED STOCK



     The authorized Preferred Stock consists of two classes, Cumulative Convertible Preferred Stock and Non-Cumulative Preferred Stock, each of which may be issued from time to time in one or more designated series. The Company's Board of Directors, without approval of the shareholders, is authorized to establish the attributes, designations, preferences and voting, dividend, redemption, conversion, liquidation and other relevant terms of a particular series of either class of Preferred Stock. Pursuant to its authority, the Company's Board of Directors has designated as a series the Series A Preferred Stock offered hereby, which is more fully described in the section below entitled "-Series A Preferred Stock." The Company's Board of Directors also has designated as a series of the Non-Cumulative Preferred Stock, the Series One Non-Cumulative Preferred Stock, which is issuable upon the exercise of certain Stock Purchase Rights pursuant to the Company's Shareholders' Rights Plan which is more fully described below under the heading "-Stock Purchase Rights Under Shareholders' Rights Plan."



SERIES A PREFERRED STOCK



     The Series A Preferred Stock offered hereby is a single series consisting of up to 2,300,000 shares (including shares issuable on exercise of the Underwriters' over-allotment option). The holders of Series A Preferred Stock have no preemptive rights. The Series A Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. For a description of certain tax consequences relating to the purchase and ownership of the Series A Preferred Stock, see "Certain Tax Considerations."



     Ranking. The Series A Preferred Stock will rank senior to the Common Stock and Non-Cumulative Preferred Stock with respect to dividend rights and rights on any liquidation, winding up and dissolution of the Company. The Series A Preferred Stock will rank on a parity with other series of the Company's Cumulative Preferred Stock with respect to dividends, liquidation and voting rights. All of the Company's Preferred Stock is junior to all indebtedness and other liabilities of the Company.



     Dividends.  The holders of Series A Preferred Stock are entitled to
cumulative dividends in the annual amount of $          per share, when, as and
if declared by the Board of Directors out of funds legally available therefor, payable quarterly on the fifteenth day of January, April, July and October of each year. Dividends on the Series A Preferred Stock will accrue and be cumulative from the date of first issuance. The first dividend will be payable on April 15, 1997, when and as declared by the Board of Directors of the Company, at that rate from the date of issue through March 31, 1997. Unless all prior dividends on the Series A Preferred Stock, and on any other class of Cumulative Preferred Stock of the Company ranking on a parity with the Series A Preferred Stock as to dividends (collectively "Parity Preferred Stock"), have been paid in full or have been declared and a sum sufficient for payment thereof has been set aside, (i) no cash dividend or distribution (other than in shares of Common Stock or other securities ranking junior to the Series A Preferred Stock as to dividends) may be declared or paid on the Common Stock or other securities ranking junior to the Series A Preferred Stock, and (ii) the Company may not purchase, retire or otherwise acquire any shares of its Common Stock or other securities ranking junior to the Series A Preferred Stock as to dividends. The Company does not have outstanding any Parity Preferred Stock.



     Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of the dividends at the time accumulated and payable on those shares will be allocated pro rata among all such shares at the time outstanding. If a dividend upon any shares of Series A Preferred Stock, or any other outstanding Parity Preferred Stock, is in arrears, all dividends or other distributions declared upon shares of each series of such stock (other than dividends paid in Common Stock or in any other stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up) will be declared pro rata so that in all cases the amounts of dividends or other distributions declared per share on each such series bear to each other the same ratio that accumulated and unpaid dividends per share on each such series bear to each other.



     Convertibility. Holders of Series A Preferred Stock will have the right, at their option, to convert any or all of their shares of Series A Preferred Stock into shares of Common Stock, at any time or from time to time, at the conversion price set forth on the cover page hereof (equivalent to a conversion
ratio of approximately      shares of Common Stock for each share of Series A
Preferred Stock), subject to adjustment from time to time as described below. The right to convert any share of Series A Preferred Stock called for redemption will terminate at the close of business on the redemption date in respect thereof.



     Fractional shares of Common Stock will not be delivered upon any conversion, but cash will be paid in respect of such fractional shares, based on the applicable market price (as defined in the Articles) of the Common Stock.



     Holders of shares of Series A Preferred Stock surrendered for conversion or redemption after the record date for a dividend payment and prior to the next succeeding dividend payment date are entitled to the declared dividend notwithstanding such conversion or redemption.



     The conversion price is subject to adjustments upon the occurrence of certain events, including (i) dividends on the Common Stock payable in capital stock and stock splits, combinations or reclassifications of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving corporation), (ii) issuance to all holders of Common Stock (not available on an equivalent basis to holders of the Series A Preferred Stock on conversion) of rights or warrants to subscribe for or purchase shares of Common Stock at less than the applicable market price (as defined in the Articles), (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of retained earnings or dividends payable in Common Stock) or of subscription rights and warrants (excluding those referred to in
(ii) above) to holders of Common Stock, and (iv) the events described in the paragraph below. No adjustment in the conversion price will be made for the issuance of shares of capital stock to employees pursuant to the Company's or any of its subsidiaries' stock option, stock ownership or other benefit plans, including the 1996 Equity Incentive Plan. No adjustment will be required to be made in the conversion price until cumulative adjustments require an adjustment of at least 1% of the conversion price as last adjusted.



     In the case of any consolidation of the Company with, or merger of the Company into, any other entity, any merger of another entity into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any sale or transfer of all or substantially all of the assets of the Company, each holder of a share of Series A Preferred Stock then outstanding may thereafter convert such share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock (i) is not an entity with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be, or an affiliate of such an entity and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer.

     Redemption. The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series A Preferred Stock is not redeemable by the Company before February 1, 2000. The Series A Preferred Stock is redeemable, in whole or in part, at the option of the Company upon not less than 30 nor more than 60 days notice at any time on or after February 1, 2000, at the redemption prices set forth below, plus accrued and unpaid dividends.



               PERIOD                        REDEMPTION PREMIUM         PRICE
-------------------------------------        ------------------         ------
February 1, 2000 to January 31, 2001              104.8572%             $20.97
February 1, 2001 to January 31, 2002              103.6429%             $20.72
February 1, 2002 to January 31, 2003              102.4286%             $20.49
February 1, 2003 to January 31, 2004              101.2143%             $20.24
February 1, 2004 and thereafter                   100.0000%             $20.00



     If less than all the outstanding shares of Series A Preferred Stock are to be redeemed, the Company will select those to be redeemed either on a pro rata basis or by lot as determined in the discretion of the Company's Board of Directors. On and after the redemption date, dividends will cease to accrue on the shares of Series A Preferred Stock called for redemption and those shares will be considered no longer outstanding, so long as the redemption price (including any accrued and unpaid dividends to the date fixed for redemption) has been duly paid or provided for.



     Liquidation. On a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Series A Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Stock, any series of Non-Cumulative Preferred Stock or any other shares ranking junior to the Series A Preferred Stock on liquidation, to a liquidation preference of $20.00 per share, plus accrued and unpaid dividends to the date of distribution. If, upon any liquidation, dissolution or winding up of the Company, the amounts available for distribution with respect to the Series A Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Series A Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all of the outstanding Series A Preferred Stock and stock ranking on parity therewith, then the holders of Series A Preferred Stock and each stock ranking on a parity therewith will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. After payment of the full amount of the liquidation preference, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.



     Voting Rights. The Series A Preferred Stock is not entitled to vote, except as described below and as required by applicable law. If the Company is in default in the payment of the full dividends on the Series A Preferred Stock or any other series of Parity Preferred Stock for six dividend payment periods (whether or not consecutive), the holders of Series A Preferred Stock (together with all other outstanding series of Parity Preferred Stock) become entitled to vote as a separate class, at a meeting at which the holders of at least one-third thereof are represented, to elect two of the nine directors of the Company to serve until all accrued dividends thereon have been paid. The consent of the holders of at least two-thirds of the Series A Preferred Stock and Parity Preferred Stock will be necessary (i) to amend the Articles or the Bylaws of the Company, whether in connection with a merger or consolidation or otherwise, in a manner materially adversely affecting the preferences or the voting or other rights of the holders of Series A Preferred Stock and Parity Preferred Stock; but neither the amendment of the Articles to authorize, create or change the authorized or outstanding number of shares of Preferred Stock or of any shares of Parity Preferred Stock or shares ranking junior to the Preferred Stock nor the amendment of the Bylaws so as to change the number of directors of the Company is considered to have such an adverse effect, (ii) to authorize any shares, or any security convertible into shares, in either case, ranking prior to the Preferred Stock, or (iii) to purchase or redeem (for sinking fund purposes or otherwise) less than all of the outstanding Preferred Stock, except in accordance with an offer made to all holders of record of the Preferred Stock, when there exists a default in the payment of dividends on any thereof or in meeting any sinking fund requirement for any thereof.

COMMON STOCK



     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the Company's Common Stock shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of a majority of the shares of Common Stock represented at a meeting can elect all of the directors standing for election at the meeting (except in the limited circumstances described above). Common Stock shareholders must follow an advance notification procedure for certain shareholder nominations of candidates for the Board of Directors and for certain other business to be conducted at any meeting of shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon consummation of the Offering will be, fully paid and non-assessable.



STOCK PURCHASE RIGHTS UNDER SHAREHOLDERS' RIGHTS PLAN



     Pursuant to the Company's Shareholders Rights Plan, each holder of shares
of the Company's Common Stock as of the close of business on February   , 1996
(the "Record Date") will receive a distribution of one Stock Purchase Right (a "Right") per share of the Company's Common Stock in accordance with and pursuant
to the Amended and Restated Rights Agreement, dated as of December   , 1996,
between the Company and Harris Trust Savings Bank, as Rights Agent (the "Rights Agreement"). A Right will also accompany each share of the Company's Common Stock issued following the Record Date including upon conversion of the Series A Preferred Stock. Each Right, when it first becomes exercisable, entitles the holder to purchase from the Company one-hundredth of one share of the Company's Series One Non-Cumulative Preferred Stock at an initial exercise price of
[$          ] per hundredth of a share (the "Exercise Price"), subject to adjustment, or, under certain circumstances, Common Stock having a market value equal to two times the Exercise Price of the Right. See "-- Flip-In Rights." The Company has reserved 90,000 shares of Series One Non-Cumulative Preferred Stock for issuance upon the exercise of the Rights.


     Exercisability of Rights. Initially, the Rights will not be exercisable or transferable apart from the shares of the Common Stock with respect to which they are distributed, and will be evidenced only by the certificates representing shares of Common Stock. The Rights will become exercisable and transferable apart from the Common Stock on a date (the "Exercisability Date") that is the earlier of (a) the close of business on the tenth day after the Stock Acquisition Date, defined as the first date of a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below); or (b) the close of business on such date as a majority of the Company's Board of Directors shall determine, which date may occur only following the commencement of a tender or exchange offer that, if consummated, would result in a person or group becoming an Acquiring Person. The Rights will be exercisable from the Exercisability Date until the Expiration Date (which is the earlier of (x) the close of business on the tenth anniversary of the Record Date (the "Final Expiration Date") or (y) the date the Rights are redeemed by the Company (the "Redemption Date")), at which time they will expire.


     With certain exceptions described in the Rights Agreement, a person or group becomes an Acquiring Person when such person or group acquires or obtains the rights to acquire beneficial ownership of 20% or more of the then outstanding shares of the Common Stock (other than as a result of a Permitted Offer, as defined below), or 10% or more of such shares if the Company's Board of Directors, after reasonable inquiry and investigation, declares the acquiring person an Adverse Person under guidelines set forth in the Rights Agreement. Pursuant to the terms of the Rights Agreement, holders of the Series A Preferred Stock will be deemed beneficial owners of shares of Common Stock since the Series A Preferred Stock is convertible, at the option of the holders thereof, into Common Stock. Immediately following the Offering, an acquiror of

[          ] shares of Series A Preferred Stock may be deemed to be an Acquiring
Person under the Rights Agreement. Accordingly, management of the Company will limit the amount of shares of Series A Preferred Stock that may be purchased by any one person in the Offering to avoid inadvertently causing that result. A "Permitted Offer" is a tender or exchange offer for all outstanding shares of the Common Stock (or securities convertible into shares of Common Stock) upon terms that a majority of the members of the Board of Directors who qualify as Continuing Directors under the Rights Agreement determines to be adequate and in the best interests of the Company and its shareholders. The Board of Directors may declare any person to be an Adverse Person after it determines that (i) such person, alone or together with its affiliates and associates, has become the beneficial owner of 10% or more of the Company's Common Stock (or securities convertible into shares of Common Stock) and (ii) after reasonable inquiry and investigation, such Person's ownership in the Company is reasonably likely (x) to cause the Company to take action that would provide such person with short-term gain to the detriment of the long-term interests of the Company and its shareholders, or (y) to have a material adverse impact on the business or prospects of the Company.


     Transferability of Rights. Prior to the Exercisability Date, the Rights will not be transferable apart from the shares of the Common Stock to which they are attached. Thus, the surrender or transfer of any Common Stock certificate prior to that date will also constitute the transfer of the Rights associated with the shares represented by such certificate. As soon as practicable after the Exercisability Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to each record holder of shares of the Common Stock as of the close of business on the Exercisability Date and, in certain circumstances, holders of certain shares issued after the Exercisability Date.

     Flip-In Rights. Upon the occurrence of an Exercisability Date (a "Flip-In Event"), each holder of a Right will thereafter have the right (the "Flip-In Right") to receive, upon exercise, the number of shares of the Common Stock (or, in certain circumstances, at the discretion of the Company's Board of Directors, cash, property, other securities of the Company or other consideration) having a market value immediately prior to the Flip-In Event equal to two times the then current Exercise Price of the Right; provided, however, that any Right that is (or, in certain circumstances specified in the Rights Agreement, was) beneficially owned by an Acquiring Person (or any of its affiliates or associates) will become null and void upon the occurrence of the Flip-In Event.

     Flip-Over Rights. If, at any time following a Stock Acquisition Date, either (i) the Company is acquired in a merger or other business combination transaction, or (ii) the Company sells or otherwise transfers more than 50% of its aggregate assets, cash flow, or earning power, each holder of a Right (except Rights previously voided as described above) will thereafter have the right (the "Flip-Over Right") to receive, upon exercise, shares of common stock of the Acquiring Person having a value equal to two times the then current Exercise Price of the Right. The Flip-Over Right shall be exercisable apart from, and regardless of the exercise or surrender of, the Flip-In Right.

     Redemption of the Rights. At any time prior to the earlier of (i) the close of business on the tenth business day following the Stock Acquisition Date, or (b) the close of business on the Final Expiration Date, and in certain other circumstances, the Company's Board of Directors may redeem the Rights, in whole but not in part, at a Redemption Price of $.001 per Right.

     Exchange of the Rights. At any time after any person becomes an Acquiring Person, the Board of Directors may exchange the Rights (other than Rights owned by such Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right. Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after such Acquiring Person becomes the beneficial owner of 50% or more of the shares of Common Stock then outstanding.

     Amendment of the Rights Agreement. At any time prior to the Exercisability Date, the Board of Directors may amend any provision of the Rights Agreement in any manner. Thereafter, the Board may amend the Rights Agreement in certain respects, including generally (a) to shorten or lengthen any time period under the Rights Agreement or (b) in any manner that the Company's Board of Directors deems necessary or desirable, so long as such amendment is consistent with and for the purpose of fulfilling the objectives of the Board in originally adopting the Rights Plan. Certain amendments (including changes to the Redemption Price, Exercise Price, Expiration Date, or number of shares for which a Right is exercisable), whether prior to the Exercisability Date or thereafter, are permitted only upon approval by a majority of the Board of Directors.


     Series One Non-Cumulative Preferred Stock. Each one hundredth of a share of Series One Non-Cumulative Preferred Stock, if issued, will have one vote per hundredth of a share and will vote on all matters submitted to a vote of the Company's shareholders, except as otherwise required by law. Subject to prior dividend rights and sinking fund or redemption or purchase rights which may be applicable to any other series of Preferred Stock, the holders of the Series One Non-Cumulative Preferred Stock will be entitled to share ratably in such dividends, if any, as may be declared from time to time by the Company's Board of Directors in its discretion out of funds legally available therefor with respect to the Series One Non-Cumulative Preferred Stock and on a one hundred-to-one basis with respect to the Common Stock. The holders of each one-hundredth of a share of Series One Non-Cumulative Preferred stock are entitled to share in any assets remaining after satisfaction of all prior claims upon liquidation of the Company, including prior claims of any other series of Preferred Stock, ratably with the holders of each share of the Company's Common Stock. Holders of the Series One Non-Cumulative Preferred Stock will have no preemptive or other subscription rights, and the Series One Non-Cumulative Preferred Stock is not subject to call.


CERTAIN PROVISIONS OF INDIANA LAW AND THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The following summary of certain provisions of Indiana law and the Articles of Incorporation and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Indiana law and the Articles of Incorporation and Bylaws of the Company. Certain provisions of Indiana law and the Articles of Incorporation and Bylaws are described elsewhere in this Prospectus.

     Staggered Board of Directors; Removal; Vacancies. The Articles of Incorporation and Bylaws provide that the number of Directors of the Company may be established by the Board of Directors but may not be fewer than two nor more than nine. The Board of Directors is divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors. The Company believes, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure continuity and stability of the Company's management and policies. The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of the Company's stock or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case. See "Risk Factors -- Anti-Takeover Considerations -- Staggered Board Terms."


     Except in the limited circumstances described above under "Preferred Stock," any vacancy in the Board of Directors, including newly created directorships, will be filled at any regular meeting or at any special meeting called for that purpose, by action of a majority of the remaining directors and a vacancy resulting from an increase in the number of directors also must be filled by action of a majority of the entire Board of Directors. The Articles of Incorporation provide that directors may be removed at any time but only for cause by the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of Common Stock then entitled to vote on the election of the directors, voting together as a single class at a special meeting called for that purpose. This provision, when coupled with the provisions of the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes the Company's shareholders from removing incumbent directors, except for cause and upon the existence of a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.



     Amendment. Except in the limited circumstances described above under "Preferred Stock," (i) the Articles of Incorporation may be amended by the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of Common Stock entitled to vote at a meeting at which a quorum is present, with the shareholders voting as a class with one vote per share and (ii) the Company's Bylaws may be amended by the affirmative vote of a majority of the Board of Directors.


     Business Combinations. The Company's Articles of Incorporation and Bylaws require the affirmative vote of at least 80% of the voting power of all outstanding Shares of Common Stock to approve any business combination involving the Company which is not approved by the Board of Directors or which does not result in a defined minimum valuation for the Company. In addition, the Company is subject to both the Control Share Acquisition and Business Combinations provisions of the Indiana Business Corporation Law, which, generally, impose restrictions on the acquirors of 20% or more, or 10% of more, respectively, of the Common Stock of an Indiana corporation. These statutes may delay, defer or prevent a change of control of the Company.

     Indemnification of Directors and Officers. The Articles of Incorporation of the Company provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no indemnification shall be made in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duty to the Company. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company.

     Any such director, officer, employee or agent who has been wholly successful, on the merits or otherwise, with respect to any claim, suit or proceeding of the character described herein shall be entitled to indemnification as a matter of right. Except as provided in the preceding sentence, any indemnification hereunder shall be made at the discretion of the Company, but only if the Board of Directors, acting by a quorum consisting of directors who are not parties to or who have been wholly successful with respect to such claim, action, suit or proceeding, shall find that the director, officer, employee or agent has met the standards of conduct set forth in the first sentence of this section. The directors may request independent legal counsel (who may be regular counsel of the Company) to deliver to them a written opinion as to whether such director, officer, employee or agent has met such standards.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock and Series A Preferred Stock is Harris Trust and Savings Bank (Chicago).


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the completion of the Offering, the Company will have outstanding 2,104,413 shares of Common Stock and 2,000,000 shares of Series A Preferred Stock. The 2,000,000 shares of Series A Preferred Stock sold in the Offering, together with all shares of Common Stock outstanding as of the effective date of the Offering, will be freely tradable without restriction or further registration under the Securities Act, except for 860,682 shares of Common Stock then held by "affiliates" of the Company and any Series A Preferred Stock purchased by any affiliate of the Company in this Offering, which will be subject to the limitations of Rule 144 promulgated under the Securities Act ("Rule 144").



     The Company, its directors and executive officers have agreed with the Underwriters not to sell any shares of Series A Preferred Stock or Common Stock, except for shares purchased in the Offering or acquired thereafter in the public market, for a period of 180 days following the date of the Prospectus, without the prior written consent of McDonald & Company Securities, Inc., which it may withhold in its sole discretion.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who holds shares of Restricted Securities as to which a minimum of two years has elapsed since the later of the date of acquisition from an issuer or from an affiliate of the issuer, and any person who is an "affiliate" as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of that class of shares or (ii) the average weekly trading volume of shares of that class of shares during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144, however, a person who holds shares of Restricted Securities as to which a minimum of three years has elapsed since their acquisition from the issuer or an affiliate of the issuer and who is not, and for three months prior to the sale of such shares has not been, an affiliate of the Company is free to sell such shares without regard to the volume, manner-of-sale and certain other limitations contained in Rule 144.



     On the closing date of the Offering, there will be outstanding options to purchase 93,297 shares of Common Stock, and the Company is authorized to grant options to purchase an additional 117,144 shares under the Company's 1996 Equity Incentive Plan. The Company expects to file a registration statement under the Securities Act after the date of this Prospectus to register the shares of Common Stock that may be issued upon the exercise of options granted under the 1996 Plan. Shares issued under the Company's stock option plans after the effective date of such registration statement will be freely tradeable in the open market, subject, in the case of sales by affiliates, to the volume, manner of sale, notice and public information requirements of Rule 144. See
"Management -- 1996 Equity Incentive Plan."



     Prior to the Offering, there has been no public market for the Series A Preferred Stock, and no prediction can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the Series A Preferred Stock. Nevertheless, sales of substantial amounts of Series A Preferred Stock in the public market could have an adverse effect on prevailing market prices.

                              CERTAIN TRANSACTIONS


     In late 1993, the Company underwent a debt restructuring and refinancing. As part of that restructuring and refinancing, management committed to invest a minimum of $500,000 in equity capital in the Company. Immediately prior to the Company's "Rights Offering" to its Shareholders which began on April 7, 1994, management performed its commitment and purchased, at the same price per share, i.e., $.74 per share, paid by public purchasers in the "Rights Offering," the number of shares at the aggregate purchase prices shown in the table below:


     PRIVATE PLACEMENT SHARES PURCHASED IN APRIL 1994 BY MANAGEMENT HOLDERS


                      NUMBER OF        NUMBER OF SHARES                           NUMBER OF SHARES
                     SHARES HELD         PURCHASED AT        AGGREGATE PRICE       HELD FOLLOWING
      NAME         BEFORE PURCHASE      $.74 PER SHARE      FOR THE SHARES(1)         PURCHASE
-----------------  ---------------     ----------------     -----------------     ----------------
John D.
  Bontreger......      134,704              274,864             $ 203,400              409,568
Mark D. Carney...          812              118,918                88,000              119,730
Bo L. Hagood.....           45              115,067                85,150              115,112
David R.
  Miller.........        2,230               78,716                58,250               80,946
Paul A. Taylor...           35               67,702                50,100               67,737
Martin D. Brew...            0               33,784                25,000               33,784
                       -------              -------               -------              -------
         Total...      137,826              689,051             $ 509,900              826,877
                       =======              =======               =======              =======


---------------


(1) The purchasers were required to pay in cash at the time of their purchases a total of $231,400. The $278,500 balance of the subscriptions was represented by interest-bearing, recourse promissory notes which were executed by the purchasers in favor of the Company and which have been paid in full.


     Certain officers and directors of the Company are beneficial owners of limited partnership interests in certain of the Company's Syndicated Affiliated Entities. David R. Miller, Secretary, Executive Director of Sales and Marketing and a Director of the Company, owns a one-half unit interest in each of two of the Syndicated Affiliated Entities and will receive an aggregate of $10,556 in the Purchase Transactions and subsequent liquidations in exchange for those interests. Richard L. Russell, a Director of the Company, owns a two-unit interest in one of the Syndicated Affiliated Entities, a one-unit interest in each of three of the Syndicated Affiliated Entities, and a one-half unit interest in one of the Syndicated Affiliated Entities, and will receive an aggregate of $55,980 in the Purchase Transactions and subsequent liquidations in exchange for those interests. George A. Morton, a Director of the Company, owns a one-unit interest in one of the Syndicated Affiliated Entities and will receive $2,000 in the Purchase Transactions and subsequent liquidations in exchange for that interest. The officers and directors of the Company owning limited partnership interests in the Company's Affiliated Entities have not received, and will not receive, any extra or special benefit not shared proportionally by all other holders of such limited partnership interests.


                       FEDERAL INCOME TAX CONSIDERATIONS



     The following discussion is a summary of the opinion of Johnson, Smith, Pence, Densborn, Wright & Heath, counsel to the Company, as to the expected material U.S. Federal income tax consequences resulting from the purchase, ownership and disposition of the Series A Preferred Stock. This summary does not purport to consider all the possible U.S. Federal income tax consequences of those transactions and is not intended to reflect the individual tax position of any holder of Series A Preferred Stock. The actual tax consequences of those transactions to any such holder will depend on that holder's own tax circumstances. This summary deals with Series A Preferred Stock held as a capital asset. It is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and regulations as now in effect and as currently interpreted and does not take into account possible changes in such laws or interpretations, any of which may be applied retroactively. This summary does not include any description of the tax laws of any state, local or foreign government possibly applicable to the purchase, ownership or disposition of the Series A Preferred Stock. A copy of the opinion of Johnson, Smith, Pence, Densborn, Wright & Heath has been or will be filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference thereto, including the assumptions set forth therein.



     POTENTIAL PURCHASERS OF SERIES A PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES TO THEM UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION



DIVIDENDS



     Distributions paid on the Series A Preferred Stock will constitute dividends taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits for tax purposes. To the extent that the amount of distributions paid on the Series A Preferred Stock exceeds the Company's current and accumulated earnings and profits, such distributions will be treated first as a return of capital and will reduce the adjusted tax basis of the Series A Preferred Stock in the hands of its holder, but not to below zero. Any remaining amount will then be taxed as capital gain, and will be long-term capital gain if the holder's holding period of the Series A Preferred Stock exceeds one year. Domestic corporations in receipt of distributions taxable as dividends will generally qualify for a 70% dividends-received deduction under
Section 243 of the Code, if (i) the holder has held the Series A Preferred Stock for a sufficient time (more than 45 days, or 91 days in the case of a dividend attributable to a period of more than 366 days); (ii) the holder is not under an obligation with respect to substantially similar or related property to make payments corresponding to the dividends received, (iii) the dividends-received deduction does not exceed 70% of the holder's taxable income (with certain adjustments); and (iv) the Series A Preferred Stock is not treated as acquired with borrowed funds for purposes of Section 246A of the Code. However, in certain circumstances, the benefit of a dividends-received deduction may be reduced by the alternative minimum tax applicable to corporations.



     Under Section 1059 of the Code, a corporate holder of Series A Preferred Stock that received an "extraordinary dividend" will be required to reduce its tax basis at the time it disposes of the Series A Preferred Stock by the portion of the extraordinary dividend that was not taxed because of the dividends-received deduction if the Series A Preferred Stock had not been held for more than two years before the announcement or agreement in respect of either the amount or the payment of such dividend. An "extraordinary dividend" with respect to the Series A Preferred Stock would generally be a dividend that (a) equals or exceeds 5% of the holder's basis in such stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (b) exceeds 20% of the holder's basis in such stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend, but in either case, market value, if it can be established by the holder, may be substituted for stock basis. The length of time that a taxpayer is considered to have held stock for purposes of
Section 1059 is determined under principles similar to those applied in respect of the dividends-received deduction.



SALE OR EXCHANGE OF PREFERRED STOCK



     Upon the sale or exchange of Series A Preferred Stock to or with a person other than the Company, a holder will generally recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits) and (ii) the holder's adjusted tax basis in such shares. Such gain or loss will be a long-term capital gain or loss if the Series A Preferred Stock has been held for more than one year



REDEMPTION



     Redemption of shares of the Series A Preferred Stock generally will be taxable to each transferring holder as capital gain or loss, in an amount equal to the difference between the proceeds received on redemption and the holder's tax basis in the Series A Preferred Stock redeemed, provided the redemption is described in

Section 302(b) of the Code. Generally, a redemption falls within Section 302(b) if it (i) results in a "complete termination" of the holder's stock interest in the Company under Section 302(b)(3) of the Code; (ii) is "substantially disproportionate" with respect to the shareholder under Section 302(b)(2) of the Code; or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder under Section 302(b)(1) of the Code. In determining whether any such test has been met, shares considered to be owned by the holder by reason of the constructive ownership rules set forth in Section 318 of the Code (pursuant to which a shareholder will be deemed to own shares owned or deemed owned by certain related individuals and entities and shares subject to option), as well as shares actually owned, would generally be taken into account. The Internal Revenue Service ("IRS") has formally ruled that a redemption is taxable as an exchange of stock if (i) the holder's relative stock interest in the company is minimal; (ii) the holder exercises no control over the company's affairs and
(iii) the holder experiences an actual reduction in proportionate interest in the company (taking into account the constructive ownership rules mentioned above and all related transactions in the issuing company's stock). Any capital gain recognized from the redemption of the Series A Preferred Stock will be long-term capital gain if the holding period for the Series A Preferred Stock exceeds one year.



     A redemption of Series A Preferred Stock not described in Section 302(b) is treated as a distribution possibly taxable as a dividend, and the entire amount of redemption proceeds may be taxed as ordinary income, subject to the dividends received deduction. A Section 1059 "extraordinary dividend" will include proceeds from the redemption of stock which is taxable as a dividend and non-pro rata as to all shareholders. See the discussion of distributions, the dividends-received deductions and Section 1059 in "-- Dividends" above.



REDEMPTION PREMIUM



     Under Section 305 of the Code and applicable regulations, the excess of the redemption price of the Series A Preferred Stock over the issue price of that stock will be treated as a distribution potentially taxable as a dividend on an economic accrual basis each year during the period during which the Series A Preferred Stock cannot be redeemed unless (i) based on all facts and circumstances as of the issue date, redemption at the Company's option is not more likely than not to occur; or (ii) the redemption premium is solely in the nature of a penalty for premature redemption. The Company has determined, based on available guidance on constructive distributions arising from redemption premiums, that exercise of its redemption rights in the Series A Preferred Stock will not be treated as more likely than not to occur. That determination will be binding on each holder of Preferred Stock unless such holder discloses a different determination on its timely filed federal income tax return for the year that includes the date such holder acquired the Preferred Stock.



CONVERSION BY HOLDERS INTO COMMON STOCK



     As a general rule, no gain or loss will be recognized by a holder upon conversion of Series A Preferred Stock into shares of Common Stock. Gain may be recognized, however, to the extent such holder receives cash in lieu of fractional shares of Common Stock. In addition, dividend income may result from the conversion of Series A Preferred Stock with accrued but unpaid dividends not previously included in income in the event the fair market value of the Common Stock exceeds the issue price of the corresponding converted Series A Preferred Stock. The aggregate tax basis for the shares of Common Stock received upon conversion will generally be equal to the aggregate tax basis of the Series A Preferred Stock converted (adjusted to reflect any income recognized on the conversion). The holding period of the shares of such Common Stock will generally include the holding period of the Series A Preferred Stock converted. The holding period of any shares deemed to be received as a dividend will begin on the date following the date of conversion.



ADJUSTMENT OF CONVERSION PRICE



     Certain adjustments or failures to make adjustments to the conversion price, based on the Company's making certain taxable distributions to holders of Common Stock, may result in constructive distributions taxable as dividends to the holders of the Series A Preferred Stock.

BACKUP WITHHOLDING



     Under the "backup withholding" provisions of the Code, unless the conditions in the next sentence are satisfied and except in the case of certain foreign persons to whom regular withholding rules apply, non-corporate holders of the Series A Preferred Stock may be subject to backup withholding at the rate of 31 percent with respect to any dividends paid on the Series A Preferred Stock and, under certain circumstances, on any proceeds realized on any redemption or retirement of the Series A Preferred Stock. Backup withholding will not apply to a payment if the payee provides his taxpayer identification number to the payor and certifies under penalties of perjury that (i) such number is correct (or that he is awaiting a taxpayer identification number) and (ii) that (x) the payee is exempt from backup withholding, (y) the payee has not yet been notified by the IRS that he is subject to backup withholding as a result of a failure to report all interest or dividends, or (z) the IRS had notified the payee that he is no longer subject to backup withholding.



                                  UNDERWRITING



     The Underwriters named below, represented by McDonald & Company Securities, Inc., J.C. Bradford & Co. and The Ohio Company (the "Representatives"), have agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Series A Preferred Stock indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Series A Preferred Stock if they purchase any.



                                                                             NUMBER OF
                                                                            SHARES TO BE
                                 UNDERWRITERS                                PURCHASED
     ---------------------------------------------------------------------  ------------
     McDonald & Company Securities, Inc...................................
     J.C. Bradford & Co...................................................
     The Ohio Company.....................................................
       Total..............................................................



     The Representatives have advised the Company that the Underwriters propose to offer the Series A Preferred Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a
concession of not more than $          per share, and the Underwriters may
allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the Offering, the offering price and other selling terms may be changed by the Underwriters. The Series A Preferred Stock is offered subject to receipt and acceptance by the Representatives and to certain other conditions, including the right to reject orders in whole or in part. In addition to the underwriting discount identified on the cover page of this Prospectus, the Company has agreed to pay to McDonald & Company Securities, Inc. for financial advisory services a fee in an amount equal to one percent of the difference between the current market capitalization of the Company and the market capitalization of the currently outstanding shares immediately following the Offering.



     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 300,000 additional shares of Series A Preferred Stock to cover over-allotments, if any, at the same price per share as the initial 2,000,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.


     The Company and each of its directors and executive officers have agreed that for a period of 180 days from the date of this Prospectus they will not, directly or indirectly, offer to sell, contract to sell or otherwise sell or dispose of any shares of their Series A Preferred Stock or Common Stock or options or warrants to acquire shares of Common Stock without the prior written consent of McDonald & Company Securities, Inc.



     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Series A Preferred Stock offered hereby.



     At the request of the Company, up to 200,000 shares of Series A Preferred Stock offered in the Offering have been reserved for sale to employees and certain business associates of the Company and certain members of their families. The price of such shares to such persons will be the public offering price set forth on the cover of this Prospectus. The number of shares available to the general public will be reduced to the extent those persons purchase reserved shares. Any shares not so purchased will be offered in the Offering at the public offering price set forth on the cover of this Prospectus.



     Prior to the Offering, there has been no public trading market for the Series A Preferred Stock and only a limited public trading market for the Common Stock. Consequently, the public offering price and the initial conversion price will be determined by negotiation between the Company and the Representatives. Among the factors to be considered in such negotiations will be the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the market prices of and demand for publicly traded preferred stock and common stock of comparable companies in recent periods.


                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, the combined financial statements of the Certain Affiliated Partnerships as of December 31, 1995 and 1994, and for each of the years in the two-year period ended December 31, 1995, and the Statement of Operations of Signature Northwestern Ltd.-I Limited Partnership for each of the years in the two-year period ended December 31, 1995, included in this Prospectus have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS


     Certain legal matters relating to the shares of Series A Preferred Stock are being passed upon for the Company by Johnson Smith Pence Densborn Wright & Heath, Indianapolis, Indiana. Certain legal matters will be passed upon for the Underwriters by Baker & Hostetler, Cleveland, Ohio.


                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of Series A Preferred Stock offered hereby. This Prospectus, which is a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Series A Preferred Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. The Commission maintains a Web site (address http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Application has been made for quotation of the Series A Preferred Stock on the NASDAQ National Market System.


     The Company is required to file reports and other information with the Commission pursuant to the Securities Exchange Act of 1934. The Company will furnish its shareholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

SIGNATURE INNS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1996
     (unaudited).....................................................................     F-2
  Pro Forma Condensed Consolidated Statements of Operations (unaudited) for the nine
     months ended September 30, 1996 and the year ended December 31, 1995............     F-3
  Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited).........     F-4
HISTORICAL FINANCIAL STATEMENTS
  Independent Auditors' Report.......................................................     F-5
  Consolidated Balance Sheets as of September 30, 1996 (unaudited) and December 31,
     1995 and 1994...................................................................     F-6
  Consolidated Statements of Operations for the nine months ended September 30, 1996
     and 1995 (unaudited) and the years ended December 31, 1995, 1994 and 1993.......     F-7
  Consolidated Statements of Shareholders' Equity for the nine months ended September
     30, 1996 (unaudited) and the years ended December 31, 1995, 1994 and 1993.......     F-8
  Consolidated Statements of Cash Flows for the nine months ended September 30, 1996
     and 1995 (unaudited) and the years ended December 31, 1995, 1994 and 1993.......     F-9
  Notes to the Consolidated Financial Statements.....................................    F-10
SIGNATURE INN CERTAIN AFFILIATED PARTNERSHIPS
HISTORICAL FINANCIAL STATEMENTS
  Independent Auditors' Report.......................................................    F-16
  Combined Balance Sheets as of September 30, 1996 (unaudited) and December 31, 1995
     and 1994........................................................................    F-17
  Combined Statements of Operations for the nine months ended September 30, 1996 and
     1995 (unaudited) and the years ended December 31, 1995 and 1994.................    F-18
  Combined Statements of Partners' Equity for the nine months ended September 30,
     1996 (unaudited) and the years ended December 31, 1995 and 1994.................    F-19
  Combined Statements of Cash Flows for the nine months ended September 30, 1996 and
     1995 (unaudited) and the years ended December 31, 1995 and 1994.................    F-20
  Notes to the Combined Financial Statements.........................................    F-21
SIGNATURE NORTHWESTERN LTD. - I LIMITED PARTNERSHIP
HISTORICAL FINANCIAL STATEMENTS
  Independent Auditors' Report.......................................................    F-24
  Statements of Operations for the years ended December 31, 1995 and 1994............    F-25
  Notes to the Statements of Operations..............................................    F-26

                         PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma financial statements are presented assuming (i) the completion of the Offering and (ii) the acquisition of the 23 hotels owned by the Affiliated Entities. The pro forma balance sheet assumes that these transactions were consummated on September 30, 1996, and the pro forma statements of operations assume that these transactions were consummated on January 1, 1995. The pro forma statement of operations for 1995 has also been adjusted to include the operations of Signature Inn East for the entire year as if the Company's equity interest in this hotel was consolidated as of January 1, 1995. In management's opinion, all material adjustments necessary to reflect the transactions are presented in the pro forma adjustments. The pro forma statements do not purport to project the Company's financial position or results of operations at any future date or for any future period, and should be read in conjunction with the Company's consolidated financial statements and the combined financial statements of the Certain Affiliated Partnerships.

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 1996


                              HISTORICAL                               PRO FORMA ADJUSTMENTS
                      ---------------------------    ----------------------------------------------------------
                                       CERTAIN       COMPLETION     ACQUISITION    ACQUISITION                        PRO FORMA
                                      AFFILIATED         OF             OF              OF            OTHER             TOTAL
                                     PARTNERSHIPS     OFFERING       MINORITY         HOTELS       ------------      ------------
                                     ------------    -----------     INTERESTS     ------------
                          THE            (B)             (C)        -----------        (E)         (F)
                        COMPANY                                         (D)
                      -----------
                          (A)
ASSETS
Current assets:
  Cash and cash
    equivalents....   $ 1,944,269    $ 6,146,554     $32,750,000    $(2,382,000)   $(28,177,329)   $ (4,544,706)(1)  $  4,236,788
                                                                                                     (1,500,000)(4)
  Restricted
    cash...........       403,661        579,669                                                                          983,330
  Other current
    assets.........       743,318      1,454,976                                                                        2,198,294
                      -----------    -----------                                                                      -----------
        TOTAL
          CURRENT
          ASSETS...     3,091,248      8,181,199                                                                        7,418,412
                      -----------    -----------                                                                      -----------
Hotel limited
  partnerships:
  Equity
    investments....     2,106,270                                                                    (1,620,270)(2)       486,000
  Receivables,
    net............     3,371,648                                                                    (3,371,648)(3)            --
                      -----------                                                                                     -----------
                        5,477,918                                                                                         486,000
                      -----------                                                                                     -----------
Property and
  equipment, net...    10,460,081     67,808,979                      2,106,707      18,314,903        (464,283)(2)    98,226,387
Furniture and
  equipment
  reserves.........       252,137      1,464,320                                                     (1,464,320)(1)     1,752,137
                                                                                                      1,500,000(4)
Deferred costs and
  other assets.....       857,408        914,451                                       (914,451)                          857,408
                      -----------    -----------     -----------       --------      ----------      ----------       -----------
                      $20,138,792    $78,368,949     $33,178,000    $  (275,293)   $(10,776,877)   $(11,465,227)     $108,740,344
                      ===========    ===========     ===========       ========      ==========      ==========       ===========
LIABILITIES AND
  SHAREHOLDERS'
  EQUITY
Current
  liabilities:
  Current portion
    of long-term
    debt...........   $   228,235    $ 1,275,486                                                                     $  1,503,721
  Other current
    liabilities....     1,251,483      2,973,981                                                                        4,225,464
                      -----------    -----------                                                                      -----------
        TOTAL
          CURRENT
      LIABILITIES..     1,479,718      4,249,467                                                                        5,729,185
Long-term debt,
  less current
  portion..........     8,960,536     59,435,833                                   $ (4,186,807)   $ (3,371,648)(3)    60,837,914
Line of credit.....     2,750,000                    $(2,750,000)                                                              --
Other partners'
  equity...........       275,293                                   $  (275,293)                                               --
                      -----------    -----------                                                                      -----------
        TOTAL
     LIABILITIES...    13,465,547     63,685,300                                                                       66,567,099
                      -----------    -----------                                                                      -----------
                                                                                                     (6,009,026)(1)
Partners' equity...                   14,683,649                                     (6,590,070)     (2,084,553)(2)            --
Shareholders'
  equity:
  Preferred
    stock..........            --                     35,500,000                                                       35,500,000
  Common stock.....    10,016,515                                                                                      10,016,515
  Accumulated
    deficit........    (3,343,270)                                                                                     (3,343,270)
                      -----------                                                                                     -----------
        TOTAL
      SHAREHOLDERS'
          EQUITY...     6,673,245                                                                                      42,173,245
                      -----------    -----------     -----------       --------      ----------      ----------       -----------
                      $20,138,792    $78,368,949     $32,750,000    $  (275,293)   $(10,776,877)   $(11,465,227)     $108,740,344
                      ===========    ===========     ===========       ========      ==========      ==========       ===========


See accompanying notes to pro forma condensed consolidated financial statements.

     PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                     HISTORICAL
                                                     ------------------------------------------
                                                                      CERTAIN        SIGNATURE       PRO FORMA       PRO FORMA
                                                                     AFFILIATED         INN         ADJUSTMENTS        TOTAL
                                                                    PARTNERSHIPS        EAST        -----------     -----------
                                                                    ------------     ----------
                                                        THE             (B)          (B)
                                                      COMPANY
                                                     ----------
                                                        (A)
NINE MONTHS ENDED SEPTEMBER 30, 1996
Revenues:
  Hotel revenues.................................    $4,089,258     $ 26,504,084                                    $30,593,342
  Management and franchise fees..................     2,379,532                                     $(2,379,532)(G)          --
                                                     ----------       ----------                                     ----------
                                                      6,468,790       26,504,084                                     30,593,342
                                                     ----------       ----------                                     ----------
Costs and expenses:
  Hotel costs and expenses.......................     2,145,886       16,927,249                     (2,379,532)(G)  16,693,603
  Depreciation and amortization..................       381,925        2,428,862                       (433,787)(K)   2,377,000
  General and administrative.....................     1,837,158                                                       1,837,158
                                                     ----------       ----------                                     ----------
                                                      4,364,969       19,356,111                                     20,907,761
                                                     ----------       ----------                                     ----------
    OPERATING INCOME.............................     2,103,821        7,147,973                                      9.685,581
                                                     ----------       ----------                                     ----------
Other income (expenses):
  Interest expense...............................      (769,872)      (4,119,321)                       491,000(I)   (4,287,193)
                                                                                                        111,000(J)
  Capital appreciation fee.......................            --                                                              --
  Interest income................................       162,872          180,033                       (111,000)(J)     231,905
  Equity in income of hotel limited
    partnerships.................................       649,780                                        (649,780)(H)          --
  Other partners' equity in income...............      (313,461)                                        313,461(H)           --
  Other, net.....................................       (11,663)         (32,581)                                       (44,244)
                                                     ----------       ----------                                     ----------
                                                       (282,344)      (3,971,869)                                    (4,099,532)
                                                     ----------       ----------                                     ----------
    INCOME BEFORE INCOME TAX EXPENSE.............     1,821,477        3,176,104                                      5,586,049
Income tax expense...............................       150,000                                       1,750,000(L)    1,900,000
                                                     ----------       ----------                                     ----------
    NET INCOME...................................     1,671,477     $  3,176,104                                      3,686,049
                                                                      ==========
    LESS: PREFERRED STOCK DIVIDEND...............            --                                                      (2,550,000)
                                                     ----------                                                      ----------
    NET INCOME APPLICABLE TO COMMON STOCK........    $1,671,477                                                     $ 1,136,049
                                                     ==========                                                      ==========
Per common share.................................         $0.79                                                           $0.54
                                                     ==========                                                      ==========
Weighted average common shares outstanding.......     2,104,091                                                       2,104,091
                                                     ==========                                                      ==========
YEAR ENDED DECEMBER 31, 1995
Revenues:
  Hotel revenues.................................    $3,470,062     $ 33,611,567     $1,512,874     $    (3,479)(G) $38,591,024
  Management and franchise fees..................     3,126,972                                      (3,126,972)(G)          --
                                                     ----------       ----------      ---------                      ----------
                                                      6,597,034       33,611,567      1,512,874                      38,591,024
                                                     ----------       ----------      ---------                      ----------
Costs and expenses:
  Hotel costs and expenses.......................     1,757,515       21,376,292        934,871      (3,130,451)(G)  20,938,227
  Depreciation and amortization..................       419,576        3,429,710        135,076        (775,362)(K)   3,209,000
  General and administrative.....................     2,236,622                                                       2,236,622
                                                     ----------       ----------      ---------                      ----------
                                                      4,413,713       24,806,002      1,069,947                      26,383,849
                                                     ----------       ----------      ---------                      ----------
    OPERATING INCOME.............................     2,183,321        8,805,565        442,927                      12,207,175
                                                     ----------       ----------      ---------                      ----------
Other income (expenses):
  Interest expense...............................      (980,907)      (5,814,798)      (486,284)        778,000(I)   (6,344,989)
                                                                                                        159,000(J)
  Capital appreciation fee.......................      (610,990)                                                       (610,990)
  Interest income................................       276,423          302,167         11,129        (159,000)(J)     430,719
  Equity in income of hotel limited
    partnerships.................................       761,523                                        (761,523)(H)          --
  Other partners' equity in income...............      (226,044)                                        226,044(H)           --
  Other, net.....................................       214,090          (90,176)        (5,525)                        118,389
                                                     ----------       ----------      ---------                      ----------
                                                       (565,905)      (5,602,807)      (480,680)                     (6,406,871)
                                                     ----------       ----------      ---------                      ----------
    INCOME BEFORE INCOME TAX EXPENSE.............     1,617,416        3,203,758        (37,753)                      5,800,304
Income tax expense...............................            --                                       1,900,000(L)    1,900,000
                                                     ----------       ----------      ---------                      ----------
    NET INCOME...................................     1,617,416     $  3,202,758     $  (37,753)                      3,900,304
                                                                      ==========      =========
    LESS: PREFERRED STOCK DIVIDEND...............            --                                                      (3,400,000)
                                                     ----------                                                      ----------
    NET INCOME APPLICABLE TO COMMON STOCK........    $1,617,416                                                     $   500,304
                                                     ==========                                                      ==========
Per common share.................................         $0.77                                                           $0.24
Weighted average common shares outstanding.......     2,103,872                                                       2,103,872
                                                     ==========                                                      ==========


See accompanying notes to pro forma condensed consolidated financial statements.

   NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


(A) Reflects the historical financial statements of the Company as of September 30, 1996 (which includes three hotels owned by consolidated affiliates) and for the periods indicated. The weighted average common shares outstanding have been adjusted to reflect a 1-for-3. share reverse stock split declared by the Board of Directors of the Company on October 22, 1996, to be effective on the effective date of the Offering.


(B) Reflects the historical financial statements of the Certain Affiliated Partnerships as of September 30, 1996 (which includes 20 hotels) and for the periods indicated and the 1995 operations of Signature Northwestern Ltd. -- I Limited Partnership, which owns Signature Inn East. The Company began consolidating the financial statements of this partnership into its financial statements effective December 29, 1995.

(C) Reflects the estimated net proceeds of the Offering and a repayment of the Company's line of credit.

(D) Reflects the estimated use of the proceeds to acquire the three hotels owned by the consolidated affiliates.


(E) Reflects the estimated use of the proceeds to acquire the twenty hotels owned by the seventeen Certain Affiliated Partnerships, the elimination of the deferred financing costs and the payment of second mortgage loans, including fees in the amount of $503,141, by Certain Affiliated Partnerships, and the reduction of one mortgage loan of $1,091,107.


(F)  Reflects the following other pro forma adjustments:

     (1) The distribution to the limited partners of their portion of the remaining cash balances, including amounts effectively reimbursed for the furniture and equipment cash reserves, hotel inventories, supplies, prepaid insurance and similar items.

     (2) The elimination of the Company's investment in the Certain Affiliated Partnerships. The remaining investment represents the Company's 40% ownership interest in Signature Inn Carmel.

     (3) The elimination of receivables and payables between the Company and the Certain Affiliated Partnerships.

     (4) Reflects the establishment of a furniture and fixture cash reserve for the hotels acquired.

(G) Reflects the elimination of intercompany management and franchise fees and elimination of revenues and expenses for Signature Northwestern Ltd. -- 1 Limited Partnership included in the Company's operating results after December 29, 1995.

(H) Reflects the elimination of the Company's equity interest in the net income of the Certain Affiliated Partnerships and the other partners' equity interest in the net income of the consolidated affiliates.

(I) Reflects the elimination of the interest expense related to the bank line of credit and the second mortgage loans of the Certain Affiliated Partnerships.

(J) Reflects the elimination of the interest income and expense related to advances by the Company to the Certain Affiliated Partnerships.

(K) Reflects adjustment to depreciation expense based on the Company's new basis of the hotel properties acquired and the elimination of amortization expense of the Certain Affiliated Partnerships related to previously deferred financing costs.


(L) Reflects income tax expense at a combined federal and state statutory rate after assuming the annual use of approximately $900,000 of net operating loss carryforwards which is the expected maximum annual allowable amount available for tax purposes after the completion of the Offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
SIGNATURE INNS, INC.:

     We have audited the accompanying consolidated balance sheets of Signature Inns, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Signature Inns, Inc. and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Indianapolis, Indiana
February 23, 1996

                     SIGNATURE INNS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS




                         ASSETS
                                                           SEPTEMBER          DECEMBER 31,
                                                              30,       -------------------------
                                                             1996          1995          1994
                                                          -----------   -----------   -----------
                                                          (UNAUDITED)
Current assets:
  Cash and cash equivalents
     Corporate..........................................  $ 1,014,029   $ 1,213,078   $ 1,153,753
     Consolidated hotels................................    1,586,038     1,402,047       881,760
                                                          -----------   -----------   -----------
                                                            2,600,067     2,615,125     2,035,513
  Other current assets..................................      743,318       500,492       491,886
                                                          -----------   -----------   -----------
          TOTAL CURRENT ASSETS..........................    3,343,385     3,115,617     2,527,399
                                                          -----------   -----------   -----------
Hotel limited partnerships (note 2):
  Equity investments....................................    2,106,270     2,224,857     1,377,930
  Receivables, net......................................    3,371,648     3,571,648     3,429,712
                                                          -----------   -----------   -----------
                                                            5,477,918     5,796,505     4,807,642
                                                          -----------   -----------   -----------
Property and equipment, net (notes 3 and 4).............   10,460,081     8,763,787     6,543,205
Deferred costs and other assets, net of accumulated
  amortization of $553,121, $530,114 and $452,990.......      857,408       338,542       215,721
                                                          -----------   -----------   -----------
                                                          $20,138,792   $18,014,451   $14,093,967
                                                          ===========   ===========   ===========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (note 4):
     Corporate..........................................           --       533,340            --
     Consolidated hotels................................      228,235     3,188,376     3,128,478
  Other current liabilities.............................    1,251,483       822,961       527,037
                                                          -----------   -----------   -----------
          TOTAL CURRENT LIABILITIES.....................    1,479,718     4,544,677     3,655,515
                                                          -----------   -----------   -----------
Long-term debt, less current portion (note 4):
  Corporate.............................................    2,750,000     2,166,660     3,589,010
  Consolidated hotels...................................    8,960,536     6,471,734     3,596,888
                                                          -----------   -----------   -----------
                                                           11,710,536     8,638,394     7,185,898
Other partners' equity..................................      275,293        40,154       148,369
                                                          -----------   -----------   -----------
          TOTAL LIABILITIES.............................   13,465,547    13,223,225    10,989,782
                                                          -----------   -----------   -----------
Shareholders' equity (note 6):
  Preferred stock, no par value. Authorized 5,000,000
     shares.............................................           --            --            --
  Common stock, no par value. Authorized 50,000,000
     shares.............................................   10,016,515     9,805,973     9,736,348
  Accumulated deficit...................................   (3,343,270)   (5,014,747)   (6,632,163)
                                                          -----------   -----------   -----------
          TOTAL SHAREHOLDERS' EQUITY....................    6,673,245     4,791,226     3,104,185
                                                          -----------   -----------   -----------
                                                          $20,138,792   $18,014,451   $14,093,967
                                                          ===========   ===========   ===========


See accompanying notes to consolidated financial statements.

                     SIGNATURE INNS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                  -------------------------   ---------------------------------------
                                     1996          1995          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------
                                         (UNAUDITED)
Revenues:
  Hotel revenues................  $ 4,089,258   $ 2,687,484   $ 3,470,062   $ 3,842,149   $ 9,226,870
  Management and franchise
     fees.......................    2,379,532     2,405,060     3,126,972     3,021,857     2,568,945
                                  -----------   -----------   -----------   -----------   -----------
                                    6,468,790     5,092,544     6,597,034     6,864,006    11,795,815
                                  -----------   -----------   -----------   -----------   -----------
Costs and expenses:
  Hotel costs and expenses......    2,145,886     1,322,526     1,757,515     2,033,395     5,472,837
  Hotel depreciation and
     amortization...............      309,358       196,317       272,290       389,255     1,348,993
  General and administrative
     expenses...................    1,837,158     1,668,903     2,236,622     2,141,792     2,382,219
  Other depreciation and
     amortization...............       72,567       120,451       147,286       121,614       124,940
  Valuation allowances..........           --            --            --            --       155,000
                                  -----------   -----------   -----------   -----------   -----------
                                    4,364,969     3,308,197     4,413,713     4,686,056     9,483,989
                                  -----------   -----------   -----------   -----------   -----------
          OPERATING INCOME......    2,103,821     1,784,347     2,183,321     2,177,950     2,311,826
                                  -----------   -----------   -----------   -----------   -----------
Other income (expenses):
  Equity in income of hotel
     limited partnerships, net
     (note 2)...................      649,780       649,072       761,523       727,398       208,744
  Interest income (note 2)......      162,872       195,748       276,423       190,717        94,666
  Interest expense -- hotels
     (note 4)...................     (676,675)     (477,682)     (653,338)     (834,626)   (2,567,210)
  Interest expense -- corporate
     (note 4)...................      (93,197)     (274,050)     (327,569)     (440,376)     (888,615)
  Capital appreciation fee (note
     4).........................           --      (610,990)     (610,990)     (289,010)           --
  Gain on disposition of hotels,
     land and related assets
     (note 3)...................           --       163,032       163,032       148,171       272,710
  Other partners' equity in
     income.....................     (313,461)     (191,349)     (226,044)     (130,336)      (35,744)
  Other.........................      (11,663)       20,738        51,058        60,885        54,587
                                  -----------   -----------   -----------   -----------   -----------
                                     (282,344)     (525,481)     (565,905)     (567,177)   (2,860,862)
                                  -----------   -----------   -----------   -----------   -----------
          INCOME (LOSS) BEFORE
            INCOME TAX EXPENSE
            AND EXTRAORDINARY
            GAIN................    1,821,477     1,258,866     1,617,416     1,610,773      (549,036)
Income tax expense..............      150,000            --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------
          INCOME (LOSS) BEFORE
            EXTRAORDINARY
            GAIN................    1,671,477     1,258,866     1,617,416     1,610,773      (549,036)
Extraordinary gain from debt
  extinguishment (note 4).......           --            --            --       495,282    21,314,412
                                  -----------   -----------   -----------   -----------   -----------
          NET INCOME............  $ 1,671,477   $ 1,258,866   $ 1,617,416   $ 2,106,055   $20,765,376
                                  ===========   ===========   ===========   ===========   ===========
Per common share:
  Income (loss) before
     extraordinary gain.........  $      0.21   $      0.16   $      0.21   $      0.25   $     (0.16)
  Extraordinary gain............           --            --            --          0.08          6.22
                                  -----------   -----------   -----------   -----------   -----------
          NET INCOME............  $      0.21   $      0.16   $      0.21   $      0.33   $      6.06
                                  ===========   ===========   ===========   ===========   ===========
Weighted average common shares
  outstanding...................    7,785,136     7,784,327     7,784,327     6,464,688     3,426,307
                                  ===========   ===========   ===========   ===========   ===========

See accompanying notes to consolidated financial statements.

                     SIGNATURE INNS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                  COMMON STOCK
                                            -------------------------   ACCUMULATED
                                              SHARES        AMOUNT        DEFICIT         TOTAL
                                            -----------   -----------   ------------   ------------
Balance at January 1, 1993................    3,426,307   $ 9,235,445   $(29,503,594)  $(20,268,149)
  Net income..............................           --            --     20,765,376     20,765,376
                                            -----------   -----------    -----------    -----------
Balance at December 31, 1993..............    3,426,307     9,235,445     (8,738,218)       497,227
  Net income..............................           --            --      2,106,055      2,106,055
  Common shares issued (note 6)...........    4,358,020       779,403             --        779,403
  Notes receivable (note 6)...............           --      (278,500)            --       (278,500)
                                            -----------   -----------    -----------    -----------
Balance at December 31, 1994..............    7,784,327     9,736,348     (6,632,163)     3,104,185
  Net income..............................           --            --      1,617,416      1,617,416
  Collection of notes receivable (note
     6)...................................           --        69,625             --         69,625
                                            -----------   -----------    -----------    -----------
Balance at December 31, 1995..............    7,784,327     9,805,973     (5,014,747)     4,791,226
  Net income (unaudited)..................           --            --      1,671,477      1,671,477
  Collection of notes receivable
     (unaudited) (note 6).................           --       208,875             --        208,875
  Issuance of common stock (unaudited)....        1,667         1,667             --          1,667
                                            -----------   -----------    -----------    -----------
Balance at September 30, 1996
  (unaudited).............................    7,785,994   $10,016,515   $ (3,343,270)  $  6,673,245
                                            ===========   ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                     SIGNATURE INNS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,                 YEAR ENDED DECEMBER 31
                                           -------------------------   ---------------------------------------
                                              1996          1995          1995          1994          1993
                                           -----------   -----------   -----------   -----------   -----------
                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income.............................  $ 1,671,477   $ 1,258,866   $ 1,617,416   $ 2,106,055   $20,765,376
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization.......      373,095       316,768       419,576       510,869     1,473,933
     Equity in income of hotel limited
       partnerships, net of distributions
       received of $783,761, $717,947,
       $632,673, $456,489 and $450,557...      133,981        68,875      (128,850)     (270,909)      241,813
     Other partners' equity in income....      313,461       191,347       226,044       130,336        35,744
     Capital appreciation fee............           --       610,990       610,990       289,010            --
     Gain on disposition of hotels, land
       and related assets................           --      (163,032)     (163,032)     (148,171)     (272,710)
     Gain from debt extinguishment.......           --            --            --      (495,280)  (21,314,412)
     Valuation allowances................           --            --            --            --       155,000
     Other items.........................       87,578       103,770        78,423      (126,338)    1,456,136
                                           -----------   -----------   -----------   -----------   -----------
          NET CASH PROVIDED BY OPERATING
            ACTIVITIES...................    2,579,592     2,387,584     2,660,567     1,995,572     2,540,880
                                           -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Proceeds from sale of hotels, land and
     related assets......................           --       163,032       163,032     4,643,452            --
  Property and equipment additions.......   (2,042,383)     (104,359)     (130,321)     (126,369)     (484,363)
  Investment in hotel limited
     partnerships........................           --            --      (486,000)         (150)         (150)
  Loans to hotel limited partnerships....           --            --            --      (526,600)      (19,700)
  Advances to hotel limited partnerships,
     net.................................      200,000      (201,000)     (141,936)       50,000       (77,000)
  Deferred costs and other assets........     (461,478)     (171,007)      (91,973)      (50,934)     (112,637)
  Cash balance of consolidated hotel
     limited partnership.................           --            --       224,927            --            --
                                           -----------   -----------   -----------   -----------   -----------
          NET CASH PROVIDED (USED) BY
            INVESTING ACTIVITIES.........   (2,303,861)     (313,334)     (462,271)    3,989,399      (693,850)
                                           -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds of long-term debt.............           --            --     1,700,000            --     4,300,000
  Repayments of long-term debt...........   (2,071,339)   (3,707,812)   (1,965,256)   (4,662,807)   (6,801,014)
  Net borrowings (repayments) of
     revolving line of credit............    1,650,000     2,100,000      (400,000)   (1,000,000)           --
  Payment of capital appreciation fee....           --            --      (900,000)           --            --
  Proceeds from issuance of common
     stock...............................      208,875        69,625        69,625       500,903            --
  Distributions to other partners by
     consolidated hotel..................      (78,325)     (123,053)     (123,053)       (7,500)           --
                                           -----------   -----------   -----------   -----------   -----------
          NET CASH USED BY FINANCING
            ACTIVITIES...................     (290,789)   (1,661,240)   (1,618,684)   (5,169,404)   (2,501,014)
                                           -----------   -----------   -----------   -----------   -----------
Net change in cash and cash
  equivalents............................      (15,058)      413,010       579,612       815,567      (653,984)
Cash and cash equivalents at beginning of
  period.................................    2,615,125     2,035,513     2,035,513     1,219,946     1,873,930
                                           -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of
  period.................................  $ 2,600,067   $ 2,448,523   $ 2,615,125   $ 2,035,513   $ 1,219,946
                                           ===========   ===========   ===========   ===========   ===========

See accompanying notes to consolidated financial statements.

                     SIGNATURE INNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF ACCOUNTING POLICIES

Business

     The Company developed and currently manages a chain of 23 Signature Inn hotels in the Midwest. Three hotels are owned by consolidated affiliates and 20 other hotels are owned by limited partnerships in which the Company is the general partner. The partnership agreements provide for distributions of available cash to the Company based on its ownership interest.

Basis of Presentation

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, the Company-owned hotels (Knoxville through May 1994, Peoria and Normal through December 1993) through the respective date these hotels were sold to affiliated partnerships, and three 50% owned consolidated hotel affiliates (Signature Inn South, Elkhart and effective December 29, 1995 Indianapolis East) in which the Company exercises legal, financial and operational control. Effective December 29, 1995, the Company obtained effective control of the Indianapolis East partnership with the repayment of the mortgage loan provided by the 50% limited partner. Summary financial information of Indianapolis East as of the date of consolidation is as follows: cash $224,927; other net current liabilities $143,783; net property and equipment $2,492,273, and long-term debt, net $2,945,516. The effects of all significant intercompany accounts and transactions have been eliminated in consolidation. The equity method is used for investments in hotel limited partnerships in which the Company is a partner with 50% or less ownership and the Company does not exercise legal, financial and operational control.

     Certain reclassifications of prior year amounts have been made to conform with current year presentations.

Revenues

     Management and franchise fees are based on a percentage of revenues or house profits of the hotels owned by hotel limited partnerships and are recognized as hotel revenues and profits are earned.

Net Income Per Share

     Net income per share is calculated using the weighted average number of shares outstanding during the year. Common stock equivalents that in the aggregate dilute income per share by less than 3% are not considered in computing average shares outstanding.

Cash Equivalents

     Cash equivalents represent highly liquid short-term investments with original maturities of three months or less, stated at cost which approximates market.

Investments in Hotel Limited Partnerships

     Investments in hotel limited partnerships are recorded at the Company's initial investment, increased or decreased by the Company's share of the partnership's income or loss, less distributions received.

Property and Equipment

     Property and equipment is recorded at cost less accumulated depreciation and includes interest incurred during construction. Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows: 40 years for buildings, 15 to 20 years for land improvements and 3 to 10 years for furniture and equipment.

     Land held for sale or development is carried at the lower of cost or estimated fair value.

                     SIGNATURE INNS, INC. AND SUBSIDIARIES

Deferred Costs

     Fees and other costs incurred in obtaining long-term financing are amortized on the straight-line basis over the life of the related loan. Unamortized costs are charged to expense upon the early payment of the related financing.

Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     The Company evaluates its real estate and partnership investments periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of recorded value. If any real estate or partnership investments are considered impaired, a loss is provided to reduce the carrying value to its estimated fair value.

Fair Value of Financial Instruments

     The carrying amount of long-term debt approximates its fair value because the interest rates are currently at market. A reasonable estimate of the fair value of the receivables from hotel limited partnerships is not practicable without incurring excessive costs because there is no market for comparable instruments. The carrying amounts of all other financial instruments approximate fair value because of the short-term maturity of these items.

                     SIGNATURE INNS, INC. AND SUBSIDIARIES

(2)  HOTEL LIMITED PARTNERSHIPS

     Summary financial information for the hotel limited partnerships reported on the equity method is as follows:

                                                      1995           1994           1993
                                                  ------------   ------------   ------------
     Hotel properties...........................  $ 69,588,332   $ 72,891,402   $ 70,378,113
     Net current assets.........................     4,478,542      2,240,875      3,093,072
     Deferred costs.............................     1,013,523      1,149,763      1,123,360
     Long-term debt.............................   (58,499,873)   (63,055,671)   (62,747,042)
                                                   -----------    -----------    -----------
       Net assets...............................    16,580,524     13,226,369     11,847,503
     Less:
       Equity of other partners.................    13,868,164     11,280,163     10,132,937
       Income not recognized....................       487,503        568,276        629,851
                                                   -----------    -----------    -----------
       Investments in hotel limited
          partnerships..........................  $  2,224,857   $  1,377,930   $  1,084,715
                                                   ===========    ===========    ===========
     Revenues...................................    35,432,793     33,899,680     26,916,722
     Operating expenses.........................   (32,267,788)   (31,153,735)   (26,260,994)
     Extraordinary gains........................     1,835,952        683,020             --
                                                   -----------    -----------    -----------
          Net income............................     5,000,957      3,428,965        655,728
     Less other partners' share.................     4,239,434      2,701,567        446,984
                                                   -----------    -----------    -----------
       Equity in income.........................  $    761,523   $    727,398   $    208,744
                                                   ===========    ===========    ===========

     As of December 31, 1995 and 1994, net receivables from hotel limited partnerships, classified as long-term investments, included $647,987 and $506,051, respectively, of interest-bearing advances at the prime rate plus 1.0% (9.5% at December 31, 1995 and 1994). The Company also has a $2,377,361 non-interest bearing note receivable from a partnership which is dependent on future cash flows of the partnership for repayments and matures in 2004. In 1995, the Company contributed $486,000 for a 40% general partner interest in a hotel limited partnership. This partnership-owned hotel is expected to open in 1996. In 1993, the Company established a reserve of $362,000 and a valuation allowance of $70,000 based on estimated recoverability of advances due from two partnerships.

     In conjunction with the sale of the three Company-owned hotels to affiliated limited partnerships in 1993 and 1994, the Company acquired participations in partnership mortgage loans totaling $546,300 which bear interest at 12% and mature in 1999.

     Interest income on receivables from limited partnerships was $159,435 in 1995, $114,506 in 1994 and $39,868 in 1993.

                     SIGNATURE INNS, INC. AND SUBSIDIARIES

(3)  PROPERTY AND EQUIPMENT

     Property and equipment representing hotels, corporate office equipment and land held for sale or development are summarized as follows:

                                                                     1995          1994
                                                                  -----------   ----------
     Land.......................................................  $ 1,210,500   $  710,500
     Leasehold and land improvements............................      759,890      451,559
     Buildings..................................................    7,394,047    5,200,170
     Furniture and equipment....................................    3,518,317    2,459,770
     Land held for sale or development..........................      913,739      913,739
                                                                  -----------   -----------
                                                                   13,796,493    9,735,738
     Accumulated depreciation...................................    5,032,706    3,192,533
                                                                  -----------   -----------
                                                                  $ 8,763,787   $6,543,205
                                                                  ===========   ===========

     During 1995, the Company sold its easement rights of a billboard for net proceeds of $163,032.

     During 1994, the Company sold a hotel to an affiliated limited partnership for $4.3 million, resulting in a $13,000 gain. Additionally, in 1994, the Company sold a tract of land adjacent to a Signature Inn hotel to a restaurant operator; net proceeds of $333,000 were received, resulting in a gain of $132,000.

     During 1993, the Company transferred ownership of three hotels to lenders and sold two additional hotels to an affiliated limited partnership. The combined net carrying value of the five hotels was $17.0 million at the time of disposition, resulting in a gain of $273,000.

     A valuation allowance of $85,000 was provided in 1993 to reduce the carrying value of land held for sale to estimated net realizable value.

(4)  LONG-TERM DEBT

                                                                    1995          1994
                                                                 -----------   -----------
     Corporate:
       Line of credit..........................................  $ 1,100,000   $ 1,500,000
       Term note...............................................    1,600,000            --
       Variable rate note......................................           --     1,800,000
       Capital appreciation fee................................           --       289,010
                                                                 -----------   -----------
                                                                   2,700,000     3,589,010
     Consolidated hotels.......................................    9,660,110     6,725,366
                                                                 -----------   -----------
       Total...................................................   12,360,110    10,314,376
     Less current portion:
       Corporate...............................................      533,340            --
       Consolidated hotels.....................................    3,188,376     3,128,478
                                                                 -----------   -----------
       Long-term portion.......................................  $ 8,638,394   $ 7,185,898
                                                                 ===========   ===========

     At December 31, 1995 and 1994, respectively, the revolving line of credit bears interest at prime plus .75% and 1.25% (9.25% and 9.75% at December 31, 1995 and 1994), matures on May 31, 1997, and is secured by substantially all assets of the Company. The original $2.5 million available line of credit was reduced to $1.6 million effective September 1, 1995.

                     SIGNATURE INNS, INC. AND SUBSIDIARIES

     On September 1, 1995, the Company repaid Banc One Capital Partners II the $1.8 million variable rate note along with a $900,000 cash payment related to the capital appreciation fee. The variable rate note agreement required a capital appreciation fee equal to 25% of the value of the Company, as defined, at a specific time in the future. The accrued fee at December 31, 1994 represented the present value of the estimated amount due the lender based on an estimate of the Company's value and a December 1996 payment date. If a change of control of the Company, as defined, occurs prior to December 1996, an additional fee may be payable to the lender.

     The source of funds for this transaction was provided by a new $1.7 million term note from Bank One, Indianapolis along with an advance from the Company's line of credit and corporate cash. The term note requires monthly principal payments of $44,445 through December 1998 along with interest at the prime rate plus 1.25% (9.75% at December 31, 1995).

     The unsecured variable rate note carried an interest rate of 8.72% above the 30-day "AA" commercial paper rate (14.79% at December 31, 1994).

     Upon the sale of a Company-owned hotel in May 1994 to a limited partnership, a $4.9 million hotel loan and related hotel obligations were extinguished at a discount resulting in an extraordinary gain of $223,000. Additionally, a tract of land was sold in November 1994, and the land loan notes were extinguished at a discount, resulting in an extraordinary gain of $217,000.

     In October 1993, the Company reached an agreement for a negotiated discounted payoff of all obligations due to its previous primary lender. In December 1993, the note payable to the lender of $9.6 million and other obligations of $1.1 million were extinguished for a $6.0 million cash payment, and a $4.4 million loan guarantee claim was cancelled, resulting in an extraordinary gain of $8.2 million after certain related expenses. Concurrently, two Company-owned hotels were sold to an affiliated limited partnership. The related hotel loans of $9.7 million and other obligations of $572,000 were extinguished resulting in an extraordinary gain of $3.2 million, with the limited partnership assuming $7.0 million of hotel loans.

     During 1993, ownership of three other Company-owned hotels was relinquished resulting in the extinguishment of approximately $18.4 million of loans and related hotel obligations of $497,000 resulting in an extraordinary gain of $9.8 million.

     The consolidated hotel affiliates' mortgage loans are non-recourse to the Company, bear interest at rates ranging from 9.25% to 9.80%, and mature in April 1996, 2006 and 2016. The Company anticipates extending the Indianapolis South loan maturing in 1996 to 1999.

     The aggregate annual scheduled principal payments of long-term debt during the next five years are: $3,721,716 in 1996 (including a consolidated hotel affiliate loan), $1,769,300 in 1997 (including the outstanding line of credit), $668,829 in 1998, $146,832 in 1999 and $163,766 in 2000.

     Interest paid amounted to $978,649, $1,295,394 and $2,704,516 in 1995, 1994
and 1993, respectively. Accrued interest of $2,099,538 was added to loan obligations in 1993 under an agreement with a lender.

                     SIGNATURE INNS, INC. AND SUBSIDIARIES

(5)  INCOME TAXES

                                                                    1995          1994
                                                                 -----------   -----------
     Deferred tax assets:
       Hotel limited partnership investments...................  $ 1,229,000   $ 1,572,000
       Land held for sale or development.......................      600,000       600,000
       Partnership advances....................................      419,000       419,000
       Net operating loss carry forwards.......................    1,869,000     2,433,000
       Other...................................................      621,000       718,000
                                                                  ----------     ---------
       Gross deferred tax assets...............................    4,738,000     5,742,000
       Less valuation allowance................................   (2,111,000)   (1,772,000)
                                                                  ----------     ---------
          Net deferred tax assets..............................  $ 2,627,000   $ 3,970,000
                                                                  ==========     =========
     Deferred tax liabilities:
       Depreciation............................................       45,000        51,000
       Hotel limited partnerships..............................    2,582,000     3,919,000
                                                                  ----------     ---------
          Deferred tax liabilities.............................  $ 2,627,000   $ 3,970,000
                                                                  ==========     =========

     At December 31, 1995, the tax net operating loss carry forwards, which expire in 2007, are approximately $5.5 million.

(6)  SHAREHOLDERS' EQUITY

     On April 7, 1994, a private placement of 2,549,500 shares of common stock at $.20 per share was completed with the operating management of the Company. Cash proceeds of $231,400 along with $278,500 of recourse promissory notes were received by the Company. The notes carried interest at 6.0% and were collateralized by the stock issued. The outstanding balances of the notes were repaid in 1996.

     Net cash proceeds of $269,503 were received on May 12, 1994, from a rights offering to existing shareholders and 1,808,520 shares of common stock were issued at $.20 per share.

     The 1986 Stock Option Plan provided for the granting of options to purchase a maximum of 300,000 common shares to employees of the Company through March 26, 1996. The options granted to employees have an exercise price equal to the fair value of the shares at the date of grant. As of December 31, 1995, there are 8,500 options outstanding at an exercise price of $1 1/8 which expire on July 1, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
SIGNATURE INNS, INC.:

We have audited the accompanying combined balance sheets of Signature Inn Certain Affiliated Partnerships as of December 31, 1995 and 1994 and the related combined statements of operations, partners' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Signature Inn Certain Affiliated Partnerships as of December 31, 1995 and 1994 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Indianapolis, Indiana
February 23, 1996

                 SIGNATURE INN CERTAIN AFFILIATED PARTNERSHIPS

                            COMBINED BALANCE SHEETS



                                                                               DECEMBER 31,
                                                      SEPTEMBER 30,     ---------------------------
                                                          1996             1995            1994
                                                      -------------     -----------     -----------
                      ASSETS                           (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................   $  6,726,223     $ 7,173,679     $ 6,683,898
  Accounts receivable...............................        728,285         594,559         547,099
  Other current assets..............................        726,691         667,815         743,688
                                                       ------------     -----------     -----------
     TOTAL CURRENT ASSETS...........................      8,181,199       8,436,053       7,974,685
                                                       ------------     -----------     -----------
Property and equipment:
  Land..............................................     10,821,850      10,821,850      10,821,850
  Land improvements.................................      4,588,571       4,574,274       4,562,831
  Buildings.........................................     63,957,443      63,856,052      63,553,040
  Furniture and equipment...........................     17,631,386      16,407,709      15,531,750
                                                       ------------     -----------     -----------
                                                         96,999,250      95,659,885      94,469,471
  Less accumulated depreciation.....................     29,190,271      26,975,922      24,098,075
                                                       ------------     -----------     -----------
     NET PROPERTY AND EQUIPMENT.....................     67,808,979      68,683,963      70,371,396
                                                       ------------     -----------     -----------
Furniture and equipment cash reserve................      1,464,320       1,462,770       1,116,087
Deferred costs, net of accumulated amortization of
  $1,981,535, $1,800,153, and $1,851,417............        914,451         971,951       1,145,221
                                                       ------------     -----------     -----------
                                                       $ 78,368,949     $79,554,737     $80,607,389
                                                       ============     ===========     ===========
       LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Current portion of long-term debt.................   $  1,275,486     $ 3,145,668     $ 1,175,261
  Accounts payable..................................        603,235         410,928         572,706
  Accrued payroll and related taxes.................        254,258         351,335         302,299
  State and local taxes.............................      1,776,567       1,550,977       1,452,157
  Accrued interest..................................        339,921         226,794         276,291
                                                       ------------     -----------     -----------
     TOTAL CURRENT LIABILITIES......................      4,249,467       5,685,702       3,778,714
Long-term debt, less current portion................     56,159,746      55,080,012      59,969,264
Amounts due general partner.........................      3,276,087       3,423,499       3,155,920
                                                       ------------     -----------     -----------
     TOTAL LIABILITIES..............................     63,685,300      64,189,213      66,903,898
                                                       ------------     -----------     -----------
Partners' equity:
  Signature Inns, Inc...............................      2,084,553       2,226,361       2,104,083
  Other partners....................................     12,599,096      13,139,163      11,599,408
                                                       ------------     -----------     -----------
                                                         14,683,649      15,365,524      13,703,491
                                                       ------------     -----------     -----------
                                                       $ 78,368,949     $79,554,737     $80,607,389
                                                       ============     ===========     ===========

See accompanying notes to combined financial statements.

                 SIGNATURE INN CERTAIN AFFILIATED PARTNERSHIPS

                       COMBINED STATEMENTS OF OPERATIONS

                                                NINE MONTHS                     YEARS ENDED
                                            ENDED SEPTEMBER 30,                DECEMBER 31,
                                        ---------------------------     ---------------------------
                                           1996            1995            1995            1994
                                        -----------     -----------     -----------     -----------
                                                (UNAUDITED)
Revenue:
  Guest room revenue..................  $25,753,099     $25,347,702     $32,671,596     $31,220,623
  Other hotel revenue.................      750,985         715,699         939,971         959,212
  Interest income.....................      180,033         187,766         302,167         197,020
                                        -----------     -----------     -----------     -----------
                                         26,684,117      26,251,167      33,913,734      32,376,855
                                        -----------     -----------     -----------     -----------
Costs and expenses:
  Hotel operations....................   13,678,553      13,010,007      17,226,359      16,464,691
  Management and franchise fees.......    2,324,505       2,312,346       2,977,971       2,859,269
  Advertising and reservations........      924,191         908,875       1,171,962       1,121,985
  Interest expense....................    4,119,321       4,357,521       5,814,798       5,739,201
  Depreciation and amortization.......    2,428,862       2,449,959       3,429,710       3,374,081
  Loss on disposal of equipment.......       32,581          91,604          90,176          61,253
                                        -----------     -----------     -----------     -----------
                                         23,508,013      23,130,312      30,710,976      29,620,480
                                        -----------     -----------     -----------     -----------
     INCOME BEFORE EXTRAORDINARY
       GAIN...........................    3,176,104       3,120,855       3,202,758       2,756,375
Extraordinary gain from debt
  restructuring.......................           --       1,835,952       1,835,952         683,020
                                        -----------     -----------     -----------     -----------
     NET INCOME.......................    3,176,104       4,956,807       5,038,710       3,439,395
Signature Inns, Inc. share............      600,487         670,760         695,755         636,343
                                        -----------     -----------     -----------     -----------
Other partners' share.................  $ 2,575,617     $ 4,286,047     $ 4,342,955     $ 2,803,052
                                         ==========      ==========      ==========      ==========

See accompanying notes to combined financial statements.

                 SIGNATURE INN CERTAIN AFFILIATED PARTNERSHIPS

                    COMBINED STATEMENTS OF PARTNERS' EQUITY

                                                       SIGNATURE         OTHER
                                                       INNS, INC.      PARTNERS          TOTAL
                                                       ----------     -----------     -----------
Balance at December 31, 1993.........................  $1,830,670     $10,714,541     $12,545,211
  Net income.........................................     636,343       2,803,052       3,439,395
  Capital contributions..............................         150             850           1,000
  Cash distributions.................................    (363,080)     (1,919,035)     (2,282,115)
                                                       ----------     -----------     -----------
Balance at December 31, 1994.........................   2,104,083      11,599,408      13,703,491
  Net income.........................................     695,755       4,342,955       5,038,710
  Capital contributions..............................       3,018          17,099          20,117
  Cash distributions.................................    (576,495)     (2,820,299)     (3,396,794)
                                                       ----------     -----------     -----------
Balance at December 31, 1995.........................   2,226,361      13,139,163      15,365,524
  Net income (unaudited).............................     600,487       2,575,617       3,176,104
  Cash distributions (unaudited).....................    (742,295)     (3,115,684)     (3,857,979)
                                                       ----------     -----------     -----------
Balance at September 30, 1996 (unaudited)............  $2,084,553     $12,599,096     $14,683,649
                                                        =========      ==========      ==========

See accompanying notes to combined financial statements

                 SIGNATURE INN CERTAIN AFFILIATED PARTNERSHIPS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                  NINE MONTHS ENDED             YEARS ENDED
                                                    SEPTEMBER 30,              DECEMBER 31,
                                               ------------------------   -----------------------
                                                  1996          1995         1995         1994
                                               -----------   ----------   ----------   ----------
                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income.................................  $ 3,176,104   $4,956,807   $5,038,710   $3,439,395
  Items which do not use cash:
     Depreciation of property and
       equipment.............................    2,271,430    2,181,771    3,220,405    3,165,529
     Amortization of deferred costs..........      157,432      157,013      209,304      208,552
     Amortization of debt discount...........           --      131,189      131,189      224,896
     Gain on debt extinguishment.............           --   (1,835,952)  (1,835,952)    (683,020)
     Loss on disposal of equipment...........       32,581       91,604       77,508       64,323
     Write-off of deferred costs.............           --           --       12,668           --
     Change in accrued management and
       franchise fees........................       52,588      119,997       70,274      108,587
     Change in accrued interest payable......      113,127       64,244      (47,730)     159,694
     Accrued revenue and other expenses,
       net...................................      128,218      151,655       99,481      110,224
                                               -----------   ----------   ----------   ----------
       NET CASH PROVIDED BY OPERATING
          ACTIVITIES.........................    5,931,480    6,018,328    6,975,857    6,798,180
                                               -----------   ----------   ----------   ----------
Cash flows from investing activities:
  Additions to furniture and equipment cash
     reserve.................................   (1,060,163)  (1,042,536)  (1,422,747)  (1,191,992)
  Proceeds from disposal of equipment........        6,597       21,602       14,387        1,320
  Other additions to property and
     equipment...............................     (377,011)    (369,997)    (580,191)    (185,327)
  Additions to deferred costs................      (99,932)     (36,036)          --       (3,174)
  Acquisition of hotel property and
     equipment...............................           --           --           --   (4,370,000)
                                               -----------   ----------   ----------   ----------
       NET CASH USED IN INVESTING
          ACTIVITIES.........................   (1,530,509)  (1,426,967)  (1,988,551)  (5,749,173)
                                               -----------   ----------   ----------   ----------
Cash flows from financing activities:
  Scheduled payments on long-term debt.......     (790,448)    (758,780)  (1,154,357)  (1,261,238)
  Retirement of long-term debt...............           --   (1,972,977)  (1,972,977)          --
  Proceeds from long-term debt...............           --    2,274,441    2,294,309    4,658,000
  Advances from general partner..............       80,000      320,000      270,000           --
  Repayments of advances from general
     partner.................................     (280,000)    (119,514)    (128,065)     (50,000)
  Proceeds from installment note.............           --           --       18,943           --
  Extinguishment of long-term debt...........           --     (400,000)    (400,000)          --
  Deferred financing costs...................           --           --      (48,701)    (236,305)
  Partner contributions......................           --           --       20,117        1,000
  Distributions to partners..................   (3,857,979)  (3,396,794)  (3,396,794)  (2,282,115)
                                               -----------   ----------   ----------   ----------
       NET CASH PROVIDED (USED) BY FINANCING
          ACTIVITIES.........................   (4,848,427)  (4,053,624)  (4,497,525)     829,342
                                               -----------   ----------   ----------   ----------
Change in cash and cash equivalents..........     (447,456)     537,737      489,781    1,878,349
Cash and cash equivalents at beginning of
  period.....................................    7,173,679    6,683,898    6,683,898    4,805,549
                                               -----------   ----------   ----------   ----------
Cash and cash equivalents at end of period...  $ 6,726,223   $7,221,635   $7,173,679   $6,683,898
                                                ==========    =========    =========    =========
Additional disclosures:
  Interest paid..............................  $ 4,006,194   $4,162,088   $5,733,619   $5,378,476
                                                ==========    =========    =========    =========
  Additions to property and equipment from
     furniture and equipment cash reserve....  $ 1,058,613   $  955,968   $1,076,064   $  872,269
                                                ==========    =========    =========    =========

See accompanying notes to combined financial statements.

                 SIGNATURE INN CERTAIN AFFILIATED PARTNERSHIPS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1)  SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

     The financial statements present the combined balance sheets, and statement of operations, cash flows and partners' equity of 17 affiliated hotel limited partnerships managed by Signature Inns, Inc. that own 20 Signature Inn hotels. Signature Inns, Inc. is the general partner in each partnership with an ownership interest varying from 5% to 50%. All of the hotels began operations prior to 1994. The 20 hotels and their respective owners are as follows:

SIGNATURE INN HOTEL                 OWNER
-------------------                 -----
Fort Wayne                          Signature I Ltd. Limited Partnership
Castleton (Indianapolis)            Signature II Ltd. Limited Partnership
Lafayette                           Signature III Ltd. Limited Partnership
Muncie                              Signature IV Ltd. Limited Partnership
Northeast (Cincinnati)              Signature V Ltd. Limited Partnership
Indianapolis West                   Signature VI Ltd. Limited Partnership
Columbus                            Signature VII Ltd. Limited Partnership
Kokomo                              Signature VII Ltd. Limited Partnership
Evansville                          Signature VIII Ltd. Limited Partnership
Terre Haute                         Signature IX Ltd. Limited Partnership
Florence                            Signature X Ltd. Limited Partnership
Sharonville                         Signature X Ltd. Limited Partnership
Dayton                              Signature XI Ltd. Limited Partnership
South Bend                          Signature XII Ltd. Limited Partnership
Louisville                          Signature XIV Ltd. Limited Partnership
Indianapolis North                  Signature XVII Ltd. Limited Partnership
Bettendorf                          Signature XXI Ltd. Limited Partnership
Normal                              Peoria/Normal Signature Limited Partnership
Peoria                              Peoria/Normal Signature Limited Partnership
Knoxville                           Knoxville Signature Limited Partnership

Property and Equipment

     Property and equipment are recorded at cost and include assets leased under noncancelable agreements and construction loan interest and fees. Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows: 40 years for buildings, 15 to 20 years for land improvements and 3 to 10 years for furniture and equipment.

Deferred Costs

     Fees and other costs incurred in financing the hotels are amortized on the straight-line basis over the life of the respective mortgages. Loan fees of $48,502 in 1995 and $32,497 in 1994 were paid related to financings completed in 1995 and 1994, and unamortized loan fees of $12,668 in 1994 and relating to retired loans were written.

Cash and Cash Equivalents

     Cash and cash equivalents represent cash on deposit with banks and highly liquid short-term cash investments with original maturities of three months or less.

                 SIGNATURE INN CERTAIN AFFILIATED PARTNERSHIPS

Furniture and Equipment Cash Reserve

     Each partnership contributes 4% of gross receipts, as defined, to respective cash reserve accounts for refurbishings, replacements and major repair contingencies, with the exception of Signature XI which contributes $107,000 per year and Signature XVII which contributes $90,000 per year.

Income Taxes

     As each of the combined entities are partnerships, the allocated share of taxable income or loss is includable in the income tax returns of the partners; accordingly, income taxes are not reflected in the combined financial statements.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     Property and equipment is periodically evaluated to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of recorded value. If any property and equipment is considered impaired, a loss is provided to reduce the carrying value to its estimated fair value.

Financial Instruments

     The fair value of the $58,225,680 of long-term debt at December 31, 1995 is estimated to be $57,890,000 by discounting the future cash flow payments at rates which are believed to be currently available to the Partnerships for similar debt instruments of comparable maturities. The carrying amount of the advances from Signature Inns, Inc. approximate fair value because the interest rate on the advances changes with market interest rates. Since there is no market for instruments comparable to the note payable to Signature Inns, Inc. and the timing of future payments is contingent on cash flow, a reasonable estimate of the fair value of the note is not practicable without incurring excessive costs. The carrying amount of all other financial instruments approximate fair value because of the short-term maturity of these items.

(2)  LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                                    1995          1994
                                                                 -----------   -----------
     First mortgage loans......................................  $51,026,323   $51,638,649
     Other debt, primarily second mortgage loans...............    7,199,357     9,505,876
                                                                 -----------    ----------
                                                                  58,225,680    61,144,525
     Less current portion......................................    3,145,668     1,175,261
                                                                 -----------    ----------
                                                                 $55,080,012   $59,969,264
                                                                 ===========    ==========

     Each hotel is encumbered by a separate non-recourse first mortgage loan. The first mortgage loans generally require monthly payments of principal and interest and mature at varying dates through 2016. At December 31, 1995, the rates on the first mortgage loans ranged from 7.45% to 10.75%. The weighted average interest rate at December 31, 1995 and 1994 was 9.22% and 9.21%, respectively. Certain loans on three hotel properties require additional interest payments based on the cash flow of the related hotel. Three of the mortgage loans are related to economic development bonds which require the maintenance of a debt service fund before cash distributions can be made to the partners.

                 SIGNATURE INN CERTAIN AFFILIATED PARTNERSHIPS

     Other debt obligations, which primarily consists of second mortgage loans, have a weighted average interest rate at December 31, 1995 and 1994 of 8.25% and 8.95%, respectively, and mature through 2000.

     In 1995, Signature XXI Ltd. recognized an extraordinary gain of $1,835,952 in connection with the an early extinguishment of its second and third mortgages. During 1994, Peoria/Normal Signature retired certain obligations at a discount and recorded an extraordinary gain of $22,336.

     At December 31, 1995, aggregate scheduled maturities of all long-term debt over the next five years are as follows: 1996 -- $3,145,668; 1997 -- $3,795,767;
1998 -- $7,247,673; 1999 -- $21,031,377; and 2000 -- $658,537.

(3)  SIGNATURE INNS, INC.

     Signature Inns, Inc. receives 9% of defined gross revenue from each hotel for hotel management and franchise fees, with the exception of three hotels which pay a 4% franchise fee and a incentive management fee based on the achievement of defined operating income targets. Each Partnership pays an annual fee ranging from $3,000 to $7,000 for partnership accounting and related services. Each hotel contributes 3.5% of defined gross revenue to a cooperative advertising and reservation fund administered by Signature Inns, Inc.

     The advances from Signature Inns, Inc. bear interest at the prime rate plus 1.0% adjusted quarterly (9.75% and 9.5% at December 31, 1995 and 1994, respectively). Interest expense on the advances from Signature Inns, Inc. amounted to $64,358 and $47,524 in 1995 and 1994, respectively, and related accrued interest amounted to $4,803 and $2,445 at December 31, 1995 and 1994, respectively.

     In 1994, a Signature X Ltd. note payable to Signature Inns, Inc. of $3,038,045 was restructured, and the balance was reduced $2,377,361 resulting in an extraordinary gain from restructuring of $660,684. The restructured note is non-interest bearing and repayments are dependent on future cash flows of the partnership through maturity in 2004.

     Management and franchise fee payments to Signature Inns, Inc. from Signature XXI Ltd. are subordinate to payments on its first mortgage loan. In 1995 and 1994, management and franchise fees of $70,274 and $108,587, respectively, have been deferred until excess cash flow as defined in the debt agreement becomes available.

     P&N Corporation, a wholly-owned subsidiary of Signature Inns, Inc. owns 15% of the second mortgage loans on three hotels which totaled $546,700 at December 31, 1995.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
SIGNATURE INNS, INC.:

We have audited the accompanying statements of operations of Signature Northwestern Ltd. - I Limited Partnership for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Signature Northwestern Ltd. - I Limited Partnership for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Indianapolis, Indiana
February 16, 1996

              SIGNATURE NORTHWESTERN LTD. - I LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                         1995           1994
                                                                      ----------     ----------
Revenue:
  Room revenue......................................................  $1,464,094     $1,467,728
  Other hotel revenue...............................................      48,780         46,183
  Interest..........................................................      11,129          8,914
                                                                      ----------     ----------
                                                                       1,524,003      1,522,825
                                                                      ----------     ----------
Costs and expenses:
  Hotel operations..................................................     399,214        401,052
  Salaries and benefits.............................................     355,016        346,168
  Management fees (note 3)..........................................     127,906        129,030
  Advertising and reservations (note 3).............................      52,735         52,849
  Interest (note 2).................................................     486,284        472,712
  Loss on disposal of equipment.....................................       5,525             --
  Depreciation and amortization.....................................     135,076        131,444
                                                                      ----------     ----------
                                                                       1,561,756      1,533,255
                                                                      ----------     ----------
     NET LOSS.......................................................  $   37,753     $   10,430
                                                                      ==========     ==========

See accompanying notes to statements of operations.

              SIGNATURE NORTHWESTERN LTD. - I LIMITED PARTNERSHIP

                       NOTES TO STATEMENTS OF OPERATIONS

(1)  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

     Signature Northwestern Ltd. - I Limited Partnership (the "Partnership") was organized on December 31, 1984 between Signature Inns, Inc. and Northwestern National Life Insurance Company to operate as a franchisee of Signature Inns, Inc. In July 1985, the Partnership completed construction and began operating Signature Inn East in Indianapolis, Indiana.

     Signature Inns, Inc., the general partner, is responsible for the overall management and operation of the Partnership and received 30% of partner distributions until the limited partner's cumulative cash distributions equaled its original capital contributions in 1994. Subsequently, the general partner is to receive 50% of partner distributions until disposition and liquidation at which point it increases to 60%.

Property and Equipment

     Property and equipment are recorded at cost and include assets leased under noncancelable agreements and construction loan interest and fees. Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows: 40 years for buildings, 15 to 20 years for land improvements and 3 to 10 years for furniture and equipment.

Deferred Costs

     Fees and other costs incurred in financing the hotel are amortized on the straight-line basis over the life of the mortgage. Loan fees of $104,014 were paid in 1995 related to the new financing completed in 1995.

Cash and Cash Equivalents

     Cash and cash equivalents represent cash on deposit with banks and highly liquid short-term cash investments with original maturities of three months or less.

Furniture and Equipment Cash Reserve

     Cash reserves for refurbishings, replacements and major repair contingencies are established at amounts equal to 4% of gross receipts for 1995, as defined. Starting in 1996, monthly payments are to be equal to 4% of the prior year gross receipts, as defined. The monthly payment in 1996 is to be $5,036. Related expenditures are disbursed from this account.

Income Taxes

     As a partnership, the allocated share of taxable income or loss is includable in the income tax returns of the partners; accordingly, income taxes are not reflected in the Partnership's financial statements.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Financial Instruments

     The carrying amount of the long-term debt approximates its fair value because the interest rate approximates the current market interest rate. The carrying amounts of all other financial instruments approximate fair value because of the short-term maturity of these items.

              SIGNATURE NORTHWESTERN LTD. - I LIMITED PARTNERSHIP

(2)  LONG-TERM DEBT

     In December 1995, a mortgage loan of $2,662,800 and the related accumulated deferred interest note of $750,000, which required interest at 13.94%, were paid in full from the proceeds of a nonrecourse mortgage loan of $3,000,000. The new mortgage is secured by property and equipment and is payable in monthly installments of $27,476, including interest at a fixed rate of 9.25% to maturity at 2006.

     The aggregate maturities of long-term debt for each of the next five years range from $54,484 to $78,766.

(3)  SIGNATURE INNS, INC.

     The general partner receives management fees of 15% of house profits (gross revenue less operating expenses, as defined) and $3,000 for annual partnership accounting and related services. The Partnership contributes 3.5% of defined gross revenue to a cooperative advertising and reservation fund administered by the general partner.

------------------------------------------------------------
------------------------------------------------------------


     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SERIES A PREFERRED STOCK OR COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            -----
Prospectus Summary.........................     1
Risk Factors...............................     8
The Purchase Transactions..................    12
Use of Proceeds............................    13
Dividend Policy............................    14
Capitalization.............................    15
Selected Historical Financial Data.........    16
Selected Pro Forma Financial Data..........    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    19
Lodging Industry Overview..................    24
Business...................................    27
Management.................................    38
Principal Stockholders.....................    45
Market for the Registrant's Capital Stock
  and Related Stockholder Matters..........    46
Description of Capital Stock...............    47
Shares Eligible for Future Sale............    54
Certain Transactions.......................    55
Federal Income Tax Considerations..........    55
Underwriting...............................    58
Experts....................................    59
Legal Opinions.............................    59
Additional Information.....................    59
Index to Financial Statements..............   F-1


------------------------------------------------------------
------------------------------------------------------------

------------------------------------------------------------
------------------------------------------------------------


                                2,000,000 SHARES


                                      LOGO

                              SIGNATURE INNS, INC.

                      $            CUMULATIVE CONVERTIBLE


                           PREFERRED STOCK, SERIES A


                            ------------------------

                                   PROSPECTUS
                            ------------------------
                               MCDONALD & COMPANY
                                SECURITIES, INC.

                              J.C. BRADFORD & CO.


                                THE OHIO COMPANY


                                                , 1997


------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation of the Company provide that the Company shall indemnify any person who has or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no indemnification shall be made in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty to the Company. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company.

     Any such director, officer, employee or agent who has been wholly successful, on the merits or otherwise, with respect to any claim, suit or proceeding of the character described herein shall be entitled to indemnification as of right. Except as provided in the preceding sentence, any indemnification hereunder shall be made at the discretion of the Company, but only if the Board of Directors, acting by a quorum consisting of directors who are not parties to or who have been wholly successful with respect to such claim, action, suit or proceeding, shall find that the director, officer, employee or agent has met the standards of conduct set forth in the first sentence of this section. The directors may request independent legal counsel (who may be regular counsel of the Company) to deliver to it their written opinion as to whether such director, officer, employee or agent has met such standards.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses to be borne by the Company in connection with the Offering are as follows:

Registration Fee-Securities and Exchange Commission................................  $15,703
NASD Fee...........................................................................        *
Printing...........................................................................        *
Legal Expenses.....................................................................        *
Accounting Expenses................................................................        *
Blue Sky Expenses and Fees.........................................................        *
Mailing, Postage, Certificates and Subscription Agent Fees.........................        *
                                                                                     -------
  Total Expenses...................................................................  $     *
                                                                                     =======

---------------

* Will be provided by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The information set forth under the heading "Certain Transactions" in the Prospectus included in Part I of this Registration Statement is incorporated herein by reference. The management purchase transactions described therein were consummated in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

     The exhibits to this Registration Statement required under Item 601 of Regulation S-B are attached hereto together with an index of exhibits, listing the exhibits in the same order as called for under Item 601(b) of Regulation S-B.

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes that

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of that time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana on the 23rd day of December, 1996.



                                               SIGNATURE INNS, INC.
                                               By:  /s/ JOHN D. BONTREGER
                                               John D. Bontreger, President,
                                               Chief Executive Officer and
                                               Chairman of the Board
ATTEST:
 /s/ DAVID R. MILLER
David R. Miller, Secretary
Date: December 23, 1996



     Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities indicated on December 23, 1996.


                                               /s/ JOHN D. BONTREGER
                                               ---------------------------------------
                                               John D. Bontreger, President,
                                               Chief Executive Officer and
                                               Chairman of the Board

                                               /s/ MARK D. CARNEY
                                               ---------------------------------------
                                               Mark D. Carney, Vice President
                                               Finance, Chief Financial Officer
                                               and Director

                                               /s/ BO L. HAGOOD
                                               ---------------------------------------
                                               Bo L. Hagood, Vice President
                                               Hotel Operations and Director

                                               /s/ DAVID R. MILLER
                                               ---------------------------------------
                                               David R. Miller, Secretary and Director

                                               /s/ MARTIN D. BREW
                                               ---------------------------------------
                                               Martin D. Brew, Treasurer and
                                               Controller

                                               /s/ WILLIAM S. WATSON
                                               -----------------------------
                                               William S. Watson, Director

                                               /s/ RICHARD L. RUSSELL
                                               -----------------------------
                                               Richard L. Russell, Director

                                               /s/ STEPHEN M. HUSE
                                               -----------------------------
                                               Stephen M. Huse, Director

                                               /s/ RICHARD E. SHANK
                                               -----------------------------
                                               Richard E. Shank, Director

                                               /s/ GEORGE A. MORTON
                                               -----------------------------
                                               George A. Morton, Director

                               INDEX TO EXHIBITS


 EXHIBIT
   NO.
---------
      *1.   Form of Underwriting Agreement
      3.1   Amended and Restated Articles of Incorporation of Signature Inns, Inc.
      3.2   Code of Bylaws of Signature Inns, Inc.
     *4.1   Specimen Common Stock Certificate
     *4.2   Specimen Preferred Stock Certificate
      4.3   Form of Rights Agreement adopted by the Board of Directors of Signature Inns, Inc.
      *5.   Legality Opinion of Johnson Smith Pence Densborn Wright and Heath.
      *8.   Tax Opinion of Johnson Smith Pence Densborn Wright and Heath
     10.1   Form of Contract for Purchase of Real Estate to be used in connection with the
            Purchase Transactions.
     10.2   Employment Agreement between the Company and John D. Bontreger.
     10.3   Employment Agreement between the Company and Mark D. Carney.
     10.4   Employment Agreement between the Company and Bo L. Hagood.
     10.5   Employment Agreement between the Company and David R. Miller.
     10.6   Employment Agreement between the Company and Martin D. Brew.
     10.7   The Company's 1996 Equity Incentive Plan.
      21.   Subsidiaries of the Company.
     23.1   Consent of KPMG Peat Marwick LLP.
     23.2   The consent of Johnson Smith Pence Densborn Wright & Heath is included in its opinion filed as Exhibit 5 hereto.
      27.   Financial Data Schedule.


---------------

* To be filed by amendment.